UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
Paramount Global
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2024 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

Paramount

Message To Our Stockholders

Dear Stockholder:	April 22, 2024

You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Paramount Global (“we,” “us,” “our,” “Paramount” or the “Company”), which is scheduled to be held by live webcast at 9:00 a.m., Eastern Daylight Time, on Tuesday, June 4, 2024. Holders of Paramount Class A Common Stock are being asked to vote on the matters listed in the attached Notice of 2024 Annual Meeting of Stockholders.

The Annual Meeting webcast may be attended by company stockholders and others by visiting the following website at the designated time: www.virtualshareholdermeeting.com/PARA2024. Access to the website will begin at 8:45 a.m., Eastern Daylight Time, on June 4th, and we encourage stockholders and other attendees to access the Annual Meeting website prior to the meeting start time.

To be admitted to the Annual Meeting webcast at the website provided above, holders of Paramount Class A Common Stock and Paramount Class B Common Stock should enter the 16-digit control number found on their Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card, as applicable. Any others may attend the meeting as a guest by following the instructions provided on the Annual Meeting website.

As always, we encourage holders of Class A Common Stock to submit their proxy and vote their shares prior to the Annual Meeting. Class A stockholders may vote in advance of the meeting by telephone or through the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or in the attached 2024 Proxy Statement, or by returning a proxy card or voting instruction card if they received a printed copy of the proxy materials. Holders of Class A Common Stock may also vote during the Annual Meeting by following the instructions on the Annual Meeting website once they enter the meeting.

Holders of Class A Common Stock and Class B Common Stock may submit questions in advance of the meeting, from 9:00 a.m., Eastern Daylight Time, on May 22, 2024 until 5:00 p.m., Eastern Daylight Time, on May 29, 2024, by visiting www.proxyvote.com, entering their 16-digit control number and following the instructions. Holders of Class A Common Stock and Class B Common Stock may also submit questions during the meeting and will find instructions for doing so on the Annual Meeting website once they enter the meeting.

National Amusements, Inc., which as of April 12, 2024, beneficially owned shares of our Class A Common Stock representing approximately 77.4% of the voting power of Paramount’s common stock, has advised us that it intends to vote all of its shares of our Class A Common Stock in accordance with the recommendations of the Board of Directors on each of the items to be voted on in the attached Notice. Therefore, the determination of the voting items in accordance with the Board’s recommendations is assured.

If you have elected to receive printed copies of our proxy statements, annual reports and other materials relating to the Annual Meeting and want to elect to receive these documents electronically next year instead of by mail, please go to http://enroll.icsdelivery.com/para and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps to lower our costs and reduce the amount of paper mailed to your home.

We appreciate your interest in and support of Paramount and look forward to your participation at the Annual Meeting.

Sincerely,

Robert M. Bakish

President and Chief Executive Officer

Key Strategic and
Operational Highlights:

•  Paramount+ subscribers grew 21% year-over-year to 67.5 million at December 31, 2023. Paramount+ was the number one premium streaming service in domestic sign-ups and gross paid subscriber additions from its launch in March 2021 through the end of 2023 (according to subscription analytics firm Antenna). Pluto TV continues to be in more countries than any other free advertising-supported streaming television (FAST) service.

•  Paramount Pictures released five films in 2023 that debuted at number one at the domestic box office – Scream VI, Dungeons & Dragons: Honor Among Thieves, Transformers: Rises of the Beasts, Mission: Impossible – Dead Reckoning Part One and PAW Patrol: The Mighty Movie.

•  CBS finished the 2022-2023 broadcast season as America’s number one broadcast network in primetime for the 15th consecutive season, and in 2023-2024 the NFL on CBS delivered its most-watched regular season and postseason since the league returned to CBS in 1998.

•  Our cable portfolio provided four of the top five series among adults ages 18 to 34, while Nickelodeon delivered the number one preschool property among kids ages two to five in Paw Patrol and the number one animation property among kids ages two to 11 in SpongeBob in total television viewing minutes.

Notice of 2024 Annual Meeting of Stockholders

To Paramount Global Stockholders:

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Paramount Global (“we,” “us,” “our,” “Paramount” or the “Company”) will be held by live webcast at the date, time and website noted below. The close of business on April 12, 2024 has been fixed as the record date for determining the holders of shares of Paramount Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

The principal business of the Annual Meeting will be the consideration of the following matters:

1   The election of seven directors;

2   The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2024;

3   The amendment and restatement of the Company’s 2009 Long-Term Incentive Plan, primarily to increase the number of shares of our Class B Common Stock authorized for issuance under the plan;

4   The amendment and restatement of the Company’s Certificate of Incorporation, primarily to provide for officer exculpation under Delaware law;

5   A stockholder proposal, if properly presented at the meeting, requesting that our Board of Directors take steps to adopt a policy to require stockholder approval of certain “golden parachute” compensation packages;

6   A stockholder proposal, if properly presented at the meeting, requesting that the Company prepare and disclose a “transparency report” regarding its use of artificial intelligence; and

7   Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours by calling Investor Relations at 1-877-227-0787. In addition, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during the meeting by following the instructions on the Annual Meeting website once they enter the meeting.

By order of the Board of Directors,

Christa A. D’Alimonte

Executive Vice President, General Counsel and Secretary

April 22, 2024

Meeting Information Date and time: Tuesday, June 4, 2024 at 9:00 a.m. EDT Website: www.virtualshareholdermeeting.com/ PARA2024 Record date: Friday, April 12, 2024

PARAMOUNT GLOBAL

Nonqualified Deferred Compensation in 2023	65

Potential Payments Upon Termination and Certain Other Events	66
Pay Ratio	71

Pay Versus Performance	72

EQUITY COMPENSATION PLAN INFORMATION	75

ITEM 3 AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN, PRIMARILY TO INCREASE THE NUMBER OF SHARES OF OUR CLASS B COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN	76

ITEM 4 AMENDMENT AND RESTATEMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION, PRIMARILY TO PROVIDE FOR OFFICER EXCULPATION UNDER DELAWARE LAW	83

ITEM 5 STOCKHOLDER PROPOSAL, IF PROPERLY PRESENTED AT THE MEETING, REQUESTING THAT OUR BOARD OF DIRECTORS TAKE STEPS TO ADOPT A POLICY TO REQUIRE STOCKHOLDER APPROVAL OF CERTAIN “GOLDEN PARACHUTE” COMPENSATION PACKAGES	84

ITEM 6 STOCKHOLDER PROPOSAL, IF PROPERLY PRESENTED AT THE MEETING, REQUESTING THAT THE COMPANY PREPARE AND DISCLOSE A “TRANSPARENCY REPORT” REGARDING ITS USE OF ARTIFICIAL INTELLIGENCE	87

OTHER MATTERS	90

2025 ANNUAL MEETING OF STOCKHOLDERS	90

ANNEX A—AMENDED AND RESTATED 2009 LONG-TERM INCENTIVE PLAN	A-1

ANNEX B—AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	B-1

PARAMOUNT GLOBAL

Paramount Global

2024 Proxy Statement

Proxy Statement Highlights

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting.

2024 ANNUAL MEETING OF STOCKHOLDERS

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Paramount Global (“we,” “us,” “our,” “Paramount” or the “Company”) will be held by live webcast at the date, time and website noted below.

Date and time: Tuesday, June 4, 2024 at 9:00 a.m. EDT	Website: www.virtualshareholdermeeting.com/PARA2024	Record date: April 12, 2024

HOW TO VOTE

If you are a stockholder of record, you may vote during the Annual Meeting by following the instructions on the Annual Meeting website once you enter the meeting, or by proxy using any of the following methods:

By Internet: At www.proxyvote.com	By mail: If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the proxy card by mail.
By telephone: Call toll-free 1-800-690-6903

Votes submitted by Internet or phone must be received by 11:59 p.m., Eastern Daylight Time, on June 3, 2024. Votes submitted by mail must be received prior to the Annual Meeting. Please see “Voting and Solicitation of Proxies” for detailed voting instructions.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Item	Description	Board Vote Recommendation	Page Reference (for more detail)

1	The election of the seven nominated directors	FOR each of the director nominees	26

2	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2024	FOR	33

3	The amendment and restatement of the Company’s 2009 Long-Term Incentive Plan (the “LTIP”), primarily to increase the number of shares of our Class B Common Stock authorized for issuance under the plan	FOR	76

2024 PROXY STATEMENT 1

PROXY STATEMENT HIGHLIGHTS

Item	Description	Board Vote Recommendation	Page Reference (for more detail)

4	The amendment and restatement of the Company’s Certificate of Incorporation (the “Charter”), primarily to provide for officer exculpation under Delaware law	FOR	83

5	A stockholder proposal, if properly presented at the meeting, requesting that our Board of Directors take steps to adopt a policy to require stockholder approval of certain “golden parachute” compensation packages	AGAINST	84

6	A stockholder proposal, if properly presented at the meeting, requesting that the Company prepare and disclose a “transparency report” regarding its use of artificial intelligence	AGAINST	87

HOW TO SUBMIT QUESTIONS

Holders of Class A Common Stock and Class B Common Stock may submit questions in advance of the meeting, from 9:00 a.m., Eastern Daylight Time, on May 22, 2024 until 5:00 p.m., Eastern Daylight Time, on May 29, 2024, by visiting www.proxyvote.com, entering their 16-digit control number and following the instructions. Holders of Class A Common Stock and Class B Common Stock may also submit questions during the meeting and will find instructions for doing so on the Annual Meeting website once they enter the meeting.

BOARD AND GOVERNANCE HIGHLIGHTS

Board of Directors: Nominees for Election

Our seven director nominees are current members of our Board of Directors (the “Board of Directors” or “Board”) and, as a group, have extensive and diverse leadership and subject matter experience and knowledge that is important to us. Our nominees include five independent directors. Effective as of the Annual Meeting, the size of the Board will be reduced to seven directors.

Name	Age	Director Since	Career Highlights	Independent Director	Standing Committee Memberships

Shari E. Redstone†	70	1994	Chairperson, Chief Executive Officer and President of National Amusements, Inc. and Co-Founder and Managing Partner of Advancit Capital

Robert M. Bakish	60	2019	President and Chief Executive Officer, Paramount Global

Barbara M. Byrne	69	2018	Former Vice Chairman, Investment Banking at Barclays PLC	✓	AC*

Linda M. Griego	76	2007	President and Chief Executive Officer of Griego Enterprises, Inc.	✓	CC

Judith A. McHale	77	2019	President and Chief Executive Officer of Cane Investments, LLC	✓	AC; CC*

Charles E. Phillips, Jr.	64	2019	Co-Founder and Managing Partner of Recognize	✓	NG

Susan Schuman	65	2018	Executive Chair and Co-Founder of SYPartners LLC and Vice Chair of kyu Collective	✓	NG*

AC = Audit Committee

CC = Compensation Committee

NG = Nominating and Governance Committee

* = Committee Chair

† = Non-Executive Chair of the Board

2 PARAMOUNT GLOBAL

PROXY STATEMENT HIGHLIGHTS

Director Nominee Composition

EXECUTIVE COMPENSATION HIGHLIGHTS

Compensation Philosophy and Objectives

We designed our executive compensation programs to motivate and reward business success and to increase shareholder value, based on the following core objectives:

Pay for Performance Ensure plans provide reward levels that reflect variances between actual and desired performance results.	Flexible Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution.

Market Competitive Consider compensation programs of our peers in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to shareholders.

Focused on Shareholder Value

Align executives’ interests with shareholder

interests, with particular emphasis on creating

incentives that reward executives for consistently

increasing the value of Paramount.

2024 PROXY STATEMENT 3

PROXY STATEMENT HIGHLIGHTS

Pay for Performance

We believe that those executives with significant responsibility and a greater ability to influence our results should have a significant portion of their total compensation tied directly to business results, and we have continued to shift our executive compensation packages to further emphasize performance-based compensation that is aligned with our business and operational strategy. Accordingly, a high percentage of our named executive officers (“NEOs”) and other senior executives’ total target compensation is “at risk” – meaning that we do not intend for them to receive targeted pay amounts if performance does not meet expectations.

Consistent with this philosophy, our performance-based compensation programs provide for the opportunity to reward NEOs and other senior executives for contributing to annual financial and operational performance (through annual incentive programs) and stock price appreciation (through long-term equity incentives). The only fixed component of pay is annual base salary. Annual cash incentive awards and long-term equity incentive awards are subject to Company performance and/or stock price performance.

As illustrated below, approximately 90% of Mr. Bakish’s total target compensation as of December 31, 2023 was at risk and thus strongly linked to our results.

4 PARAMOUNT GLOBAL

Voting and Solicitation of Proxies

SOLICITATION OF PROXIES

A proxy is being solicited by our Board of Directors for use at the Annual Meeting. The close of business on April 12, 2024 is the record date for determining the record holders of our Class A Common Stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of our non-voting Class B Common Stock, par value $0.001 per share, are not entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

As of April 12, 2024, we had outstanding 40,702,775 shares of our Class A Common Stock, with each of such shares entitled to one vote, and 625,768,451 shares of our non-voting Class B Common Stock (together with our Class A Common Stock, our “Common Stock”).

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing to stockholders a printed copy of our proxy statement, annual report and accompanying letter to stockholders (the “proxy materials”), we intend to mail to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), which advises that the proxy materials are available on the Internet. We intend to commence our distribution of the Notice of Internet Availability on or about April 23, 2024. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review the proxy materials on the Internet.

Stockholders who receive a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability. Stockholders who currently receive printed copies of proxy materials and would like to receive future copies of these documents electronically instead of by mail should follow the instructions for requesting electronic delivery set forth in the “Other Matters” section of this proxy statement.

SUBMISSION OF PROXIES

Each of Robert M. Bakish, our President and Chief Executive Officer, and Christa A. D’Alimonte, our Executive Vice President, General Counsel and Secretary (the “proxy holders”), individually and with the power to appoint his or her substitute, has been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, in accordance with the recommendations of the Board as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

Holders of record of our Class A Common Stock as of April 12, 2024 may submit a proxy in the following ways:

•

By Internet: Holders of record may access www.proxyvote.com and follow the online instructions. The Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on June 3, 2024. You will need the control number from your Notice of Internet Availability (or, if you received a printed copy of the proxy materials, the proxy card) when you access the website.

•

By Telephone: Holders of record living in the United States or Canada may use any touch-tone telephone to call 1-800-690-6903 and follow the recorded instructions. The telephone proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on June 3, 2024. You will need the control number from your Notice of Internet Availability (or, if you received a printed copy of the proxy materials, the proxy card) when you call.

•

By Mail: Holders of record who received a printed copy of the proxy materials may complete, sign and date the proxy card and return it in the envelope provided, so that it is received prior to the Annual Meeting.

“Beneficial holders” (defined below) will receive voting materials, including instructions on how to vote, directly from their broker or other nominee as the holder of record.

Shares Held in our 401(k) Plan. Voting instructions relating to shares of our Class A Common Stock held in our 401(k) plan must be received no later than 11:59 p.m., Eastern Daylight Time, on May 30, 2024, so that the trustee of the plan

2024 PROXY STATEMENT 5

VOTING AND SOLICITATION OF PROXIES

(who votes the shares on behalf of the plan participants) has adequate time to tabulate the voting instructions. Shares held in the 401(k) plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted.

Voting Other than by Proxy. While we encourage holders of our Class A Common Stock to vote by proxy, holders of our Class A Common Stock (other than shares held in the 401(k) plan) also have the option of voting their shares during the Annual Meeting by following the instructions on the Annual Meeting website once they enter the meeting. Some holders of our Class A Common Stock hold their shares in “street name” through a broker or other nominee and are therefore known as “beneficial holders.” Beneficial holders should follow the voting instructions provided to them by their broker or other nominee in order to vote during the Annual Meeting.

REVOCATION OF PROXIES

A proxy may be revoked before the voting deadline (i) by sending written notice to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543, (ii) by timely submission (including telephonic or Internet submission as described above) of a proxy bearing a later date than the proxy being revoked or (iii) by voting during the Annual Meeting. Revocations made by telephone or through the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 3, 2024. Beneficial holders should follow the voting instructions provided to them by their broker or other nominee in order to revoke their proxy or change their vote.

Shares Held in our 401(k) Plan. Voting instructions relating to shares of our Class A Common Stock held in our 401(k) plan may be revoked prior to 11:59 p.m., Eastern Daylight Time, on May 30, 2024, by timely submission (including telephonic or Internet submission as described above) of revocation or of voting instructions bearing a later date than the voting instructions being revoked to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543.

QUORUM

Under our Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of our Class A Common Stock outstanding on the record date, present in person or represented by proxy at the Annual Meeting, will constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

The principal business of the Annual Meeting will be the consideration of the following matters:

1.	The election of the seven nominated directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm (“independent auditor”) for fiscal year 2024;

3.	The amendment and restatement of the Company’s LTIP, primarily to increase the number of shares of our Class B Common Stock authorized for issuance under the plan;

4.	The amendment and restatement of the Company’s Charter, primarily to provide for officer exculpation under Delaware law;

5.

A stockholder proposal, if properly presented at the meeting, requesting that our Board of Directors take steps to adopt a policy to require stockholder approval of certain “golden parachute” compensation packages; and

6.	A stockholder proposal, if properly presented at the meeting, requesting that the Company prepare and disclose a “transparency report” regarding its use of artificial intelligence.

The Board recommends a vote FOR matters 1, 2, 3 and 4, and AGAINST matters 5 and 6.

The affirmative vote of the holders of a majority of the aggregate voting power of our Class A Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting is required to elect each of the nominated directors and to determine each of the remaining voting items, other than Item 4. The affirmative vote of the holders of a majority of our Class A Common Stock outstanding on the record date is required to approve the amendment and restatement of our Charter (Item 4). An abstention with respect to any voting item will have the effect of a vote against such item.

6 PARAMOUNT GLOBAL

VOTING AND SOLICITATION OF PROXIES

Under the listing rules of the Nasdaq stock market (“Nasdaq”), a broker or other nominee holding shares of our Class A Common Stock on behalf of a beneficial holder may not be permitted to exercise voting discretion with respect to some matters to be acted upon at stockholders’ meetings. Therefore, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder’s shares may not be voted on those matters and a broker non-vote will occur. Under the Nasdaq listing rules, brokers or nominees may vote on Item 2, but not on Items 1, 3, 4, 5 and 6, if they do not receive instructions from the beneficial holder of the shares held in street name. A broker non-vote is not treated as a vote on, and will therefore have no effect on the voting results for, Items 1, 3, 5 and 6. A broker non-vote on Item 4 will have the effect of a vote against Item 4.

As of April 12, 2024, National Amusements, Inc. (“National Amusements”) beneficially owned, directly and indirectly through a wholly-owned subsidiary, approximately 77.4% of our outstanding Class A Common Stock and approximately 9.5% of our outstanding Class A Common Stock and Class B Common Stock on a combined basis. Shari Redstone, Chairperson, Chief Executive Officer and President of National Amusements, is our non-executive Board Chair. National Amusements has advised us that it intends to vote all of its shares of our Class A Common Stock in accordance with the recommendations of the Board on all of the voting items. Such action by National Amusements will be sufficient to constitute a quorum and to determine the outcomes of each of the voting items in accordance with the Board’s recommendations.

HOW TO SUBMIT QUESTIONS

Holders of Class A Common Stock and Class B Common Stock may submit questions in advance of the meeting, from 9:00 a.m., Eastern Daylight Time, on May 22, 2024 until 5:00 p.m., Eastern Daylight Time, on May 29, 2024, by visiting www.proxyvote.com, entering their 16-digit control number and following the instructions. Holders of Class A Common Stock and Class B Common Stock may also submit questions during the meeting and will find instructions for doing so on the Annual Meeting website once they enter the meeting.

COST OF PROXY SOLICITATION AND INSPECTOR OF ELECTION

We will pay the cost of the solicitation of proxies, including the preparation, printing and mailing of the Notice of Internet Availability and the proxy materials. We will furnish copies of the Notice of Internet Availability and, if requested, the proxy materials to banks, brokers, fiduciaries and custodians that hold shares on behalf of beneficial holders so that they may forward the materials to the beneficial holders.

American Election Services, LLC will serve as the independent inspector of election for the Annual Meeting.

MAILING ADDRESS

Our mailing address is 1515 Broadway, New York, NY 10036.

2024 PROXY STATEMENT 7

Corporate Governance

Our corporate governance practices are established and reviewed by our Board of Directors. The Board, with assistance from its Nominating and Governance Committee, regularly assesses our governance practices in light of legal and regulatory requirements, input from our stakeholders and governance best practices. In several areas, our practices go beyond the requirements of the Nasdaq listing rules. For example, despite being a “controlled company” (i.e., a company of which more than 50% of the voting power is held by an individual or another company), we have a majority of independent directors on our Board and entirely independent Board committees, including an independent Compensation Committee and an independent Nominating and Governance Committee, although not required for controlled companies under the Nasdaq listing rules. Our Audit Committee is also entirely independent.

Our principal governance documents are as follows:

•	Corporate Governance Guidelines

•	Board Committee Charters:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Global Business Conduct Statement

•	Supplemental Code of Ethics for Senior Financial Officers

These documents are available on the “Investors—Corporate Governance & ESG” page of our website at ir.paramount.com, and copies of these documents may be requested by writing to Investor Relations, Paramount Global, 1515 Broadway, New York, New York 10036. We encourage our stockholders to read these documents, as we believe they illustrate our commitment to good governance practices. Certain key provisions of these documents are summarized below.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines (the “Guidelines”) set forth our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board, director qualifications and the roles of the Board Committees. The Guidelines are periodically reviewed and updated as needed. The Guidelines provide, among other things, that:

•

A majority of the members of the Board must be independent of the Company, as independence is determined under the Nasdaq listing rules, by the SEC and under the additional standards set forth in the Guidelines;

•	Each of our Committees must be comprised entirely of independent directors;

•	Separate executive sessions of the non-management directors and independent directors must be held a minimum number of times each year;

•

The Board, acting on the recommendation of the Nominating and Governance Committee, will determine whether a director candidate’s service on more than three other public company boards of directors is consistent with service on our Board;

•	Director compensation will be established in light of the policies set forth in the Guidelines;

•

Within three years of joining the Board, directors are expected to own shares of our Common Stock having a market value of at least five times the annual cash retainer paid to them, in accordance with the Guidelines;

•	Director tenure and retirement will be considered on a case-by-case basis depending on factors such as the director’s age, experience, qualifications, performance and history of service on the Board;

•	Each of the Board and its Committees will hold an annual self-evaluation to assess its effectiveness; and

•

The Compensation Committee and the Nominating and Governance Committee will together review, at least annually, management succession planning and report to the non-management directors on these reviews.

8 PARAMOUNT GLOBAL

CORPORATE GOVERNANCE

BOARD COMMITTEE CHARTERS

Each standing Board Committee operates under a written charter that has been adopted by the Board. We have three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Committee charters set forth the purpose, objectives and responsibilities of the respective Committee and discuss matters such as Committee membership requirements, number of meetings and the setting of meeting agendas. The charters are required to be assessed annually, in accordance with the Guidelines, and are updated as needed. More information on the Committees, their respective roles and responsibilities and their charters can be found under “Our Board of Directors — Board Committees.”

GLOBAL BUSINESS CONDUCT STATEMENT

Our Global Business Conduct Statement (“BCS”) sets forth our standards for ethical conduct required of all of our directors and employees. The BCS is available on the “Investors—Corporate Governance & ESG” page of our website at ir.paramount.com and on our intranet sites. As part of our compliance and ethics program, we distribute the BCS to our employees and directors and administer an online BCS training program. Directors and full-time employees are required to certify as to their compliance with the BCS and, on an ongoing basis, disclose any potential conflicts of interest. The BCS addresses, among other things, topics such as:

•	Compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	Conflicts of interest, including the disclosure of potential conflicts to the Company;

•	Confidentiality, insider information and trading, and fair disclosure;

•	Financial accounting and improper payments;

•	Our commitment to providing equal employment opportunities and a discrimination- and harassment-free workplace environment;

•	Fair dealing and relations with competitors, customers and suppliers;

•	Health, safety and the environment; and

•	Political contributions and payments.

The BCS provides numerous avenues for employees to report potential violations of the BCS or other matters of concern, whether anonymously or with attribution. These avenues include domestic and international telephone hotlines and an affiliated website, as well as providing for direct submission of reports to our compliance officers and lawyers. The BCS also provides that we prohibit retaliation against anyone who makes a good faith report of a potential violation of the BCS.

Waivers of the BCS for our executive officers or directors, if any, are disclosed on our website at ir.paramount.com or by Form 8-K filed with the SEC.

SUPPLEMENTAL CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The Supplemental Code of Ethics is applicable to our President and Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. The Supplemental Code of Ethics addresses matters specific to those senior financial positions in the Company, including responsibility for the disclosures made in our filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within the Company. The senior financial officers are also required to comply with the BCS.

Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on our website at ir.paramount.com or by Form 8-K filed with the SEC.

2024 PROXY STATEMENT 9

Our Environmental, Social and Governance (ESG) Strategy

Paramount is committed to responsible and sustainable business practices, which strengthen our ability to innovate and better serve our partners, audiences and stockholders. We continue to expand upon our environmental, social and governance (“ESG”) strategy, with the goal of transparently managing and communicating our most material ESG impacts and initiatives.

We are committed to implementing and tracking progress against goals that will position us as a leader in ESG and sustainability. This commitment informs our work to integrate ESG into the way we do business and better understand our ESG impacts as a company and across our global brands.

HOW WE MANAGE ESG

Our commitment to ESG starts at the top, with our Board of Directors and senior leadership. The Nominating and Governance Committee of the Board has direct oversight of our handling of ESG matters and regularly considers ESG-related matters at its meetings.

We have a team dedicated to driving our ESG strategy forward and overseeing our annual reporting and responses to ESG inquiries and assessments, which is led by a steering committee that includes our Chief Executive Officer, Chief Financial Officer and General Counsel. We have prioritized transparency and disclosure, particularly of our most material ESG impacts.

Our ESG strategy consists of three pillars: On-Screen Content and Social Impact; Workforce and Culture; and Sustainable Production and Operations. Each of these pillars captures important parts of our business and the way we operate. As we develop and publish ESG goals in each area, we will continue to ensure these goals are relevant to our business, audiences and shareholders.

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OUR ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) STRATEGY

OUR ESG COMMUNICATIONS

Paramount’s ESG Reports, published annually since 2020, provide our stakeholders with a comprehensive overview of our sustainability strategy and progress. The foundation for our ESG strategy is our 2020 Company-wide ESG materiality assessment, which identified the most important ESG-related risks and opportunities across our business globally. Our reports highlight progress toward the Company’s ESG goals, year-over-year workforce and environmental impact data, and information regarding our efforts to advance diversity and inclusion in front of and behind the camera through the Company’s Office of Global Inclusion and global Content for Change initiative. To learn more about our diversity initiatives, please visit www.paramount.com/inclusion.

Our latest ESG Report, published in September 2023, provides additional information on how the Company engages with its internal and external stakeholders to better understand and address the ESG challenges and opportunities of greatest interest to these groups.

In 2024, we are piloting and expanding ESG initiatives across various brands and business units. We will continue to leverage our ESG governance structure to enhance the management of our most material environmental and social impacts. To learn more about Paramount’s ESG efforts and to view our materiality assessment and ESG reports, please visit: www.paramount.com/sustainability.

OUR POLICIES AND PRACTICES CONCERNING POLITICAL ACTIVITY

We believe that civic engagement and participation in the political process are important to our business, our stakeholders and our country. Public policy decisions often have a significant impact on our business, and we believe that being involved in the political process is important to our success. We participate in the political process to promote our interests and business objectives without regard to the personal political beliefs of our employees or our directors. We support candidates seeking elected office at all levels of government who can help advance policies important to Paramount’s business, including those related to intellectual property, copyright, tax and foreign trade.

We believe that our governance practices regarding Company political activity are robust and that our current disclosures allow stockholders and other stakeholders to understand these priorities and practices. Our Nominating and Governance Committee periodically reviews our policies and practices regarding political expenditures and contributions.

Our BCS applies to all Paramount employees and directors and contains policies governing political contributions, lobbying and personal political activities. Compliance with the BCS is overseen by our Compliance team and, with respect to the policies relating to political activities, our Government Relations team. Our Audit Committee is responsible for reviewing the BCS at least biennially. As noted below, all political contributions and activities by Paramount must be approved in advance by Paramount’s Government Relations Office.

Our public policy advocacy, political contributions and support of trade associations promote our business objectives and are described in our ESG Report, which allows our stockholders and other stakeholders to evaluate our positions for consistency with Company goals and stockholder interests.

State & Local Contributions; Ballot Measures. Where permitted by law, we may contribute directly to state and local candidates, state party committees and other state and local political entities, and ballot measure committees. All such Company contributions must be approved in advance by our Government Relations Office. The contributions are disclosed under applicable laws requiring recipients to provide the source, date and amount of such contributions. State and local contributions to candidates and party committees are also publicly available on the websites of the relevant state agencies.

Independent Expenditures; 501(c)(4) Organizations; 527 Committees. While companies are permitted by law to engage in independent expenditures or electioneering communications to advocate for the election or defeat of federal, state or local candidates, we do not engage directly in such activity at this time. We also do not make donations to 501(c)(4) organizations or 527 Committees at this time. To the extent that we make such contributions, they must be approved in advance by our Government Relations Office.

Political Action Committee. As permitted by U.S. law, we have created the Paramount Global Political Action Committee (the “Paramount PAC”) to collect employee donations to contribute to federal candidates and other committees regulated by the Federal Election Commission (the “FEC”). Contributions to federal candidates and committees are made only through the Paramount PAC, in accordance with FEC regulations, and all contributions are managed by our Government Relations Office. To provide funding for the Paramount PAC, we periodically solicit voluntary contributions from eligible

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OUR ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) STRATEGY

employees. We fully disclose all Paramount PAC activity on reports filed with the FEC, which are publicly available on the FEC’s website at https://www.fec.gov./data/committee/C00167759/. The Paramount PAC does not contribute to state or local candidates and committees.

Political Expenditures by Trade Associations. We are a member of certain trade associations and coalitions, such as the Motion Picture Association, NCTA – the Internet & Television Association, and the National Association of Broadcasters, that assist us in achieving our long-term strategic goals. Some of these associations and coalitions engage in lobbying and policy advocacy. Payments to these organizations, including trade association dues, do not imply our agreement with or endorsement of their activities, positions or expenditures. We do not know and do not control the portion of our payments that may be used by these organizations for political contributions.

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Our Board of Directors

Our Board is currently comprised of 11 members: Robert M. Bakish, Barbara M. Byrne, Linda M. Griego, Robert N. Klieger, Judith A. McHale, Dawn Ostroff, Charles E. Phillips, Jr., Shari E. Redstone, Susan Schuman, Nicole Seligman and Frederick O. Terrell.

MEETINGS OF THE BOARD

During 2023, the Board held 17 meetings, and each of our directors attended at least 75% of the meetings of the Board and Board Committees on which such director served.

In addition to Board and Committee meetings, directors are expected to attend the Annual Meeting and all of our directors attended our 2023 Annual Meeting of Stockholders.

In accordance with the Guidelines and, with respect to the independent director sessions, the Nasdaq listing rules, the non-management directors meet separately without directors who are Company employees, and the independent directors meet separately without directors who are not independent as determined by the Board – in each case, at least two times each year and at such other times as they deem appropriate. The independent Chair of the Nominating and Governance Committee presides at meetings of the independent directors.

DIRECTOR INDEPENDENCE

Our Guidelines provide that a majority of our directors must be independent of the Company, as “independence” is defined in the Nasdaq listing rules, by the SEC and under the additional standards set forth in the Guidelines. The Nasdaq listing rules set forth six “bright-line” tests that require a finding that a director is not independent if the director fails any of the tests. A Paramount director will not be independent if any of the following relationships exist:

•	The director is, or has been within the last three years, an employee of Paramount;

•	A family member of the director is, or has been within the last three years, an executive officer of Paramount;

•

The director has received, or a family member of the director has received, during any 12-month period within the last three years, more than $120,000 in compensation from Paramount, other than compensation for Board or Committee service, compensation paid to a family member of the director who is an employee (other than an executive officer) of Paramount, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•

The director is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on Paramount’s audit at any time during any of the past three years;

•

The director is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Paramount have served on the compensation committee of such other entity; or

•

The director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Paramount made, or from which Paramount received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in Paramount’s securities or payments under non-discretionary charitable contribution matching programs.

For this purpose, “family member” means the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

In addition, the Nasdaq listing rules provide that a director is not independent unless the Board affirmatively determines that the director has no relationship that would impair his or her independence, which we refer to as a “material relationship.”

The Guidelines set forth categorical standards to assist the Board in determining what constitutes a “material relationship” with the Company. Generally, under these categorical standards, the following relationships are deemed not to be material:

•

The types of relationships identified by the Nasdaq listing rules’ “bright-line” tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but fewer than five years ago);

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OUR BOARD OF DIRECTORS

•

A relationship whereby the director has received, or a family member of the director has received for service as an executive officer, $120,000 or less in direct compensation from us during any 12-month period within the last three years, absent other circumstances; and

•	A relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

(i)

a company that made payments to, or received payments from, us for property or services in an amount that, in each of the last three fiscal years, is less than 2% of such company’s annual consolidated gross revenues;

(ii)	a company that is either indebted to us or a creditor of ours in an amount that is less than 2% of such company’s total consolidated assets; and

(iii)	a tax-exempt organization that received contributions from us in the prior fiscal year in an amount less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

For relationships that exceed the thresholds in (ii) and (iii) described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the Nasdaq listing rules or described in the Guidelines will not, by themselves, cause an otherwise independent director to be considered not independent. However, the Board may determine that a director is not independent for any reason it deems appropriate.

In April 2024, the Nominating and Governance Committee reviewed the independence of our current directors to determine its recommendation regarding which of them meet the independence standards outlined above. The Board, based on its review and the recommendation of the Nominating and Governance Committee, determined that eight of our 11 directors – Mses. Byrne, Griego, McHale, Ostroff, Schuman and Seligman and Messrs. Phillips and Terrell – are independent. The directors who were not determined to be independent are Ms. Redstone and Messrs. Bakish and Klieger.

During its review, in determining that the directors named above are independent, the Board considered that we have, in the ordinary course of business, during the past three years, sold products and services to, and/or purchased products and services from, companies and other entities, of which certain directors are executive officers, principals or employees, and made contributions to a tax-exempt organization of which a director’s immediate family member is an executive officer. The Board determined that all of these transactions were within the parameters for relationships deemed to be immaterial under the Guidelines.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is currently comprised of the following:

•	A non-executive Chair of the Board;

•	Our President and Chief Executive Officer; and

•	Nine other directors, eight of whom are independent.

In addition to having a majority independent Board, the Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In support of the independent oversight of management, the non-management directors and, separately, the independent directors routinely hold executive sessions without management present, and Board members have regular access to management across the Company between meetings.

Our Non-Executive Chair of the Board, Shari E. Redstone, presides at all meetings of the Board. Under the Guidelines, her responsibilities also include, together with the Chief Executive Officer and the independent Chair of the Nominating and Governance Committee, developing and approving agendas for Board meetings. The Board believes that Ms. Redstone’s role appropriately reflects both her breadth of experience in the entertainment industry and her ownership position in and role at National Amusements.

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OUR BOARD OF DIRECTORS

BOARD RISK OVERSIGHT

Board of Directors

Our Board of Directors has overall responsibility for the oversight of our risk management processes. The Board carries out its oversight responsibility directly and through the delegation to its Committees of responsibilities related to the oversight of certain risks.

Committees of the Board

Audit Committee

The Audit Committee is responsible for reviewing our processes and policies with respect to risk assessment, risk management and risk acceptance and receives reports from our Chief Audit Executive on the Company’s strategic risk management program. The Committee regularly discusses risks as they relate to its review of our financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, and the performance of the internal audit function, among other responsibilities set forth in the Committee’s charter. PricewaterhouseCoopers LLP (“PwC”), our independent auditor, attends Committee meetings and participates in these discussions. The Audit Committee receives regular reports:

• from our Chief Financial Officer and the Chief Accounting Officer on the integrity of internal control over financial reporting;

• from our Chief Technology Officer and our Chief Information Security Officer on our information security program and the management of cybersecurity risk;

Compensation Committee

The Compensation Committee adopts and periodically assesses the Company’s compensation philosophy, strategy and principles, and monitors risks associated with the design and administration of our performance-based and other compensation programs, to promote an environment that does not encourage unnecessary and excessive risk-taking by our employees. The Committee also reviews risks related to human capital resources, including pay equity, management succession planning (in conjunction with the Nominating and Governance Committee) and the depth of our senior management. ClearBridge Compensation Group LLC (“ClearBridge”), the Committee’s independent compensation consultant, attends Committee meetings and participates in these discussions.

Nominating and

Governance Committee

The Nominating and Governance Committee is responsible for the review of the following risk management processes at the Company: business continuity planning, disaster recovery, crisis management, management succession planning (in conjunction with the Compensation Committee), significant issues impacting our culture and reputation, the Company’s handling of ESG matters and policies and practices regarding our political expenditures and contributions. The Committee also oversees risk as it relates to monitoring developments in law and practice with respect to our corporate governance processes and in reviewing related person transactions.

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OUR BOARD OF DIRECTORS

• from our Chief Audit Executive on internal audit activities and our internal audit plan for the upcoming fiscal year, the scope of which is to determine the adequacy and function of our risk management, control and governance processes;

• from our General Counsel on employee investigations and our insurance program; and

• from our Chief Compliance Officer on compliance activities.

For additional information on the Committees’ functions, see “Board Committees.”

Each of these Committees reports regularly to the Board on these risk-related matters, among other items within its purview.

On a regular basis, the Board engages in discussions (which include both internal and external experts) that assist the Board and management in preparing and implementing strategic initiatives. The Board receives regular reports from management that include matters affecting our risk profile, including operations reports from the Chief Executive Officer and from division heads, all of which include strategic and operational risks; reports from the Chief Financial Officer on financial results and projections, credit and liquidity risks and investor relations matters; and reports from the General Counsel on legal and regulatory risk and material litigation.

Outside of formal meetings, Board members have regular access to executives, including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel and the Chief People Officer. The Committee and management reports and real-time management access collectively provide the Board with integrated insight on our management of risks.

INFORMATION SECURITY AND CYBERSECURITY

The Audit Committee oversees our processes and policies with respect to information security and cybersecurity and, as described above, receives regular reports from the Chief Technology Officer and Chief Information Security Officer. We also maintain a Cyber Liability insurance program. Additional information about our information security program and the management of cybersecurity risk is available in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our ESG Report on our website at www.paramount.com/sustainability.

BOARD COMMITTEES

The following chart sets forth the current membership of each standing Board Committee. The Board reviews and determines the membership of the Committees at least annually.

Committee	Members

Audit Committee	Barbara M. Byrne, Chair Judith A. McHale Nicole Seligman Frederick O. Terrell

Compensation Committee	Judith A. McHale, Chair Linda M. Griego Nicole Seligman

Nominating and Governance Committee	Susan Schuman, Chair Dawn Ostroff Charles E. Phillips, Jr.

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OUR BOARD OF DIRECTORS

During 2023, the Audit Committee held eight meetings, the Compensation Committee held 12 meetings and the Nominating and Governance Committee held six meetings. Information about these Committees, including their respective roles and responsibilities and charters, is set forth below.

Audit Committee

The Audit Committee Charter provides that the Audit Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee must have at least one “audit committee financial expert” and one member who is “financially sophisticated” (each as described below), and all Committee members must be able to read and understand fundamental financial statements. The Committee holds at least five regular meetings each year, and it meets separately throughout the year with the independent auditor, our Chief Financial Officer, our Chief Accounting Officer, our General Counsel, our Chief Compliance Officer and our Chief Audit Executive.

The Committee has the power to delegate its authority and duties to subcommittees or individual members of the Committee, as well as to retain outside advisors, in its sole discretion. The Committee has the sole authority to retain and terminate any such advisors and to review and approve such advisors’ fees and other retention terms.

The Committee is responsible for the following, among other things:

•	Reviewing our processes and policies with respect to risk assessment, risk management and risk acceptance;

•

The appointment, retention, termination, compensation and oversight of our independent auditor, including reviewing with the independent auditor and management the scope of the audit plan and audit fees;

•	Reviewing our financial statements and related disclosures, including with respect to internal control over financial reporting;

•	Oversight of our internal audit function;

•	Oversight of our process and policies with respect to information security and cybersecurity; and

•	Oversight of our compliance with legal and regulatory requirements.

For additional information on the Committee’s role and its oversight of the independent auditor during 2023, see “Report of the Audit Committee.”

Audit Committee Financial Experts. The Board has determined that each of Ms. Byrne, the Chair of the Audit Committee, Ms. McHale and Mr. Terrell is “financially sophisticated” under Nasdaq listing rules and qualifies as an “audit committee financial expert” as defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Compensation Committee

The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors and also “non-employee directors” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee holds at least four regular meetings each year, and it regularly meets separately at these meetings with its independent compensation consultant and our Chief People Officer.

The Committee has the power to delegate its authority and duties to subcommittees or individual members of the Committee, as well as to retain a compensation consultant and other outside advisors, as it deems appropriate and in accordance with applicable laws and regulations. The Committee has the sole authority to retain and terminate any such advisors and to review and approve such advisors’ fees and other retention terms.

The Committee is responsible for the following, among other things:

•	Adopting and periodically reviewing our compensation philosophy, strategy and principles regarding the design and administration of our compensation programs;

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OUR BOARD OF DIRECTORS

•

Reviewing and approving the total compensation packages and the material terms of any new employment, consulting, supplemental retirement and severance arrangements for our executive officers and other senior executives identified by the Committee at least annually after consultation with members of management (collectively, the “specified employees”);

•	Overseeing the administration of our incentive compensation plans and equity-based compensation plans;

•	Reviewing key management succession planning (in conjunction with the Nominating and Governance Committee) as contemplated by the Guidelines;

•	Overseeing an annual risk assessment of our compensation programs; and

•	Overseeing the administration of our clawback policy for senior executives.

Consideration and Determination of Executive Compensation. The Compensation Committee reviews all components of the specified employees’ compensation, including base salary, annual and long-term incentives and other compensatory arrangements. In approving compensation for the specified employees, the Committee considers the input and recommendations of the Chief Executive Officer, the Chief People Officer and any other executive officers to whom those executives report. As described below, the Compensation Committee also considers the input from its independent compensation consultant in making decisions on compensation matters.

The Committee reviews and approves goals and objectives relevant to the compensation of the President and Chief Executive Officer and, together with the Nominating and Governance Committee, annually evaluates his performance in light of those goals and objectives, after considering the input of the non-management directors. The results of this evaluation are then reported to the non-management directors. The Compensation Committee sets the compensation of our President and Chief Executive Officer, taking this evaluation into account, and reports to the Board on this process.

As authorized by its Charter, the Committee has delegated to the President and Chief Executive Officer limited authority to grant long-term incentive awards under our long-term incentive plan to executives who are not specified employees, in connection with their hiring, promotion or contract renewal and to modify certain terms of outstanding equity grants in some post-termination scenarios, as discussed in the “Compensation Discussion and Analysis” section. Any use of this delegated authority is reported to the Committee at its next regularly scheduled meeting.

Our processes and procedures for the consideration of executive compensation and the role of our executive officers in determining or recommending the amount or form of executive compensation are more fully described in the “Compensation Discussion and Analysis” section.

The Committee currently retains independent compensation consulting firm ClearBridge to provide expert compensation advice to the Committee in its review of senior executive and other employee compensation. The Committee has the sole authority to retain and terminate the independent compensation consultant and to review and approve the firm’s fees and other retention terms. The Committee maintains a policy requiring that its independent compensation consultant not provide services to the Company other than (i) its services to the Committee and (ii) its services to the Company with respect to the evaluation of non-employee director compensation. ClearBridge did not provide any other services to the Company in 2023. In furtherance of the Committee’s review of our senior executive compensation, the independent consultant examines the compensation practices at companies with which we compete for senior executive talent, including those companies engaged in similar business activities and other publicly-traded U.S. companies, and provides other analysis, as more fully described in the “Compensation Discussion and Analysis” section. In April 2024, the Compensation Committee assessed the independence of ClearBridge and determined that the firm’s work for the Committee did not raise any conflicts of interest.

Nominating and Governance Committee

The Nominating and Governance Committee’s Charter provides that the Nominating and Governance Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee holds at least three regular meetings each year.

The Committee has the power to delegate its authority and duties to subcommittees or individual members of the Committee, as well as to retain outside advisors, in its sole discretion. The Committee has the sole authority to retain and terminate any such advisors and to review and approve such advisors’ fees and other retention terms.

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OUR BOARD OF DIRECTORS

The Committee is responsible for the following, among other things:

•	Identifying and recommending to the Board nominees for election to the Board and reviewing the composition of the Board as part of this process;

•	Overseeing all aspects of our corporate governance initiatives, including regular assessments of our principal governance documents;

•	Establishing criteria and processes for the annual self-evaluations of the Board and its Committees;

•	Making recommendations to the Board on director compensation matters;

•	Monitoring developments in the law and practice of corporate governance;

•	Developing and recommending items for Board meeting agendas;

•	Reviewing key management succession planning (in conjunction with the Compensation Committee) as contemplated by the Guidelines;

•	Reviewing transactions between us and related persons;

•	Overseeing and monitoring significant issues impacting our culture and reputation, as well as our handling of ESG matters;

•	Periodically reviewing our policies and practices regarding political expenditures and contributions; and

•	Reviewing the following additional risk management processes and policies at the Company: business continuity planning, disaster recovery and crisis management.

Consideration and Determination of Director Compensation. The Committee annually reviews and recommends for the Board’s consideration the form and amount of compensation for “Outside Directors,” who are directors who are not employees of us or any of our subsidiaries. Only Outside Directors are eligible to receive compensation for serving on the Board, as more fully described in “Director Compensation.”

In accordance with the Guidelines and its Charter, the Committee is guided by three principles in its review of Outside Director compensation: Outside Directors should be fairly compensated for the services they provide to us, taking into account, among other things, the size and complexity of our business and compensation paid to directors of comparable companies; Outside Directors’ interests should be aligned with the interests of stockholders; and Outside Directors’ compensation should be easy for stockholders to understand. Final director compensation determinations are made by the Board.

2024 Director Nomination Process. In connection with the 2024 director nomination process, the Nominating and Governance Committee reviewed the current composition of the Board in light of the considerations set forth in its Charter and our Guidelines related to Board composition. In addition, the Committee considered input received from the Board members on Board composition, the directors’ qualifications and any special circumstances that the Committee deemed to be important in its determination. After taking these considerations into account, the Committee determined to recommend to the Board that each of the director nominees set forth in “Item 1 — Election of Directors” be nominated to stand for election at the 2024 Annual Meeting.

Board Diversity. The Committee considers diversity as part of its review of the composition of the Board. The Committee considers diversity to be a broadly defined concept that takes into account professional experience, gender and ethnicity, among other characteristics. Multiple industries and areas of expertise are represented on the Board, including entertainment and media, banking, legal, technology, information security and management consulting. Additionally, distinguished contributors to governmental and not-for-profit organizations also serve on the Board. Multiple professions are represented among the directors, including current and past experience as principal executive officers, principal financial officers, attorneys, high-ranking government officials, entrepreneurs and television and film executives. The Committee assesses the effectiveness of its consideration of diversity as part of its annual nomination process when it reviews the composition of the Board as a whole.

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OUR BOARD OF DIRECTORS

The following table sets forth certain diversity statistics relating to our current Board members, as required by Nasdaq listing rules:

Board Diversity Matrix
Total Number of Directors	11

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	7	4	0	0
Part II: Demographic Background
African American or Black	0	2	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	6	2	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1	1	0	0
Did Not Disclose Demographic Background	0	0	0	0

Stockholder Recommendations for Director. The Committee will consider candidates for director recommended by our stockholders. All recommendations by stockholders for potential director candidates must include written materials with respect to the potential candidate and be sent to Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, Paramount Global, 1515 Broadway, New York, NY 10036. Our Guidelines and Nominating and Governance Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Our directors should also possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of our stockholders. Director candidates recommended by stockholders who meet the director qualifications, which are described more fully in our Guidelines and Nominating and Governance Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. Director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

STOCKHOLDER OUTREACH

Our management, including through its investor relations team, conducts stockholder outreach throughout the year to inform our management and Board about the issues that matter most to stockholders. The stockholder outreach efforts include in-person and virtual meetings between management and individual and group investors and management presentations at investor and industry conferences, including question-and-answer sessions, on a regular basis. Our investor relations group also responds to retail investor email and telephone inquiries, providing access to our representatives and a forum for providing feedback. The investor relations team, certain NEOs and/or other members of management and operating executives meet with our largest investors throughout the year, and management reports to the Board regularly on stockholder engagement efforts.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other parties interested in contacting our non-management directors may send an email to nonmanagementdirectors@paramount.com or write to Paramount Global, 1515 Broadway, New York, NY 10036, Attention: Non-Management Directors – 52nd Floor. The non-management directors’ contact information is also available on the “Investors—Shareholder Services, Alerts, & FAQs” page of our website at ir.paramount.com. Communications sent to the non-management directors are screened by the Corporate Secretary’s office and reported to the non-management directors as appropriate. The non-management directors have approved the process for handling communications received in this manner.

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OUR BOARD OF DIRECTORS

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee during fiscal year 2023 was, or has ever been, an officer or employee of the Company, and, during fiscal year 2023, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of our Board and/or Compensation Committee.

2024 PROXY STATEMENT 21

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth as of March 15, 2024 information concerning the beneficial ownership of our Class A and Class B Common Stock by (i) each current director and director nominee, (ii) each NEO and (iii) our current directors and executive officers as a group. Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A Common Stock. As of March 15, 2024, there were 40,702,775 shares of our Class A Common Stock outstanding and 614,081,514 shares of our Class B Common Stock outstanding.

	Beneficial Ownership of Equity Securities

Name	Title of Security	Number of Shares		Percent of Class

Robert M. Bakish	Class A Common	0		0

	Class B Common	2,143,389	*(1)(2)(3)(4)	*

Barbara M. Byrne	Class A Common	0		0

	Class B Common	43,140	*(1)(4)(5)	*

Naveen Chopra	Class A Common	0		0

	Class B Common	160,107		*

Christa A. D’Alimonte	Class A Common	0		0

	Class B Common	198,400	*(1)	*

Linda M. Griego	Class A Common	0		0

	Class B Common	64,292	*(1)(5)	*

Robert N. Klieger	Class A Common	11,006	*(5)	*

	Class B Common	50,433	*(1)(5)	*

Doretha (DeDe) Lea	Class A Common	0		0

	Class B Common	112,778	*(1)(2)(3)	*

Judith A. McHale	Class A Common	2,985	*(5)	*

	Class B Common	45,480	*(1)(5)	*

Dawn Ostroff	Class A Common	0		0

	Class B Common	9,260	(1)	*

Charles E. Phillips, Jr.	Class A Common	5,033	*(5)	*

	Class B Common	106,239	*(1)(5)	*

Nancy Phillips	Class A Common	0		0

	Class B Common	64,809	*	*

Shari E. Redstone(6)	Class A Common	46,280	*(5)	*

	Class B Common	666,141	*(1)(4)(5)	*

Susan Schuman	Class A Common	0		0

	Class B Common	33,527	*(1)(5)	*

Nicole Seligman	Class A Common	0		0

	Class B Common	43,493	*(1)(4)(5)	*

Frederick O. Terrell	Class A Common	5,747	*(5)	*

	Class B Common	38,902	*(1)(5)	*

Current directors and executive officers as a group (16 persons)	Class A Common	71,051	*(5)	*

	Class B Common	3,851,379	*(1)(2)(3)(4)(5)	*

22 PARAMOUNT GLOBAL

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	Beneficial Ownership of Equity Securities

Name	Title of Security	Number of Shares	Percent of Class

National Amusements(7) 846 University Avenue Norwood, MA 02062	Class A Common Class B Common	31,500,087 32,012,190	77.4 5.2	% %

Mario J. Gabelli et al.(8)	Class A Common	5,099,516	12.5%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435
*	Represents less than 1% of the outstanding shares of the class.

(1)

Includes the following shares of Class B Common Stock that the indicated person had the right to acquire on or within 60 days from March 15, 2024, (a) through the exercise of stock options: Bakish, 1,185,395; D’Alimonte, 86,073; Lea, 50,521; and our current directors and executive officers as a group, 1,354,046; and (b) underlying Restricted Stock Unit (“RSU”) awards that are expected to vest within 60 days from March 15, 2024: Byrne, 9,260; Griego, 9,260; Klieger, 9,260; McHale, 9,260; Ostroff, 9,260; C. Phillips, 9,260; Redstone, 9,260; Schuman, 9,260; Seligman, 9,260; Terrell, 9,260; and our current directors and executive officers as a group, 92,600.

(2)	Includes the following shares of Class B Common Stock held through our 401(k) plan as of March 15, 2024: Bakish, 3,093; Lea, 819; and our current directors and executive officers as a group, 4,082.

(3)

Includes the following Class B Common Stock phantom units credited pursuant to, as applicable, our supplemental 401(k) plans or bonus deferral plans as of March 15, 2024: Bakish, 43,451; Lea, 794; and our current directors and executive officers as a group, 44,245. Pursuant to the governing plans, the phantom common stock units are payable in cash following termination of service as an employee.

(4)

Includes the following shares of Class B Common Stock (a) owned by family members: Bakish, 167; and our current directors and executive officers as a group, 167; (b) held in family trusts, as to which the indicated person has sole voting and investment power: Byrne, 1,384; Redstone, 63,050; and our current directors and executive officers as a group, 64,434; and (c) held in family trusts, as to which the indicated person has shared voting and investment power: Seligman, 798; and our current directors and executive officers as a group, 798.

(5)

Includes (a) the following Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Director Deferred Compensation Plans (as defined below): Klieger, 11,006 Class A and 12,384 Class B; McHale, 2,985 Class A and 3,450 Class B; C. Phillips, 5,033 Class A and 5,831 Class B; Redstone, 46,280 Class A and 50,790 Class B; Terrell, 5,747 Class A and 6,336 Class B; and our current directors and executive officers as a group, 71,051 Class A and 78,791 Class B; and (b) the following shares of Class B Common Stock underlying vested RSUs for which settlement has been deferred: Byrne, 8,202; Griego, 39,035; Klieger, 28,789; McHale, 10,681; C. Phillips, 72,680; Redstone, 166,311; Schuman, 24,267; Seligman, 29,935; Terrell, 23,306; and our current directors and executive officers as a group, 403,206. Pursuant to the governing plans, the phantom common stock units are payable in cash and the RSUs are payable in shares of Class B Common Stock following termination of service as a director.

(6)

Ms. Redstone is a stockholder of National Amusements and has a minority indirect beneficial interest in the Company’s Class A Common Stock and Class B Common Stock owned by National Amusements (and its wholly-owned subsidiaries).

(7)

These shares are owned by National Amusements and two wholly-owned subsidiaries. National Amusements is controlled by the Sumner M. Redstone National Amusements Part B General Trust (the “General Trust”), which owns 80% of the voting interest of National Amusements. NA Administration, LLC is the corporate trustee of the General Trust and is governed by a seven-member board of directors, which acts by majority vote (subject to certain exceptions), including with respect to the National Amusements shares held by the General Trust. Ms. Redstone is one of the seven directors of NA Administration LLC and is one of two directors who are beneficiaries of the General Trust. No member of our management or other member of our Board of Directors is a trustee of NA Administration, LLC.

Based on information received from National Amusements, National Amusements has pledged to its lenders a portion of shares of our Class A Common Stock and Class B Common Stock owned directly or indirectly by National Amusements. As of March 15, 2024, the aggregate number of shares pledged by National Amusements to its lenders or otherwise encumbered represented approximately 4.3% of the total outstanding shares of our Class A Common Stock and Class B Common Stock on a combined basis. In addition, as of March 15, 2024, the amount of our Class A Common Stock that National Amusements directly or indirectly owned and that was not pledged by National Amusements to its lenders or otherwise encumbered represented approximately 53.67% of the total outstanding shares of our Class A Common Stock.

(8)

The information concerning Mario J. Gabelli et al. is based upon a Schedule 13D/A filed with the SEC on November 3, 2023. In addition to Mr. Gabelli, each of the following entities that Mr. Gabelli directly or indirectly controls, or for which he acts as chief investment officer, is a reporting person, with the following beneficial ownership of the reported shares as of November 2, 2023,

2024 PROXY STATEMENT 23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

on the Schedule 13D/A: Gabelli Funds, LLC (“Gabelli Funds”), 1,921,891; GAMCO Asset Management, Inc. (“GAMCO”), 2,827,625; Gabelli & Company Investment Advisers, Inc., 10,500; Gabelli Foundation, Inc. (“Gabelli Foundation”), 70,000; MJG Associates, Inc., 85,500; GGCP, Inc. (“GGCP”), 72,000; GAMCO Investors, Inc. (“GBL”), 0; and Associated Capital Group, Inc. (“AC”), 85,000. Mr. Gabelli is deemed to beneficially own 27,000 shares as well as the shares owned beneficially by each of the foregoing reporting persons. AC, GBL and GGCP are deemed to beneficially own the shares owned beneficially by each of the foregoing reporting persons other than Mr. Gabelli and the Gabelli Foundation. Each of the reporting persons discloses that it has sole voting and investment power with respect to the shares it beneficially owns, except that: (a) GAMCO does not have the authority to vote 125,771 of the reported shares, (b) Gabelli Funds has sole dispositive and voting power with respect to the shares held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each Fund shall respectively vote that Fund’s shares, (c) at any time, the proxy voting committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (d) the power of Mr. Gabelli, AC, GBL and GGCP is indirect with respect to shares beneficially owned directly by other reporting persons.

DELINQUENT SECTION 16(A) REPORT

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our Class A or Class B common stock to file reports of ownership and changes in ownership with the SEC. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. According to information received from National Amusements, the Form 4 filing for National Amusements dated December 27, 2023, to report the issuance of a warrant for 700,000 shares of the Company’s Class B common stock, was inadvertently filed late, on January 3, 2024, due to an administrative error.

24 PARAMOUNT GLOBAL

Related Person Transactions

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has a written policy whereby the Nominating and Governance Committee reviews and approves, ratifies or takes other actions it deems appropriate with respect to related person transactions, as defined under the rules of the SEC. Under the policy, the Committee shall approve only related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. In its review, the Committee considers the importance of the transaction to the Company and the related person; the related person’s relationship with the Company and interest in the transaction; the terms of the transaction, including the dollar amount involved; the impact on a director’s independence if the transaction involves a director; the availability of other sources of comparable products or services; whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and any other information the Committee deems appropriate.

Any member of the Committee who is a related person with respect to a transaction under review may not participate in the review or vote respecting the transaction; however, that person may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Under the policy, management is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with the Company. The determination will be made after a review of information obtained from the related person and information available from our records. Our legal and controller’s groups are responsible for establishing and maintaining policies and procedures to ensure implementation of the policy across the Company.

TRANSACTIONS WITH NATIONAL AMUSEMENTS

National Amusements licenses films in the ordinary course of business for its motion picture theaters from all major studios, including Paramount Pictures. Payments made to us in connection with these licenses for fiscal year 2023 amounted to approximately $8,825,000 and are continuing in fiscal year 2024 as a result of this ongoing relationship. National Amusements also licenses films from a number of unaffiliated companies, and Paramount Pictures expects to continue to license films to National Amusements on similar terms in the future. In addition, National Amusements and Paramount Pictures have had co-op advertising arrangements and occasionally engage in other ordinary course transactions (e.g., movie ticket purchases and various promotional activities) from time to time; Paramount Pictures paid National Amusements approximately $457,000 in connection with these arrangements in fiscal year 2023. We believe that the terms of these transactions between National Amusements and Paramount Pictures were no more or less favorable to Paramount Pictures than transactions between unaffiliated companies and National Amusements.

OTHER TRANSACTIONS

In November 1995, we entered into an agreement with GAMCO pursuant to which GAMCO manages certain assets for qualified U.S. pension plans sponsored by us. For 2023, we paid GAMCO approximately $237,000 for such investment management services. We believe that the terms of the agreement with GAMCO are no more or less favorable to us than we could have obtained from unrelated parties. Entities that are affiliated with GAMCO collectively own 5,099,516 shares of our Class A Common Stock, according to a Schedule 13D/A filed with the SEC on November 3, 2023 by such entities (the latest filing available), which shares, as of April 12, 2024, represented approximately 12.5% of the outstanding shares of the class.

Matthew Jafar, the brother-in-law of Julia Phelps, our Executive Vice President, Chief Communications and Corporate Marketing Officer, is employed by us as Vice President, Consumer Intelligence. Mr. Jafar served in his position prior to Ms. Phelps’ appointment to her current role, and Ms. Phelps was not involved in Mr. Jafar’s hiring. Mr. Jafar has never served in Ms. Phelps’ reporting line, and Ms. Phelps is not involved with decisions regarding Mr. Jafar’s compensation. Mr. Jafar received compensation in 2023 in an amount consistent with the compensation paid to other employees at his level.

2024 PROXY STATEMENT 25

Item 1 — Election of Directors

The Board of Directors proposes the election of seven directors, all of whom are current members of our Board. Each director elected at the Annual Meeting will hold office, in accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. The Board’s nominees for election are Robert M. Bakish, Barbara M. Byrne, Linda M. Griego, Judith A. McHale, Charles E. Phillips, Jr., Shari E. Redstone and Susan Schuman. All of the nominees were elected at our 2023 Annual Meeting of Stockholders.

For a description of certain arrangements relating to nominations of directors and the composition of the Board, see “Our Board of Directors — Board Committees — Nominating and Governance Committee.”

If, for any reason, any of the director nominees becomes unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Each director nominee for our Board brings a diversity of skills and experiences to his or her service on the Board, as described below.

President and Chief Executive Officer, Director Age: 60 Director since: 2019 Committees: • None

ROBERT M. BAKISH

Mr. Bakish has been our President and Chief Executive Officer and a member of our Board since December 2019. Mr. Bakish served as President and Chief Executive Officer and a member of the board of Viacom Inc. (“Viacom”) from December 2016 to December 2019, having served as Acting President and Chief Executive Officer beginning earlier in 2016. Mr. Bakish joined Viacom in 1997 and held positions throughout the organization, including as President and Chief Executive Officer of Viacom International Media Networks and its predecessor, MTV Networks International, from 2007 to 2016; Executive Vice President, Operations and Viacom Enterprises; Executive Vice President and Chief Operating Officer, MTV Networks Advertising Sales; and Senior Vice President, Planning, Development and Technology. Before joining Viacom, Mr. Bakish was a partner with Booz Allen Hamilton in its Media and Entertainment practice. Mr. Bakish served as a director of Avid Technology, Inc. from 2009 to 2023.

Mr. Bakish has extensive knowledge and a deep understanding of our business and the entertainment industry as our current President and Chief Executive Officer and through various leadership positions at Viacom spanning approximately 20 years, and has broad expertise overseeing global operations.

26 PARAMOUNT GLOBAL

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 69 Director since: 2018 Committees: • Audit Committee (Chair)

BARBARA M. BYRNE

Ms. Byrne is the former Vice Chairman, Investment Banking at Barclays PLC. Ms. Byrne has served as a director of LanzaTech NZ, Inc. since 2023 and of Carta, Inc. and PowerSchool Holdings, Inc. since 2021. Ms. Byrne previously served as a director of Hennessy Capital Investment Corp. V and Slam Corp. Ms. Byrne also serves as a Lifetime Member of the Council of Foreign Relations, a Trustee of the Institute of International Education, a member of the Investment Committee of Catalyst and a member of the Audit Committee Leadership Network.

During her more than 35 years of financial services experience, Ms. Byrne served as team leader for some of Barclays’ most important multinational corporate clients and was the primary architect of several of Barclays’ marquee transactions. Widely recognized as a leading investment banker and strategic advisor, she is a member of various industry councils and participates as a forum leader on strategic issues and trends facing the financial services sector and global markets. Ms. Byrne has also gained deep experience in audit committee effectiveness and leadership, expertise in risk oversight, and thought leadership in finance through her participation on the boards and investment committees of various non-profit organizations. With this experience, Ms. Byrne brings to the Board important business and financial expertise in its deliberations on complex transactions, risk management, strategy and other financial matters.

Director Age: 76 Director since: 2007 Committees: • Compensation Committee

LINDA M. GRIEGO

Ms. Griego has served, for more than three decades, as President and Chief Executive Officer of Griego Enterprises, Inc., a business management company. For more than 20 years, she oversaw the operations of Engine Co. No. 28, a prominent restaurant in downtown Los Angeles that she founded in 1988. From 1990 to 2000, Ms. Griego held a number of government-related appointments, including Deputy Mayor of the City of Los Angeles, President and Chief Executive Officer of the Los Angeles Community Development Bank, and President and Chief Executive Officer of Rebuild LA, the agency created to jump-start inner-city economic development following the 1992 Los Angeles riots. She serves on the LA County Economic & Resiliency Task Force charged with economic recovery efforts related to the COVID-19 pandemic. Over the past two decades, she has also served on a number of government commissions and boards of directors of nonprofit organizations, including current service on the boards of the MLK Health and Wellness Community Development Corporation and the National Trust for Historic Preservation. Ms. Griego served as a director of the American Funds (9 boards) from 2012 to 2022 and served as a director of AECOM from 2005 to 2019.

With the breadth of her leadership experience as a businesswoman, in the public sector through her multiple government appointments and extensive community-based participation in Los Angeles, an area where we have a significant presence, and on multiple not-for-profit boards, Ms. Griego provides the Board with financial and business acumen, as well as public policy expertise as it relates to business practices. Ms. Griego is also an experienced director, including through service on other audit, compensation and organization, and nominating and governance committees, with demonstrated expertise in the application of sound corporate governance principles.

2024 PROXY STATEMENT 27

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 77 Director since: 2019 Committees: • Audit Committee • Compensation Committee, Chair

JUDITH A. MCHALE

Ms. McHale is President and Chief Executive Officer of Cane Investments, LLC, a private investment company, and served as a member of the board of Viacom from August 2016 to December 2019. Prior to joining Cane Investments in 2011, Ms. McHale served as the Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State from 2009 to 2011. From 2004 to 2006, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications, Inc., the parent company of Discovery Channel, and served as its President and Chief Operating Officer from 1995 to 2004. In 2006, Ms. McHale worked with private equity firm Global Environment Fund to launch the GEF/Africa Growth Fund, an investment vehicle focused on supplying expansion capital to small and medium-sized enterprises that provide consumer goods and services in emerging African markets. She has served on the board of Hilton Worldwide Holdings Inc. since 2013. She previously served on the board of Ralph Lauren Corporation.

Ms. McHale has extensive experience leading a major media conglomerate with a background in operations and financial management, expertise in global affairs, experience in government affairs and extensive public company and corporate governance experience.

Director Age: 64 Director since: 2019 Committees: • Nominating and Governance Committee

CHARLES E. PHILLIPS, JR.

Mr. Phillips is a Co-founder and Managing Partner of Recognize, a technology investing and transformation company. Previously, he was Chief Executive Officer of Infor, Inc., a multi-billion dollar enterprise software company, from 2010 until 2019 and Chairman of Infor from 2019 until 2020. Mr. Phillips served on the board of Viacom from January 2006 to December 2019 and, prior to that, on the board of Viacom’s predecessor beginning in 2004. He was a President of Oracle Corporation from 2003 to 2010 and served as a member of its board of directors and executive management committee from 2004 to 2010. Prior to Oracle, Mr. Phillips was a managing director at Morgan Stanley in the Technology Group and served on its board of directors. He has served as a director of American Express Company and Compass, Inc. since 2020, and serves on the boards of the Apollo Theater, the New York City Police Foundation and the Black Economic Alliance. He previously served on the board of Oscar Health, Inc. He served on President Obama’s Economic Recovery Board, led by Paul Volcker, and is a member of the Council on Foreign Relations.

Mr. Phillips has extensive experience as a senior executive in a large, multinational corporation, financial industry background and financial and analytical expertise, significant public company and corporate governance experience, expertise in technology issues and familiarity with issues facing media, new media and intellectual property-driven companies and a deep knowledge of our business.

28 PARAMOUNT GLOBAL

ITEM 1 — ELECTION OF DIRECTORS

Non-Executive Chair Age: 70 Director since: 1994 Committees: • None

SHARI E. REDSTONE

Ms. Redstone has been a member of our Board since January 1994 and served on the Viacom board from January 2006 to December 2019. She has served as Non-Executive Chair of our Board since December 2019 and prior to that served as Non-Executive Vice Chair of the Board beginning in June 2005 and Non-Executive Vice Chair of the Viacom board beginning in January 2006.

Ms. Redstone is Co-Founder and Managing Partner of Advancit Capital, an investment firm launched in 2011 that focuses on early stage companies at the intersection of media, entertainment and technology, with investments in over 75 companies. Ms. Redstone has been President of National Amusements since 2000 and Chief Executive Officer since 2020. She also serves on the National Amusements board as its Chairperson. Ms. Redstone serves on the Board of Trustees for the Paley Center for Media and is actively involved in charitable, civic and educational organizations. She is a member of the Board of Trustees of the Dana Farber Cancer Institute. She earned a BS from Tufts University, and a JD and a Masters in Tax Law from Boston University. She practiced corporate law, estate planning and criminal law in the Boston area before joining National Amusements.

Ms. Redstone brings to our Board her extensive experience in and understanding of the entertainment industry, broad experience and talent managing a large business, extensive legal experience and her experience as President of National Amusements, including as one of its significant stockholders.

Director Age: 65 Director since: 2018 Committees: • Nominating and Governance Committee, Chair

SUSAN SCHUMAN

Ms. Schuman is the Executive Chair and Co-Founder of SYPartners LLC, a consultancy firm that partners with chief executive officers and their leadership teams undergoing business and cultural transformation, and Vice Chair of the kyu Collective. Ms. Schuman serves on the board of Management Leadership for Tomorrow and on the advisory boards of IDEO, NewLab and Godfrey Datich Partners and Lexington, and previously served on the board of Wheels Up Partners LLC.

Over the past 20 years, Ms. Schuman has built and led SYPartners, working with executives at many high-profile companies and organizations. This experience in advising on business, organization and cultural transformation, including new value creation strategies, positions Ms. Schuman as a skilled advisor to the Board on the strategic and transformational direction of the Company. Ms. Schuman’s service on other public company board committees contributes to her broad understanding of public company governance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

2024 PROXY STATEMENT 29

Director Compensation

OUTSIDE DIRECTOR COMPENSATION DURING 2023

The following table sets forth information concerning the compensation of our Outside Directors for 2023.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Beinecke, Candace K.(5)	52,000	50,017	118	25,000	127,135

Byrne, Barbara M.	136,000	250,033	–	25,000	411,033

Griego, Linda M.	126,000	250,033	–	25,000	401,033

Klieger, Robert N.	100,000	250,033	84	25,000	375,117

McHale, Judith A.	160,000	250,033	30	–	410,033

Nelson, Ronald L.(5)	64,000	50,017	–	–	114,017

Ostroff, Dawn	74,836	200,016	–	7,000	281,852

Phillips, Jr., Charles E.	114,000	250,033	13,195	–	377,228

Redstone, Shari E.	300,000	250,033	372	25,000	575,405

Schuman, Susan	126,968	250,033	–	10,000	387,001

Seligman, Nicole	134,000	250,033	–	25,000	409,033

Terrell, Frederick O.	116,000	250,033	55	–	366,088

(1)

Reflects cash amounts earned by Outside Directors in 2023 for (i) the annual Board retainer, (ii) the Chair retainer and (iii) committee Chair retainers and meeting attendance fees for standing and ad hoc committee meetings, as applicable. These amounts include retainers and attendance fees deferred by Mses. Beinecke and Redstone and Messrs. Klieger and Phillips under the Director Deferred Compensation Plans.

(2)

Amounts reflect the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 of (i) the one-time transition grant to Outside Directors on March 1, 2023 that allowed us to align the annual grant date with annual director elections beginning in 2023, as described in our 2023 Proxy Statement, and (ii) the annual grant of RSUs to each Outside Director on May 8, 2023, in each case under the 2015 Equity Plan for Outside Directors. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2023, see Note 15 “Stock-Based Compensation” to the audited 2023 consolidated financial statements on pages II-76 to II-78 in our Annual Report on Form 10-K for the year ended December 31, 2023. The aggregate number of unvested RSUs outstanding as of the fiscal year ended December 31, 2023 for each Outside Director was: for Ms. Ostroff, 9,260; for each of the others, 11,429. There were no option awards outstanding as of December 31, 2023 for the Outside Directors.

(3)

Interest accrues on cash in deferred accounts under the Director Deferred Compensation Plans at the prime rate in effect at Citibank, N.A. at the beginning of each calendar quarter. For 2023, the prime rate represented an interest rate that was more than 120% of the long-term applicable federal rate published by the Internal Revenue Service and therefore is deemed to be preferential for purposes of this table. Accordingly, amounts in the table reflect the amount of interest accrued for each Outside Director in 2023 that exceeded the amount of interest that would have been accrued at 120% of the long-term applicable federal rate published by the Internal Revenue Service. Mses. Byrne, Griego, Ostroff, Schuman and Seligman and Mr. Nelson did not have any deferred cash amounts during 2023.

(4)

Amounts reflect the aggregate value of all matching contributions made by us on behalf of the director for 2023 under our Matching Gifts Program for Directors. Under the program in effect for 2023, we matched donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $25,000 for each fiscal year.

(5)	Ms. Beinecke and Mr. Nelson ceased to be Outside Directors on May 8, 2023. The grants reflected in the “Stock Awards” column above were unvested at the time of their departure and were forfeited.

30 PARAMOUNT GLOBAL

DIRECTOR COMPENSATION

DESCRIPTION OF DIRECTOR COMPENSATION

Directors who are not employees of the Company or any of its subsidiaries are “Outside Directors” as defined in the director plans described below. Outside Directors receive compensation for their service on the Board and are eligible to participate in these director plans. All of the directors identified in the “Outside Director Compensation During 2023” table above were deemed Outside Directors during 2023. Mr. Bakish was not compensated for serving on the Board and was not eligible to participate in any director plans, other than the Matching Gifts Program for Directors.

Cash Compensation

We pay the following cash compensation to Outside Directors:

•

The Non-Executive Chair of the Board receives an annual Board retainer of $300,000 and all other Outside Directors receive an annual Board retainer of $100,000, in each case payable in equal installments quarterly in advance;

•

The Chairs of the Audit, Compensation and Nominating and Governance Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those Committees receive a per meeting attendance fee of $2,000; and

•	The Chairs and members of any ad hoc committees of the Board that may exist from time to time will be paid as determined by the Board.

Deferred Compensation Plan

We maintain deferred compensation plans for Outside Directors (the “Director Deferred Compensation Plans”). Under the Director Deferred Compensation Plans, Outside Directors may elect to defer their Board and Committee chair retainers and Committee meeting fees. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in phantom units for shares of our Class A Common Stock and Class B Common Stock on the first day of the calendar quarter following the quarter in which the amounts are credited, with the number of shares calculated based on the closing market prices on that first day. Until the amounts credited to the stock unit account are converted into phantom units, these credited amounts bear interest at the prime rate in effect at the beginning of the relevant calendar quarter.

Upon a director’s leaving the Board, the amounts deferred under the Director Deferred Compensation Plans are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior elections, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board or January 15th of the following year. The value of a stock unit account is determined by reference to the average of the respective closing market prices of our Class A Common Stock and Class B Common Stock on Nasdaq on each trading date during the four-week period ending five business days prior to the initial payment date. Amounts paid in installments accrue interest until the final installment is paid.

Equity Compensation

We maintain the 2015 Equity Plan for Outside Directors (the “Director Equity Plan”). Under the Director Equity Plan, Outside Directors receive:

•

an annual grant of RSUs on the date of the annual meeting of the Company’s stockholders (the “Meeting Date”) for the applicable year with a grant date value of $200,000 (the “Annual Grant Value”) based on the average closing price of a share of our Class B Common Stock (“Share”) for the 20-trading day period immediately preceding and including the grant date, which generally vests on the earlier of (x) the first anniversary of the grant date and (y) the Meeting Date for the year following the grant date; and

•

in the case of Outside Directors joining following the date of the annual RSU grant, but more than one month before the next Meeting Date, a pro-rated RSU grant made five business days following the date the Outside Director joined the Board. The number of RSUs underlying a pro-rated grant are determined by multiplying the months between the date the Outside Director joined the Board and the next Meeting Date (rounding up to the nearest whole month) by one-twelfth of the Annual Grant Value and then dividing by the average closing price of a Share for the 20-trading day period immediately preceding and including the grant date. Pro-rated RSU grants generally vest on the same date as the immediately preceding annual RSU grant to Outside Directors.

2024 PROXY STATEMENT 31

DIRECTOR COMPENSATION

RSUs are payable to Outside Directors in shares of Class B Common Stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B Common Stock. Dividend equivalents will accrue on the RSUs (including deferred RSUs) until the RSUs are settled (and will be forfeited if the RSUs are forfeited).

Matching Gifts Program for Directors

All directors are eligible to participate in our Matching Gifts Program for Directors. Under the program, we match donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $25,000 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its directors in supporting eligible organizations.

Director Stock Ownership Requirement

Under the Guidelines, directors are expected to own shares of Paramount stock worth five times the standard annual Board retainer (or $500,000) within three years of becoming a director. Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Director Deferred Compensation Plans, and vested RSUs for which settlement has been deferred under the Director Equity Plan and the Viacom Inc. 2011 RSU Plan for Outside Directors, count toward the requirement; unvested RSUs are counted at 50%. The Nominating and Governance Committee monitors compliance with these guidelines by receiving an annual progress report from senior management. During 2023, senior management reported to the Committee that all directors subject to the guidelines met the guidelines as applied to each of them at that time.

Other

Expenses: Directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings and certain Company events (including travel and lodging) in accordance with the Company’s Board travel policies, and administrative expenses that may be approved by the Board from time to time.

Director Attendance at Certain Other Events: Paramount believes it is in its best interest for directors to participate in certain Company and other events, including to meet with management, customers, talent and others important to our business, and that such participation is, therefore, integrally and directly related to the performance of the directors’ duties. The Board has established a policy on director attendance at these events. Under the policy, tickets to these events are allocated to directors and we reimburse directors for travel and related expenses in accordance with our travel policies. Occasionally, a director’s partner or other guest may accompany him or her to events at our invitation or request. To the extent attendance at and/or travel to these events constitutes a reportable perquisite involving an incremental cost to us, we disclose it in the “All Other Compensation” column of the “Outside Director Compensation During 2023” table.

32 PARAMOUNT GLOBAL

Item 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2024, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from the Company as described in the “Report of the Audit Committee.” In appointing PwC as our independent registered public accounting firm for the year ending December 31, 2024, and in recommending that our stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from the Company and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ITEM 2.

2024 PROXY STATEMENT 33

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our consolidated financial statements. The Audit Committee also assists the Board of Directors’ oversight of:

•	The quality and integrity of our consolidated financial statements and related disclosures;

•	The evaluation of the effectiveness of our internal control over financial reporting and risk management;

•	Our compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of our internal audit function and independent auditor.

Under the Audit Committee Charter, the Audit Committee’s authorities and duties include:

•

Direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	Reviewing and discussing our annual audited financial statements, quarterly financial statements and earnings releases with management and the independent auditor;

•	Reviewing the organization, responsibilities, audit plan and results of the internal audit function;

•	Reviewing with management and the independent auditor the effectiveness of our internal control over financial reporting and disclosure controls and procedures;

•	Reviewing with management material legal matters and the effectiveness of our procedures to ensure compliance with legal and regulatory requirements; and

•	Overseeing our compliance program and receiving periodic reports from the Chief Compliance Officer.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including our critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

The full text of the Audit Committee Charter is available on the “Investors—Corporate Governance & ESG” page of our website at ir.paramount.com. The Audit Committee assesses the adequacy of its Charter at least annually, or more frequently as the Committee may determine.

Management is responsible for the preparation of our consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles. The independent auditor also expresses an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and our independent auditor, PricewaterhouseCoopers LLP (“PwC”), the audited consolidated financial statements and our disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included in our Annual Report on Form 10-K for the year ended December 31, 2023 and matters relating to the effectiveness of our internal control over financial reporting as of December 31, 2023.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PwC the firm’s independence from the Company.

34 PARAMOUNT GLOBAL

REPORT OF THE AUDIT COMMITTEE

Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Audit Committee

Barbara M. Byrne, Chair

Judith A. McHale

Nicole Seligman

Frederick O. Terrell

2024 PROXY STATEMENT 35

Fees for Services Provided by the Independent Registered Public Accounting Firm

The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2023 and 2022.

	2023	2022

Audit Fees(1)	$24,255,630	$17,848,187

Audit-Related Fees(2)	1,034,552	267,216

Tax Fees(3)	8,316,230	7,361,264

All Other Fees(4)	730,250	119,150

Total	$34,336,662	$25,595,817

(1)

Audit fees principally related to the integrated audit of our financial statements, statutory audits and services provided in connection with our debt and equity offerings, comfort letters and SEC filings. In 2023, these fees also included audits of carve-out financial statements.

(2)	Audit-related fees principally related to system pre-implementation reviews, technical accounting advice, agreed-upon procedures and compliance, and domestic and foreign employee benefit plan audits.

(3)	Tax fees principally related to tax compliance and consulting.

(4)	All other fees principally related to research projects, license fees for the use of PwC reference materials and publications, access to various online tools and other permissible consulting services.

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES PROVIDED BY PWC

All audit and non-audit services provided to us by PwC for 2023 were pre-approved by either the full Audit Committee or the Chair of the Audit Committee. Under the Audit Committee’s pre-approval policies and procedures in effect during 2023, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2024, the Audit Committee has adopted the same pre-approval policies and procedures that were in effect for 2023.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and objectives and the decisions of the Compensation Committee of our Board of Directors (“Compensation Committee” or, in this CD&A, “Committee”) regarding the fiscal year 2023 compensation of our named executive officers (also referred to as “NEOs”) included in the compensation tables that appear after this CD&A.

OUR NEOS AND COMPENSATION COMMITTEE

Our Named Executive Officers

The following five executive officers are our NEOs for fiscal year 2023:

Robert M. Bakish President and Chief Executive Officer	Naveen Chopra Executive Vice President, Chief Financial Officer	Christa A. D’Alimonte Executive Vice President, General Counsel and Secretary	Doretha F. Lea Executive Vice President, Global Public Policy and Government Relations	Nancy Phillips Executive Vice President, Chief People Officer

Our Compensation Committee

The Compensation Committee is made up entirely of independent directors and currently composed of Linda M. Griego, Judith A. McHale (Chair) and Nicole Seligman. During fiscal year 2023, Ronald L. Nelson, who was also an independent director, served on the Committee until his departure from the Board.

The Committee reviews and sets our compensation arrangements with our NEOs and certain other senior executives. For 2023, the Committee reviewed and approved all elements of compensation, including base salary, short-and long-term

2024 PROXY STATEMENT 37

COMPENSATION DISCUSSION AND ANALYSIS

incentives, severance arrangements and benefit programs for each specified employee, to ensure that they adhere to our core compensation philosophy and objectives, and approved any salary increases, annual incentive payouts, long-term incentive award determinations and various other compensation actions.

EXECUTIVE SUMMARY

This CD&A describes our executive compensation philosophy and objectives and provides context for the 2023 compensation actions approved by the Committee for the NEOs. In addition to reviewing and approving the compensation arrangements for our NEOs and certain other senior executives, the Committee adopts and periodically reviews our compensation philosophy, strategy, and principles, and oversees the administration of our cash-based and equity-based incentive plans.

Recent Compensation Committee Highlights

As further described elsewhere in this proxy statement, during 2023 the Committee continued to strengthen our pay-for-performance linkage and alignment with peer and market practices.

•

Executive Annual Incentive Plan Design: The Committee determined to modify the quantitative performance metrics and weightings in the 2023 Short-Term Incentive Plan (“STIP”) design to better align with our evolving direct-to-consumer (“DTC”) streaming strategy. These changes emphasize profitability and the continued growth of our DTC streaming services and result in all quantitative performance goals in the STIP being based on financial metrics. The Committee elected to continue with the risk mitigation concepts that were incorporated into the 2022 STIP design. See pages 45-50.

•

2023 LTIP Design: For 2023 grants under the LTIP, the Committee determined that time-vesting restricted share units (“TRSUs”) would vest ratably over three years (rather than over four years) in order to be more competitive and better align with practice within the Company’s compensation benchmarking peer group. For purposes of 2023 performance share units (“PSUs”), the Committee determined to measure the Company’s relative total shareholder return against a comparator group comprised of a broad selection of companies in the media and entertainment, broadcast and cable television, advertising and digital advertising industries that more closely aligns to the Company’s businesses, rather than the S&P 500 index, to allow for performance measurement against a robust sample of companies without sacrificing the relevance of the comparators. Finally, the Committee widened the PSU payout scales to reward superior stock price performance relative to the companies in the comparison group. See pages 50-53.

•

Pay-for-Performance Linkage: The Committee recognizes the importance of having long-term performance incentives as a meaningful portion of our NEOs’ total long-term incentive compensation. In connection with Mr. Chopra’s employment agreement renewal in 2023, the Committee maintained its approach of increasing variable, at-risk pay and long-term incentive components of NEO total target compensation over fixed cash components and delivered 100% of the increase to Mr. Chopra’s total direct compensation in variable, at-risk pay. See pages 44-45.

•

Enhanced Risk Mitigation: To further discourage imprudent risk taking and avoid undue emphasis on any one metric or goal, for fiscal year 2023 awards, the Committee followed its practice of avoiding the duplication of metrics in the Company’s annual incentive plan and long-term incentive plan designs. The Committee intends to continue this practice for fiscal year 2024 awards and beyond. The Committee maintained multiple risk mitigation concepts in the 2023 STIP design to incentivize our DTC streaming profitability and continued growth while continuing to meet our financial expectations and avoiding unnecessary risk taking. Additionally, the Committee continues to maintain robust executive stock ownership guidelines and a clawback policy. See pages 45-53.

Our Strategic Growth Priorities

We are a leading global media, streaming and entertainment company that creates premium content and experiences for audiences worldwide. We offer popular streaming services and digital video products, broadcast and cable television programming, and powerful capabilities in production, distribution and advertising solutions, and have one of the industry’s most extensive libraries of television and film titles. As the entertainment industry continues to expand beyond linear-based platforms to streaming video, we have prioritized unlocking the incremental market opportunity in streaming.

Our strategy is grounded in producing world-class content with global appeal; distributing content across platforms to reach viewers globally; and monetizing our content across multiple revenue streams to maximize return on investment. As we execute in line with this strategy, we are focused on driving to DTC profitability and maximizing cash flow from our traditional businesses.

38 PARAMOUNT GLOBAL

COMPENSATION DISCUSSION AND ANALYSIS

The Committee considers these strategic priorities in its comprehensive annual review of our compensation programs, including its design, and determination, of performance-based compensation. (See “Annual Incentive Awards” for a discussion of how our annual incentive program is intended to link performance to these priorities.)

Pay for Performance

We believe that those executives with significant responsibility and a greater ability to influence our results should have a significant portion of their total compensation tied directly to business results, and we have continued to shift our executive compensation packages to further emphasize performance-based compensation that is aligned with our business and operational strategy. Accordingly, a high percentage of our NEOs’ and other senior executives’ total target compensation is “at risk” — meaning that we do not intend for them to receive targeted pay amounts if performance does not meet expectations.

Consistent with this philosophy, our performance-based compensation programs provide for the opportunity to reward NEOs and other senior executives for contributing to annual financial and operational performance (through annual incentive programs) and stock price appreciation (through long-term equity incentives). The only fixed component of pay is annual base salary. Annual cash incentive awards and long-term equity incentive awards are subject to Company performance and/or stock price performance.

As illustrated below, approximately 90% of Mr. Bakish’s total target compensation as of December 31, 2023 was at risk and thus strongly linked to our results. Similarly, on average, approximately 76% of total target compensation for the other NEOs as of December 31, 2023 was at risk.

2024 PROXY STATEMENT 39

COMPENSATION DISCUSSION AND ANALYSIS

2023 Target Compensation

Note: The amounts shown in these graphs reflect the target level compensation package for the NEOs as of December 31, 2023 and may differ from compensation amounts reflected in the Summary Compensation Table in this proxy statement.

In selecting the financial performance metrics and goals for the performance-based compensation programs each year, the Committee considers our annual operating budget for the upcoming year, as approved by the Board. Our budgeting process reflects aggressive goal setting and considers the expected performance of the media industry for that year, as determined by media industry analysts. The Committee believes that this goal-setting process results in challenging, yet realistic, financial and operational goals that, if achieved, will lead to a successful return of value for shareholders.

For fiscal year 2023, the Committee determined that it was appropriate to continue utilizing our bottom-line financial metrics — budgeted adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) and Free Cash Flow (“FCF”) — when setting quantitative performance goals that reflect our core pay-for-performance philosophy. With respect to streaming-related metrics, the Committee determined that DTC Revenue and DTC Operating Income Before Depreciation and Amortization (“DTC OIBDA”) were the most appropriate performance metrics. See “Annual Incentive Awards” for additional discussion of these goals.

40 PARAMOUNT GLOBAL

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY AND OBJECTIVES

Introduction

We designed our executive compensation programs to motivate and reward business success and increases in shareholder value, based on the following core objectives:

Pay for Performance Ensure plans provide reward levels that reflect variances between actual and desired performance results.	Flexible Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution.

Market Competitive Consider compensation programs of our peers to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to shareholders.

Focused on Shareholder Value

Align executives’ interests with shareholder
interests, with particular emphasis on creating
incentives that reward executives for consistently increasing the value of Paramount.

In determining our compensation policies and decisions for fiscal year 2023, we considered the results of the previous votes held on the compensation of our NEOs, and as a result, continued to base our compensation programs on the above-listed core objectives.

Risk Oversight

The Compensation Committee has oversight over the design and administration of our compensation programs, including to ensure that such programs do not promote an environment that encourages unnecessary and excessive risk taking by our employees. Based on management’s assessment and input from the Committee’s independent compensation consultant, the Committee does not believe that our employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Our Compensation Strategies

We use a mix of cash and equity incentives. The Committee believes that both cash and equity incentives are important to an effective compensation structure. Annual cash incentives reward executives for short-term financial and operating results that serve as a foundation for creating long-term value, while equity incentives motivate executives to execute long-term financial and strategic objectives to increase shareholder value through stock price performance.

We consider multiple factors when structuring compensation packages. In deciding the amount of cash and equity incentives that our NEOs and other senior executives receive, the Committee does not use rigid guidelines to determine the mix of compensation elements (i.e., short-term versus long-term compensation and cash versus non-cash compensation) for each senior executive. The Committee considers a multitude of factors, including the executive’s total target compensation, the amount of compensation that is delivered in fixed versus variable, at-risk elements, external and internal market data, our succession planning and retention needs, the scope of the executive’s role and the executive’s performance and length of time in the role.

We choose performance metrics and establish performance goals that are intended to further our long-term strategic objectives. The Committee believes that a significant portion of our executives’ compensation should be subject to the achievement of performance goals that are objectively measurable and that represent aggressive performance standards that are reasonably attainable, and that any performance goals are based on easily understood metrics intended to drive shareholder value creation. Each year, the Committee selects the financial performance metrics and goals for the performance-based compensation programs and, to avoid distorted performance goals, approves adjustments to the calculation of those goals, which adjustments generally are pre-approved. Each year, the Committee also establishes qualitative factors and weightings for the annual incentive plan, with multiple pre-established objectives for the Committee to assess when evaluating management’s performance. The Committee believes this process results in performance

2024 PROXY STATEMENT 41

COMPENSATION DISCUSSION AND ANALYSIS

goals that are challenging, yet realistic, and that will not encourage senior executives to engage in overly risky business activities to achieve unattainable goals or overcome lower results caused by unforeseen events.

Elements of Our Executive Compensation Program

The table below outlines the key elements of the compensation arrangements with our NEOs and other senior executives, and describes their purpose, key characteristics and, if applicable, the type of performance measured and how we deliver the compensation.

Total Target Compensation:

Compensation Element	Purpose	Fixed or At Risk	Performance Measured	Cash or Equity

Base Salary	• Provide competitive compensation to attract and retain executive talent • Provide secure base of guaranteed cash for services rendered	Fixed	Individual	Cash

Annual Incentive Awards	• Incentivize, and reward for, achievement of a combination of challenging annual financial and operational performance goals and individual contributions	At Risk	Corporate and Individual	Cash

Long-Term Incentives	• Align interests between executives and shareholders by linking realizable pay to stock price performance • Retain talent and build executive ownership	At Risk	Corporate	Equity

The table below sets forth the total target compensation packages for our NEOs as of December 31, 2023.

NEO	Base Salary	Target Bonus	Target LTI Award	Total Target Compensation

Robert M. Bakish	$3,100,000	$12,400,000	$16,000,000	$31,500,000

Naveen Chopra	$1,400,000	$2,450,000	$4,150,000	$8,000,000

Christa A. D’Alimonte	$1,350,000	$1,687,500	$2,700,000	$5,737,500

Doretha F. Lea	$1,000,000	$1,000,000	$1,000,000	$3,000,000

Nancy Phillips	$925,000	$925,000	$1,200,000	$3,050,000

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COMPENSATION DISCUSSION AND ANALYSIS

Other Forms of Compensation:

Compensation Element	Purpose

Health and Welfare, Retirement and Deferred Compensation Plans	• Promote employee health and well-being, and financial security for retirement • Provide competitive benefits to attract and retain executive talent

Perquisites and Other Personal Benefits	• Provide business-related benefits • Assist in attracting and retaining executive talent

Post-Termination Arrangements

•  Attract and retain executive talent in a competitive market by providing temporary income following an involuntary termination of employment

•  Provide continuity of management

•  Compensate executives for restrictive covenants and other obligations following a termination without cause or a resignation for good reason

WHAT WE DO AND DON’T DO

We design our executive compensation programs to create long-term shareholder value, align pay and performance and avoid excessive risk taking

✓ Include a relative market-based performance metric (i.e., Relative Total Shareholder Return) in our long-term incentive program

✓ Maintain robust stock ownership guidelines for officers and directors

✓ Cap payouts under our annual incentive program and performance-based equity awards through maximum payouts

✓ Vary performance metrics and measurement periods in our compensation programs to mitigate excessive risk-taking

✓ Structure overall target compensation so that a substantial majority of our NEOs’ annual compensation is at risk

✓ Conduct a robust annual risk assessment of our compensation programs, policies and practices

We incorporate best practices in our compensation programs

✓ Clawback Policy: In addition to maintaining a clawback policy as required by Exchange Act Rule 10D-1 and NASDAQ listing standards (which we apply beyond executive officers to other senior executives of the Company), provide for forfeiture, repayment or adjustment of incentive compensation in the event of a financial restatement without regard to misconduct in our NEOs’ employment agreements

✓ Anti-Hedging Policy: Prohibit our employees from hedging our securities

✓ Anti-Pledging Policy: Prohibit our executive officers, Section 16 officers and all other employees who report to our CEO from pledging our securities or holding our securities in a margin account

✓ Re-evaluate our peer group on an annual basis

✓ Retain an independent compensation consultant

✓Engagewith shareholders

×  No Tax Gross-Ups – We do not provide excise tax gross-ups in the event of a change in control in our executive employment agreements

×  No payment of dividends or dividend equivalents on unvested equity awards

×  No repricing of underwater stock options

×  No single-trigger change in control agreements

2024 PROXY STATEMENT 43

COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Consultants

The Committee retains an independent compensation consultant to advise the Committee in its review of senior executive compensation. For fiscal year 2023, ClearBridge served as the Committee’s independent compensation consultant. The Committee has the sole authority to retain and terminate the independent compensation consultant and to review and approve the firm’s fees and other retention terms. The Committee maintains a policy requiring that its independent compensation consultant not provide services to the Company other than its services to the Committee and its services to the Company with respect to the evaluation of non-executive director compensation. ClearBridge did not provide any such services in 2023.

PEER GROUP COMPOSITION

Fiscal Year 2023 Peer Group

In reviewing senior executive compensation, the Committee considers data regarding the competitive market for comparable senior executive talent. The Committee reviews the peer group to be used for benchmarking NEO and other senior executive compensation packages with ClearBridge annually. The Committee seeks to include companies with which we compete for executive and creative talent and with a business of similar scope and/or complexity. The Committee also seeks to ensure that the number of companies in the peer group is sufficient to provide a degree of continuity year-over-year to avoid statistical distortion.

Following the Committee’s review for 2023, the Committee determined to remove AT&T Inc. and News Corporation from the peer group and add Altice USA, Inc.

2023 Peer Group

Altice USA, Inc. Charter Communications, Inc. Comcast Corporation DISH Network Corp. Fox Corporation	Liberty Global plc Lions Gate Entertainment Corp. Netflix, Inc. The Walt Disney Company Warner Bros. Discovery, Inc.

The Committee concluded that utilizing data from this peer group would allow it to appropriately evaluate our NEO compensation to attract, retain and compensate talented executives, while preserving sufficient year-over-year continuity of our peer group. The Committee used the publicly reported NEO compensation data from companies in this group as reference points in assessing the compensation levels for our NEOs. Consistent with its past practice and overall compensation philosophy, the Committee does not target a benchmark level of compensation and intends to continue to refrain from doing so. The Committee will also maintain its practice of considering the scope of each NEO’s responsibility and his or her length of time in the role, in addition to other factors.

Fiscal Year 2024 Peer Group

In connection with its annual review of the Company’s compensation benchmarking peer group, the Committee found that the established peer group, above, continued to reflect appropriate comparison companies, with one exception. Due to the acquisition of DISH Network Corp. by EchoStar Corporation at the end of 2023 and after considering the combined company, the Committee determined to include EchoStar Corporation in the peer group for 2024, finding its addition appropriate due to its size and business similarities to our other peers.

FISCAL YEAR 2023 COMPENSATION

Changes in NEOs’ Compensation Arrangements in 2023

In connection with the renewal of Mr. Chopra’s employment agreement, the Committee made the following changes:

•	increased Mr. Chopra’s target bonus opportunity to 175% of his base salary; and

•	increased the target value of the annual grant of equity compensation to Mr. Chopra to $4,150,000.

44 PARAMOUNT GLOBAL

COMPENSATION DISCUSSION AND ANALYSIS

In keeping with the Committee’s pay-for-performance philosophy and to further align our NEOs’ interests with those of our shareholders, all incremental compensation reflected in Mr. Chopra’s renewal will be delivered in variable, at-risk pay, which increases the percentage of Mr. Chopra’s total target compensation delivered in variable, at-risk pay and performance-based long-term incentives.

In order to remain competitive in attracting and retaining top executive talent, the Committee adopted the Paramount Global Executive Change in Control Severance Protection Plan (the “CIC Plan”) on November 16, 2023. The CIC Plan provides severance benefits to certain senior executives designated by the Committee from time to time (including our NEOs) upon a qualifying termination within the six months preceding or two years following the consummation of a Change in Control (as defined in the CIC Plan). In adopting the CIC Plan, the Committee considered prevailing market practices and the recommendations of its independent advisors. See “Potential Payments Upon Termination and Certain Other Events” for additional discussion of the CIC Plan.

There were no other changes to NEO compensation in 2023.

Fiscal Year 2023 Compensation Elements

The Committee’s decisions with respect to fiscal year 2023 compensation are discussed below.

Base Salary

In reviewing proposals for changes to base salary for NEOs, the Committee considers the following:

•	Appropriate competitive compensation data for the position;

•	Individual performance;

•	Base salary level for the executive in relation to the executive’s total target compensation;

•	Base salary level as it relates to the allocation of fixed versus at risk compensation;

•	Input and recommendations of the Chief Executive Officer (for NEOs other than himself);

•	The level of the annual merit increase budget across the Company as a whole; and

•	Existing contractual obligations, if any.

Annual Incentive Awards

We use annual cash bonuses to reward achievement of financial performance and individual strategic and operational objectives under our STIP. In establishing the bonus program for 2023, the following process was utilized:

1.	At the beginning of the fiscal year:

Approval of the 2023 STIP Design. The Committee approved the framework under which individual bonus amounts for NEOs (and all other bonus-eligible employees) would be determined under the STIP, which consisted of two steps.

•

Step 1: At or shortly following the end of fiscal year 2023, the Committee assesses the degree of achievement against the quantitative and qualitative performance goals previously set for fiscal year 2023, which provides a preliminary bonus funding percentage for each NEO. For the quantitative performance goals, bonus amounts are assessed in relation to pre-established threshold, target and maximum goals. For the qualitative performance goals, bonus amounts are holistically assessed in relation to the degree of achievement against the pre-established objectives.

•

Step 2: After consideration of (i) the Committee’s evaluation, together with the Company’s Nominating and Governance Committee, of the CEO’s performance and (ii) the CEO’s recommendation for all NEOs other than the CEO, the Committee determines each NEO’s “individual multiplier” based on the Committee’s assessment of each executive’s individual performance for fiscal year 2023. Each NEO’s respective individual multiplier is applied to their preliminary bonus amount to determine their final bonus payout. Through the individual multiplier, the Committee may modify the final payout up or down within a range of 0% of target to 200% of target.

2024 PROXY STATEMENT 45

COMPENSATION DISCUSSION AND ANALYSIS

This two-step approach reflects the Committee’s view that Company-wide quantitative and qualitative performance, in combination with individual performance, should be the factors used in determining bonuses for NEOs. To avoid undue risk taking, the Committee determined that the final STIP payout for any NEO may not exceed 200% of the NEO’s target bonus amount.

Setting the 2023 STIP Performance Goals. The Committee established the quantitative performance goals applicable to the 2023 STIP, which were not certain of achievement at the time they were set, and the qualitative performance factors for the year. The goals were developed to encourage and reinforce a “One Paramount” mindset, as well as maximize DTC streaming growth and profitability, while achieving our Company-wide bottom-line financial goals and continuing to progress on our strategic, organization development, and diversity, equity and inclusion initiatives.

In setting the 2023 STIP quantitative performance goals, the Committee sought to establish performance goals that were meaningful, challenging, and designed to motivate collaborative performance, without encouraging senior executives to engage in excessively risky business activities to achieve unattainable goals or overcome lower results caused by unforeseen events. The Committee determined to base 2023 STIP bonus amounts on the following structure:

•

80% based on the degree of achievement of pre-established quantitative performance goals (i.e., collectively, the quantitative performance factor, calculated using weighted average of the payout percentage set for the applicable achievement level). The threshold, target and maximum goals associated with each metric are established annually so that they remain rigorous and in line with our strategic plan. The target established for each metric was set as follows: Adjusted OIBDA, $2.717 billion; FCF, $(400) million; DTC OIBDA, $(2.191) billion; and DTC Revenue, $6.588 billion.

The following chart explains the Committee’s rationale in selecting Adjusted OIBDA, FCF, DTC OIBDA and DTC Revenue as the applicable quantitative performance metrics, and the manner in which each such metric is calculated:

Performance Metric	Why Chosen	How Calculated
Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA) Weighting: 20%	An important indicator of our operational strength and performance, as it measures efficiency and profitability and incentivizes management to better control expenses	Using our 2023 budget for Adjusted OIBDA and then adjusting for items, if any, approved by the Committee that would otherwise distort the calculation of the performance goal
Free Cash Flow (FCF) Weighting: 15%	Provides a clear view of our ability to generate cash (and thus profits), which allows us to pursue opportunities that enhance shareholder value	Using our 2023 budget for FCF and then adjusting for items, if any, approved by the Committee that would otherwise distort the calculation of the performance goal
DTC OIBDA Weighting: 15%	An important indicator of the operational strength and performance of our Direct-to-Consumer segment, as it measures efficiency and profitability

Using our 2023 budget for DTC OIBDA – i.e., Adjusted OIBDA for our Direct-to-Consumer segment – and then adjusting for items, if any, approved by the Committee that would otherwise distort the calculation of the performance goal

DTC Revenue Weighting: 30%	An important driver of our valuation and a key indicator of the future profitability of our DTC business	Using our 2023 budget for our Direct-to-Consumer segment revenue and then adjusting for items, if any, approved by the Committee that would otherwise distort the calculation of the performance goal

•	20% based on the Committee’s assessment of management’s qualitative performance as a whole with regard to the following factors:

o

Execution of our fiscal year 2023 strategy (10%), including how well we executed in evolving the Company into a leading global, multi-platform, premium content company, capitalizing on opportunities to manage costs and improve business operations, producing high quality content across the entire Company, driving the growth and profitability of our DTC streaming services, and continuing to streamline our asset portfolio;

o

Organization Development (5%), including how well we integrate Company values into all people processes and continuing to build a high-performing and inclusive culture that is a competitive advantage for us, growing people leader capability through expectation-setting and focused and scalable development, and building and developing “bench strength” throughout the organization by identifying and developing high potential future leaders; and

46 PARAMOUNT GLOBAL

COMPENSATION DISCUSSION AND ANALYSIS

o

Diversity, Equity & Inclusion (5%), including a holistic assessment of how well we continue to make progress on Company-wide DEI initiatives, including but not limited to, our aspirational hiring, retention and promotion goals, while fostering an inclusive work environment.

In all cases the maximum amount of STIP funding on a Company-wide basis was capped at 200% of the STIP pool at target.

Multiple risk mitigation concepts were maintained as part of the 2023 STIP design to strike the appropriate balance in management’s focus on our bottom-line financial goals and our DTC streaming growth strategy. Adjusted OIBDA and FCF achievement were each subject to maximum payouts of 200% of target to incentivize a shift in efforts towards driving streaming growth. The DTC streaming factors were subject to maximum payouts of 300% for achievement of maximum performance, provided that if threshold performance for either of the Adjusted OIBDA or FCF metric was not achieved, both DTC streaming metrics would be capped at a maximum payout percentage of 150%. The Committee determined that these limitations on DTC streaming metric payouts were appropriate to ensure that our bottom-line financial goals continued to remain a priority for management.

2.	At or shortly following the end of the fiscal year:

Determining Actual Bonus Payments. In accordance with the framework described above, the Adjusted OIBDA, FCF, DTC OIBDA and DTC Revenue results were calculated by starting with our 2023 results for each metric and then adjusting for items approved by the Committee that would otherwise have distorted the calculation of the performance goals. The Committee determined to adjust our quantitative performance to account for the impact of foreign currency rate fluctuations and reduced amortization expense. Further, the Committee determined to reduce the payout for the FCF metric to 100% of target to account for the unbudgeted positive cash flow impact of the Writers Guild of America and Screen Actors Guild-American Federation of Television and Radio Artists strikes. Performance results, including such adjustments, were as follows: with respect to Adjusted OIBDA, $2.296 billion, with respect to FCF, $(400) million, with respect to DTC OIBDA, $(1.804 billion) and with respect to DTC Revenue, $6.694 billion.

	Adjusted Quantitative Performance Results (80%)

(in millions)	Adjusted OIBDA* (20%)	Free Cash Flow (15%)	DTC OIBDA (15%)	DTC Revenue (30%)

Unadjusted Result	$2,378	$289	$(1,659)	$6,736

Adjustment	$(82)	$(689)	$(145)	$(42)

Adjusted Result	$2,296	$(400)	$(1,804)	$6,694

* OIBDA was adjusted to exclude the impact of STIP expense on the calculation of percentage achievement.

In accordance with step one of the two-step STIP design process discussed above, in February 2024, the Committee evaluated our adjusted performance for 2023 against the pre-established quantitative performance goals. Adjusted OIBDA results were determined to be between threshold and target, resulting in a below target payout for such factor, and adjusted FCF results were determined to be above maximum achievement, but the payout was capped at target, as noted above. Based on the adjusted results, DTC OIBDA and DTC Revenue were determined to be above target, resulting in a payout between target and maximum for such factors.

The Committee then evaluated our qualitative performance after receiving the Chief Executive Officer’s overall assessment of the Company’s 2023 qualitative performance goals, which included the following highlights:

•	We continued driving the evolution of Paramount into a leading global, multi-platform, premium content company;

•

With major Hollywood movies, top-tier sports and world-class entertainment, Paramount+ remains one of the fastest growing streaming services. We made significant progress in building a scaled streaming business with narrowed losses and that delivered growth in engagement and revenue. We increased its global subscribers and revenue by 21% and 61% over the prior year, respectively, and Pluto TV remained the most widely distributed FAST service;

•	We launched the integration of Paramount+ with SHOWTIME, enabling significant cost savings, a successful price increase and, most importantly, a stronger product for consumers and partners;

2024 PROXY STATEMENT 47

COMPENSATION DISCUSSION AND ANALYSIS

•

CBS finished the 2022-2023 season as America’s number one broadcast network in primetime for the 15th consecutive season, with the top four and eight of the top 10 most-watched series in primetime, including the number one series, scripted series and drama, the top three dramas, the number one new series, the top four sitcoms and the number one news program;

•

Paramount Pictures had five number one opening titles at the domestic box office, and extended powerful franchises like PAW Patrol: The Mighty Movie and Teenage Mutant Ninja Turtles: Mutant Mayhem, both of which also drove a broader ecosystem of consumption on linear and streaming and at retail;

•	We delivered on other cost savings opportunities through various transformation and cost management initiatives;

•	We continued working to streamline our asset portfolio, including the divestiture of Simon & Schuster; and

•	We extended our credit maturities and applied $1 billion of the Simon & Schuster sale proceeds to de-lever our balance sheet.

Based on its quantitative and qualitative assessments, the Committee determined the preliminary bonus funding percentage for 2023 to be 102.5% of target.

In accordance with step two of the two-step STIP design process discussed above, the Committee then modified the 102.5% preliminary bonus funding percentage for each NEO based on the Committee’s assessment of each NEO’s individual performance after consideration of management’s recommendation. When making its 2023 bonus determinations, the Committee considered the input and recommendations of Mr. Bakish with respect to NEOs other than himself. With respect to Mr. Bakish, the Committee took into account his performance evaluation conducted by the Committee, together with the Nominating and Governance Committee, after the close of the fiscal year. The Committee’s determination of the NEOs’ annual incentive amounts, as set forth in the Summary Compensation Table for Fiscal Year 2023 following this CD&A, took into account each NEO’s contributions toward the qualitative performance factors described above, as well as a variety of factors it deemed appropriate, with no pre-determined emphasis on any individual factor. The Committee also considered each NEO’s target bonus amount for 2023, which amounts are based on competitive practice and are included in the table below. The differences in the target bonus amounts set forth in the NEOs’ agreements partly reflect the level of relative impact of each of their positions on our performance.

Because of our NEOs’ performance, we continued to deliver on our strategic objectives. In addition to the accomplishments and other considerations discussed earlier in this CD&A, the Committee noted the following accomplishments within this context:

•	Mr. Bakish continued to provide strategic leadership and management for our Company during a time of tremendous challenges and opportunities. He and his senior executive team:

o

continued the disciplined execution of our strategy to deliver world-class content that drives advertising, subscription, and licensing revenue streams, creating value for our partners and shareholders;

o	oversaw operations around Paramount’s three segments – Direct-to-Consumer, TV Media and Filmed Entertainment:

◾

in Direct-to-Consumer, grew the Paramount+ global subscriber base by 21% over the prior year and revenue growth of 61% over the prior year; oversaw significant growth in total viewing hours for Paramount+ and Pluto TV; reduced full year 2023 DTC losses and passed peak investment a year ahead of plan in part due to the successful integration of Paramount+ with SHOWTIME; and the integration also drove increases in acquisition and engagement and operational efficiency;

◾

in TV Media, positioned CBS to finish the 2022-2023 season as America’s number one broadcast network in primetime for the 15th consecutive season with the top four and eight of the top 10 most-watched series in primetime, including the number one series, scripted series and drama, the top three dramas, the number one new series, the top four sitcoms and the number one news program; and

◾

in Filmed Entertainment, achieved five number one opening titles at the domestic box office for Paramount Pictures and a worldwide box office total of $2 billion, and extended powerful franchises like PAW Patrol: The Mighty Movie and Teenage Mutant Ninja Turtles: Mutant Mayhem, both of which also drove a broader ecosystem of consumption on linear and streaming and at retail;

48 PARAMOUNT GLOBAL

COMPENSATION DISCUSSION AND ANALYSIS

o	finalized key platform and distribution agreements domestically;

o	continued to expand the Company’s global distribution footprint through hard bundles, such as with J:COM and WOWOW in Japan, and other partnerships, including with retail and airline industry leaders;

o	drove scale and viewership in markets where we have not yet launched Paramount+ by leaning into lower-investment models, including deals with licensing partners in Belgium and Greece;

o	grew our multi-billion-dollar streaming and digital ad business EyeQ to more than 100 million full-episode viewers in the US alone;

o	streamlined our asset portfolio, including the divestiture of Simon & Schuster;

o	extended our credit maturities and applied $1 billion of the Simon & Schuster sale proceeds to de-lever our balance sheet;

o	prudently managed costs and improved operational efficiencies across the Company while navigating a challenging advertising market and the impact of strike activity; and

o	led our efforts to develop a high-performing workforce, foster an inclusive workplace, and continue supporting the diverse communities and audiences that we serve.

•	Mr. Chopra and Mses. D’Alimonte, Lea and Phillips were key members of the senior management team.

o

Mr. Chopra participated in and advised the senior management team and provided leadership of our finance, accounting, tax, treasury, investor relations, strategy and corporate development, technology and facilities and real estate functions, and continued to strengthen and streamline our finance organization and processes. Mr. Chopra also was instrumental in executing on our DTC streaming strategy and oversaw numerous initiatives to drive efficiencies and manage costs, including our efforts to prioritize content and marketing expenses and further refining our content decisioning and monetization strategy. Mr. Chopra continues to be a strong advocate and voice in our inclusive, values-driven corporate culture, and in 2023, continued his partnership with our Office of Global Inclusion and Human Resources teams to develop people leader capabilities and promote diverse talent pipelines for the functions reporting to him.

o

Ms. D’Alimonte was a member of our senior management team and provided leadership of our global legal and compliance functions, providing expert counsel and sound judgement to the Board and senior management on a wide variety of matters, including commercial transactions and negotiations, litigation and dispute resolution, regulatory matters as well as ongoing business counseling and advice. Ms. D’Alimonte provided strategic and legal guidance to our Board as it addressed complex issues relating to executive management, corporate governance and stockholder matters. Ms. D’Alimonte and her team supported steady execution of our accelerated streaming strategy, including the integration of Showtime into Paramount+, and other strategic initiatives involving the production and distribution of content, divestitures of non-core assets such as Simon & Schuster, and reduction of the Company’s debt. She has also been a strong advocate for enabling a diverse, equitable and inclusive law department and Company as a whole.

o

Ms. Lea participated in and advised the senior management team and provided leadership of our worldwide government relations function, overseeing the development and execution of our government relations strategy both domestically and internationally. Ms. Lea advocated public policy positions for the content distribution, streaming and film industries at the international, national, state, and local levels, worked extensively on television and film production tax credits and provided political, policy and regulatory expertise to our executives on a wide variety of issues.

o

Ms. Phillips participated in and advised the senior management team and led our people strategy and operations. Ms. Phillips provided leadership of our human resources and security functions, including our talent acquisition, people development, people operations and total rewards strategies. In 2023, she managed several significant leadership and organizational changes, including introducing the first ever People Leader Expectations (PLEs) – clear and comprehensive performance descriptors for all people leaders. Another important focus was on enabling business transformation efforts. This included designing and delivering global transformation approaches aligned to the Company’s strategic priorities and supporting the organization through change. Ms. Phillips was instrumental in launching our first ever

2024 PROXY STATEMENT 49

COMPENSATION DISCUSSION AND ANALYSIS

SPARK program as a combined company to educate, equip, inspire, and engage employees around the world, and in continuing to work to create a high-performing, high-development organizational culture that is diverse, equitable and inclusive and that will serve as a competitive advantage for us. Her focus in 2023 led to further development of our successful company-wide goal setting process and the collaborative launch, communication and integration of meaningful changes to the 2023 performance and compensation processes that continue to reinforce the linkage between pay and performance. Employee engagement continued to be a major focus area for Ms. Phillips and Paramount saw notable improvements in 2023. Ms. Phillips’ leadership with regard to the Company’s succession planning initiatives made it possible to repeatedly tap our deep bench strength to make key appointments throughout the organization.

Based on the foregoing, the Committee approved the specific annual incentive amounts set forth in the table below and in the Summary Compensation Table for Fiscal Year 2023 under the “Non-Equity Incentive” column for each of the above NEOs.

NEO	Target Award	Preliminary Bonus Funding Percentage	Preliminary Award	Individual Multiplier	Final Award

Robert M. Bakish*	$12,400,000	102.5%	$12,710,000	*	$12,400,000

Naveen Chopra**	$ 2,393,425	102.5%	$ 2,453,260	106%	$ 2,600,456

Christa A. D’Alimonte	$ 1,687,500	102.5%	$ 1,729,688	104%	$ 1,798,875

Doretha F. Lea	$ 1,000,000	102.5%	$ 1,025,000	104%	$ 1,066,000

Nancy Phillips	$ 925,000	102.5%	$ 948,125	104%	$ 986,050

*

While Mr. Bakish fully performed against his individual objectives in 2023, the Committee decided that, given the Company’s stock price performance, it would not be appropriate to award an above-target payout to our CEO for 2023. As a result, the final 2023 STIP award for Mr. Bakish was capped at 100% of his target award.

**	Mr. Chopra’s target annual incentive was prorated for 2023 to reflect his increased target bonus opportunity under his new employment agreement, effective March 1, 2023.

Fiscal Year 2024 Bonus Program

For 2024, the Committee determined to continue its practice of basing the level of STIP funding on a mix of quantitative and qualitative performance, with quantitative performance weighted at 80% and qualitative performance weighted at 20%. The Committee determined to continue using the same four quantitative metrics – i.e., Adjusted OIBDA, FCF, DTC OIBDA and DTC Revenue – but adjusted the metric weightings to 20% each. For the qualitative metrics, the Committee determined to use two metrics – Strategy & Execution and Workforce Culture and Development –and weight each metric at 10%.

Long-Term Incentive Program

Long-Term Incentive Program

The LTIP is designed as a “pay-for-performance” vehicle to encourage executives to make decisions that will create and sustain long-term value for shareholders. It is also a vehicle used to retain talent and build executive ownership. Through our total compensation design, a significant portion of the total compensation opportunity for the NEOs is directly linked to stock price performance, with the goal of creating alignment with our shareholders. Eligibility to participate in the LTIP is generally limited to executives who have management responsibility.

The type and mix of equity-based vehicles used to deliver value varies primarily by an executive’s level in the organization and our business needs. The Committee considers the following objectives in determining the appropriate type and mix of equity-based vehicles:

•

Increased accountability for senior executives (Performance-Based Equity Awards): Motivate senior executives to focus on our performance through the achievement of pre-established financial goals over a designated period.

•

Retention of talent and alignment with shareholder interests in both up and down markets (Time-Based Equity Awards): Provide real retention value in the form of awards that are earned over a specified vesting period, with the value of awards tied to the value of our stock price.

50 PARAMOUNT GLOBAL

COMPENSATION DISCUSSION AND ANALYSIS

The Committee discusses with management and ultimately approves the values, mix, and type of annual grants for senior executives, subject to the terms of an executive’s employment agreement. In determining the value, mix, and type of awards, the Committee takes into consideration the above objectives and the competitive assessment of total compensation reviewed by the independent compensation consultant and reviews the LTIP with its independent compensation consultant and senior management.

Fiscal Year 2023 LTIP Awards

As previously disclosed, the Committee approved fiscal year 2023 LTIP awards on February 9, 2023, with grants to be made effective on March 1, 2023, to eligible employees, including NEOs, in the form of TRSUs and PSUs. For 2023, the Committee determined to continue granting PSUs and TRSUs to our NEOs in the same proportions as for fiscal year 2022, i.e., 50% PSUs and 50% TRSUs for Mr. Bakish, our President and Chief Executive Officer, and 35% PSUs and 65% TRSUs for all other NEOs. The price used for determining the number of TRSUs to be granted to each NEO was the average closing price for the 20-trading day period immediately preceding and including the March 1, 2023 grant date. For PSUs, the average closing price for the 20-trading day period immediately preceding and including the March 1, 2023 grant date was used in the Monte Carlo valuation model to determine the number of PSUs to be granted to each NEO.

As part of its comprehensive annual review of our compensation programs, the Committee looks for opportunities to hone our compensation program to align further with our pay-for-performance philosophy and to remain competitive within our industry and the broader labor market. The Committee determined that the 2023 TRSU awards would vest ratably over three years (rather than ratably over four years, as in prior years) in order to be more competitive with and better align with practice within the Company’s compensation benchmarking peer group. The Committee found that relative total shareholder return (“TSR”) continued to be the appropriate performance criteria for PSUs, as it directly links a significant portion of our NEOs’ target compensation (12-25% in PSUs) to stock price performance while being a market-based measure. The Committee determined, however, that relative TSR performance for 2023 PSUs should be measured against a broad selection of companies in the media and entertainment, broadcast and cable television, advertising and digital advertising industries (“PSU Comparator Group”), rather than the S&P 500 index. The Committee believes that the companies in the PSU Comparator Group generally face the same macroeconomic and industry challenges faced by the Company and that using the PSU Comparator Group allows for performance measurement against a robust sample of companies without sacrificing the relevance of the comparators. The companies comprising the 2023 PSU Comparator Group are set forth below.

2023 PSU Comparator Group

Alphabet Inc. (GOOGL)

Altice USA, Inc.

AMC Networks Inc.

Cable One, Inc.

Charter Communications, Inc.

CineMark Holdings, Inc.

Clear Channel Outdoor Holdings, Inc.

Comcast Corporation

DISH Network Corp.

Fox Corporation (FOXA)

Gray Television, Inc. (GTN)

iHeartMedia, Inc.

IMAX Corporation

Liberty Global plc (LBTY.K)

Lions Gate Entertainment Corp. (LGF.A)

Meta Platforms, Inc.

Netflix, Inc.

Nexstar Media Group, Inc.

Omnicom Group Inc.

Pinterest, Inc.

Roku, Inc.

Sinclair Broadcast Group, Inc.

Sirius XM Holdings Inc.

Snap Inc.

Spotify Technology S.A.

TEGNA Inc.

The E.W. Scripps Company

The Interpublic Group of Companies, Inc.

The Trade Desk, Inc.

The Walt Disney Company

Warner Bros. Discovery, Inc.

World Wrestling Entertainment, Inc.

The 2023 PSUs are subject to a single three-year performance period commencing on March 1, 2023 and ending on February 28, 2026. The Committee determined to set the payout scales for 2023 with a threshold payout percentage of 50% of target for threshold performance and a maximum payout percentage of 200% of target for maximum performance.

2024 PROXY STATEMENT 51

COMPENSATION DISCUSSION AND ANALYSIS

The number of shares of Paramount Class B Common Stock to be delivered following the performance period for the 2023 PSUs is as follows:

Achievement of TSR*	Percentage of Target Shares Earned*

Less than the 25th Percentile	Award Forfeited

25th Percentile	50% of Target Award

50th Percentile	100% of Target Award

75th Percentile or greater	200% of Target Award

*	Linear interpolation between points of TSR achievement

Dividend equivalents accrue on the shares underlying the PSUs and equal the value of regular cash dividends paid on the shares of our Class B Common Stock. Dividend equivalents are paid in cash, less applicable withholdings, when the PSUs vest. If the PSUs do not vest, then the dividend equivalents accrued on those PSUs are forfeited.

Performance Results for 2021 PSUs having a Performance Period ending November 30, 2023

As previously disclosed in our proxy statement filed in 2022, the Compensation Committee granted, effective November 30, 2020, PSU awards for fiscal year 2021 comprised of three tranches of PSUs (the “2021 PSUs”), each with a distinct performance period beginning on December 1, 2020 and ending on each of the 2nd, 3rd and 4th anniversaries of the grant date, respectively. The 2021 PSUs vest based on relative TSR achievement against the companies in the S&P 500 index, and the number of shares earned with respect to a performance period is determined based on preset payout scales. The relative TSR achievement for the 2021 PSU tranche having a 3-year performance period ending on November 30, 2023 was determined to be below the 25th percentile (i.e., below threshold), resulting in forfeiture of the associated tranche. As previously disclosed in our proxy statement filed in 2023, the first tranche of the 2021 PSUs was also forfeited, in 2022. These forfeitures of two 2021 PSU tranches demonstrate our pay-for-performance philosophy as no shares were earned for below-threshold relative TSR performance.

Fiscal Year 2024 LTIP Awards

For 2024, the Committee determined to continue granting LTIP awards to NEOs in a combination of PSUs and TRSUs generally having the same terms and delivered in the same proportions as for fiscal year 2023. The price used for determining the number of TRSUs to be granted to each NEO was the average closing price for the 20-trading day period immediately preceding and including the March 1, 2024 grant date.

For 2024 PSUs, the average closing price for the 20-trading day period immediately preceding and including the March 1, 2024 grant date was used in the Monte Carlo valuation model to determine the number of PSUs to be granted to each NEO. Additionally, the Committee determined to set the payout scales for 2024 with a threshold payout percentage of 80% of target for threshold performance and a maximum payout percentage of 120% of target for maximum performance. The number of shares of Paramount Class B Common Stock to be delivered following the performance period for the 2024 PSUs is as follows:

Achievement of TSR*	Percentage of Target Shares Earned*

Less than the 25th Percentile	Award Forfeited

25th Percentile	80% of Target Award

50th Percentile	100% of Target Award

75th Percentile or greater	120% of Target Award

*	Linear interpolation between points of TSR achievement

52 PARAMOUNT GLOBAL

COMPENSATION DISCUSSION AND ANALYSIS

Equity Award Grant Date Procedures

The grant date for equity awards is the date on which the Committee approves awards under the LTIP or, if so determined by the Committee, a future grant date, or a date specified in an employment agreement. The Committee may approve an award that will have a future grant date, with the exercise price of any stock option not to be less than the closing price of a share of our Class B Common Stock on the date of grant. We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates. We provide communications regarding individual grant awards, including the terms and conditions, to recipients as soon as administratively feasible.

The Committee approved annual management grants awarded for 2020 on September 24, 2019, with a grant date of November 1, 2019; annual management grants awarded for 2021 on October 21, 2020, with a grant date of November 30, 2020; annual management grants awarded for 2022 on February 10, 2022, with a grant date of March 1, 2022; and annual management grants for 2023 on February 9, 2023, with a grant date of March 1, 2023.

The Committee approved annual management grants for 2024 on February 21, 2024, with a grant date of March 1, 2024, and intends that future annual management grants will continue to have a grant date in the first quarter of the applicable fiscal year.

Other Terms for TRSUs

TRSUs granted prior to 2023 generally vest in equal annual installments over the four-year period following the date of grant. For a description of certain other material terms of the TRSUs, see “Grants of Plan-Based Awards During 2023 —Description of Plan-Based Awards.” As previously described, beginning with 2023 grants, TRSUs will vest in equal annual installments over the three-year period following the date of grant.

Delegation of Authority with Respect to LTIP Awards

The Committee has delegated to the Chief Executive Officer limited authority, with respect to executives who are not, and are not reasonably expected to become, specified employees, (i) to grant long-term incentive awards under our long-term incentive plan to such executives in connection with their hiring, promotion, or contract renewal or for any other reason and (ii) to modify certain terms of outstanding equity grants in some post-termination circumstances. The Committee delegated this authority in order for the Chief Executive Officer to have the ability to (i) act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensation of an existing executive being given a significant increase in responsibility and (ii) maintain flexibility to manage compensation in post-termination circumstances when mutually beneficial to us and the executive. The Committee’s delegation specifies the circumstances in which the authority may be used and limits the amount that may be awarded to an individual, the total amount that may be awarded in a given period, and, in certain circumstances, the aggregate incremental expense we may incur as a result of modifications to the terms of outstanding equity grants. The delegation also requires that the Chief Executive Officer report to the Committee periodically on his exercise of this delegated authority.

STOCK OWNERSHIP GUIDELINES

In order to further align the NEOs’ and other senior executives’ interests with those of our shareholders, we have established stock ownership guidelines. The guidelines provide that, within five years, starting in fiscal year 2007 for legacy CBS senior executives and May of 2018 for legacy Viacom senior executives or, if later, in the year in which a senior executive first becomes subject to the guidelines, the NEOs and certain other senior executives are expected to acquire and establish holdings in our stock equal in value to a multiple of their cash base (base salary less mandatory deferrals, if applicable), depending on their positions as follows:

Senior Executive	Ownership Guideline Multiple

Chief Executive Officer	6x cash base

Other Senior Executives	1x to 3x cash base

2024 PROXY STATEMENT 53

COMPENSATION DISCUSSION AND ANALYSIS

All types of equity holdings, with the exception of stock options, are included in determining ownership. The Committee monitors compliance with these guidelines by receiving an annual progress report from senior management. During 2023, senior management reported to the Committee that all NEOs subject to the guidelines met the guidelines as applied to each of them at that time. The Committee continues to periodically monitor compliance with the guidelines.

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

We believe that engaging in short-term speculation in Paramount securities or personally profiting from a decline in our stock price would be, or may appear to be, inconsistent with the interests of our shareholders and the long-term value of the Company. Therefore, all employees, including our NEOs, are prohibited from (i) engaging in “short” sales of Company securities that they beneficially own and from buying or selling beneficial ownership of any Company-based derivative securities (such as “puts” and “calls”) that would result in receiving any gain or benefit if the price of the security declines, and (ii) entering into any derivative transactions with respect to beneficial ownership of Company securities (including unvested equity compensation), including any short sale, forward, equity swap, option or collar that is based on our stock price.

We prohibit our executive officers, Section 16 officers, including our NEOs, and any other employees who report directly to our CEO from holding our securities in a margin account or pledging our securities (including using our securities as collateral for a loan). Our pledging policy applies to all shares held by persons subject to the policy, regardless of how such shares were obtained, and cannot be waived by pre-clearance.

CLAWBACK POLICY

On July 24, 2023, the Committee adopted a clawback policy, effective October 2, 2023, consistent with the requirements of Exchange Act Rule 10D-1 and NASDAQ listing standards (the “Clawback Requirements”). In addition to covering current and former executive officers in accordance with the Clawback Requirements, the clawback policy covers other senior executives on the Company’s senior leadership team.

OTHER BENEFITS AND PROGRAMS

Retirement and Deferred Compensation Plans

We provide active, eligible employees with the opportunity to build financial resources for retirement through our broad-based tax-qualified defined benefit and/or defined contribution plans. In addition, eligible executives participate in our nonqualified defined benefit and/or deferred compensation plans. In some instances, participants in these qualified and nonqualified plans may also have frozen benefits in other qualified and nonqualified plans. Information regarding the retirement and deferred compensation plans applicable to our NEOs is set forth in the narrative after the Pension Benefits in 2023 table and the Nonqualified Deferred Compensation in 2023 table.

All Other Compensation

We provide other compensation to participating employees by making employer contributions in 401(k) and excess 401(k) plans and by providing company-paid life insurance. Compensation paid to the NEOs in relation to these programs is included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2023.

In certain instances, we provide executives with additional benefits that we believe are reasonable and typical for executives in similar industries and help us to attract and retain these executives. Among these benefits are transportation-related benefits, which we believe provide security, travel flexibility and efficiencies that result in a more productive use of the executive’s time, given the demands of his or her position. Information regarding the benefits described in this paragraph is included in footnote 6 to the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2023.

Post-Termination Arrangements

Each of the NEOs is entitled to post-termination payments and benefits upon the occurrence of a termination without “cause” or a resignation for “good reason” and upon death or disability, as set forth in their respective employment agreements and, if applicable, the CIC Plan.

54 PARAMOUNT GLOBAL

COMPENSATION DISCUSSION AND ANALYSIS

The terms of these payments and benefits, and the estimated potential payments that would be made to each NEO if his or her employment terminated as of the 2023 fiscal year-end for the applicable reasons noted above are described under “Potential Payments upon Termination and Certain Other Events.” In assessing post-termination payments and benefits in connection with senior executive employment arrangements, the Committee considers competitive practice with respect to comparable executives at peer companies as well as prevailing practice and trends with respect to other public companies that are relevant in terms of size and complexity. The objective of these payments and benefits is to recruit and retain talent in a competitive market and, as applicable, compensate executives for restrictive covenants and other obligations following a termination without “cause” or a resignation for “good reason.”

Employment Contracts

All of the NEOs have employment contracts with us, as the Committee has considered it to be in our best interests to secure the employment of each of these executives. The terms and provisions of these contracts are more fully described in the narrative section after the Summary Compensation Table for Fiscal Year 2023.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code (the “Code”) (“Section 162(m)”) limits our ability to deduct compensation paid to our NEOs for U.S. federal income tax purposes, generally to $1 million per year. Further, once any of our employees is considered a “covered employee” under Section 162(m) of the Code, that person will remain a “covered employee” so long as the person receives compensation from us. The Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of Paramount and our shareholders, even if not fully deductible.

2024 PROXY STATEMENT 55

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such information by reference.

The Compensation Committee of the Board of Directors of Paramount Global has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on this review and these discussions, the Compensation Committee has recommended to the Paramount Global Board of Directors that the CD&A be included in this proxy statement and incorporated by reference from this proxy statement into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 28, 2024.

Members of the Compensation Committee

Linda M. Griego

Judith A. McHale, Chair

Nicole Seligman

56 PARAMOUNT GLOBAL

Executive Compensation

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2023

The following table sets forth information concerning total compensation for fiscal years 2023, 2022 and 2021 for our principal executive officer, principal financial officer and three other most highly compensated executive officers for fiscal year 2023 (the “NEOs”).

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and NQDC Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)

Robert M. Bakish President and Chief Executive Officer; Director	2023	3,100,000	15,535,109	12,400,000	121,824	100,196	31,257,129
	2022	3,100,000	15,999,979	12,871,200	–	74,827	32,046,006
	2021	3,100,000	–	16,828,412	–	106,800	20,035,212

Naveen Chopra EVP, Chief Financial Officer	2023	1,400,000	3,993,209	2,600,456	–	22,447	8,016,112
	2022	1,400,000	2,999,976	2,088,975	–	21,582	6,510,533
	2021	1,400,000	–	2,648,205	–	20,757	4,068,962

Christa A. D’Alimonte EVP, General Counsel and Secretary	2023	1,350,000	2,597,998	1,798,875	–	26,121	5,772,994
	2022	1,328,461	2,700,007	1,678,641	–	25,299	5,732,408
	2021	1,250,000	–	1,970,391	–	25,007	3,245,398

Doretha F. Lea EVP, Global Public Policy and Government Relations	2023	1,000,000	962,214	1,066,000	89,563	25,634	3,143,411
	2022	931,961	750,003	994,750	–	37,033	2,713,747
	2021	911,550	–	1,149,510	2,049	25,722	2,088,831

Nancy Phillips EVP, Chief People Officer	2023	925,000	1,154,650	986,050	–	27,596	3,093,296
	2022	885,336	1,200,004	920,144	–	27,553	3,033,037
	2021	787,500	–	993,077	–	27,070	1,807,647

(1)

Salary includes amounts deferred under qualified and nonqualified arrangements for each of the NEOs. See the Nonqualified Deferred Compensation in 2023 table for further information on amounts deferred under nonqualified deferred compensation arrangements. 2022 and 2023 amounts for Mses. D’Alimonte, Lea and Phillips reflect base salary increases effective March 15, October 1, and April 11, 2022, respectively.

(2)

Amounts reflect the aggregate grant date fair values for TRSUs and PSUs determined in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2023, see Note 15 “Stock-Based Compensation” to the audited 2023 consolidated financial statements on pages II-76 to II-78 in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)

Amounts represent the amount of compensation earned by the applicable NEO under our annual performance-based incentive program. Consistent with our general approach for other participants in our 2022 annual performance-based incentive program, 2022 bonus amounts were calculated using the individual’s salary as of year-end. Mr. Chopra’s 2023 bonus amount was pro-rated to account for his increase in target annual bonus opportunity effective March 1, 2023.

(4)

Amounts relate to changes in pension value only. None of our nonqualified deferred compensation plans for executives provide for above-market interest or preferential earnings. The change in pension value was negative for Mr. Bakish in 2021 and 2022 ($(12,822) and $(538,952), respectively) and Ms. Lea in 2022 ($(415,173)).

2024 PROXY STATEMENT 57

EXECUTIVE COMPENSATION

(5)	The following table describes each component of the “All Other Compensation” column for 2023:

Named Executive Officer	Company Contribution to 401(k) Plans ($)(a)	Company Contribution to 401(k) Excess Plan ($)(b)	Company Contribution to Profit Sharing Plan ($)(c)	Company Paid Life Insurance ($)(d)	Perquisites and Other Personal Benefits	Total ($)
					Transportation- Related Benefits ($)(e)

Robert M. Bakish	9,892	–	3,695	7,080	79,259	100,196

Naveen Chopra	16,500	–	3,695	1,982	–	22,447

Christa A. D’Alimonte	6,681	13,563	3,695	1,912	–	26,121

Doretha F. Lea	9,375	10,938	3,695	1,356	–	25,634

Nancy Phillips	16,071	6,250	3,695	1,310	–	27,586

(a)	Represents Company matching contributions made for 2023 under our 401(k) plan.

(b)	Represents Company matching contributions made for 2023 under our excess 401(k) plan.

(c)	Represents Company profit sharing contributions made for 2023 under our 401(k) plan.

(d)	Represents premiums paid by us in 2023 for life insurance coverage.

(e)

The amounts of perquisites and other personal benefits shown in this column reflect the personal use of a car and driver and/or personal use of car service, all provided for business-related security reasons.

Employment Agreements with NEOs

During fiscal year 2023, all NEOs had employment agreements that set forth the terms and conditions of their employment. The material terms of each of these agreements that are necessary to an understanding of the information provided in the Summary Compensation Table for Fiscal Year 2023 are provided below. See “Potential Payments Upon Termination and Certain Other Events” for a discussion of the severance payments and benefits for the NEOs in connection with a termination of their employment and, under “Compensation Discussion and Analysis,” the sections entitled “Annual Incentive Awards” and “Long-Term Incentive Program” for discussions of the terms of the annual cash incentive awards and long-term equity incentive awards.

Pursuant to the NEOs’ participation in the CIC Plan, certain of the termination payments and benefits described below may be enhanced if such termination occurs (i) following the Company’s entry into a definitive agreement, the consummation of which would be a Change in Control (as defined in the CIC Plan), and (ii) within the six months preceding or two years following such Change in Control. See the section entitled “Potential Payments Upon Termination and Certain Other Events.”

Robert M. Bakish

On August 13, 2019, Viacom entered into an employment agreement with Mr. Bakish, pursuant to which, upon the closing of the merger of Viacom with and into CBS Corporation (the “Merger”) on December 4, 2019 (the “Closing Date”), he became our President and Chief Executive Officer. Mr. Bakish’s agreement provides for a four-year term that, beginning December 4, 2022, automatically extends for an additional year on each anniversary of the Closing Date unless either party gives a non-renewal notice at least 120 days before the applicable anniversary. His agreement was most recently extended to December 4, 2025. The agreement provides for an annual base salary of $3.1 million per year, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus opportunity of $12.4 million per year. Mr. Bakish is eligible to receive annual grants of equity compensation with an aggregate target value of $16 million. Pursuant to a letter agreement entered into in connection with Mr. Bakish’s employment agreement, he received a one-time grant of TRSUs with a grant date value of $5 million, vesting in equal installments on each of the first four anniversaries of the Closing Date. Mr. Bakish has not received a compensation increase since that time.

Mr. Bakish’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that his employment is terminated by us without “cause” or by him with “good reason,” or, in certain circumstances, following non-extension of his employment agreement.

58 PARAMOUNT GLOBAL

EXECUTIVE COMPENSATION

Naveen Chopra

On June 30, 2020, we entered into an employment agreement with Mr. Chopra, pursuant to which he became our Executive Vice President, Chief Financial Officer, effective August 10, 2020, as well as a letter agreement setting forth additional terms of Mr. Chopra’s compensation. The employment agreement had a three-year term and provided for an annual base salary of $1.4 million, to be reviewed annually by the Compensation Committee and increased at the discretion of the Compensation Committee, and an annual target bonus of 150% of his annual salary. With respect to fiscal year 2020, the employment agreement provided for Mr. Chopra to receive a guaranteed minimum annual bonus, subject to pro-ration based on Mr. Chopra’s start date. Mr. Chopra was eligible to receive annual grants of equity compensation with an aggregate target value of $3 million, beginning with the annual grant made for fiscal year 2022. Pursuant to a letter agreement entered into in connection with Mr. Chopra’s employment agreement (the “Chopra Letter Agreement”), Mr. Chopra received two grants of equity compensation on August 24, 2020 with grant date values of $3 million and $4.5 million, which were in lieu of a fiscal 2021 long-term equity incentive award and in consideration of forfeited compensation from his former employer, respectively. Pursuant to the Chopra Letter Agreement and as further consideration for forfeited compensation from his former employer, Mr. Chopra received a one-time sign-on cash bonus of $2 million, which was subject to repayment in the event of certain terminations of Mr. Chopra’s employment prior to August 10, 2022. On June 28, 2023, Mr. Chopra and the Company entered into a new employment agreement extending the term of his employment through June 20, 2026 and, effective March 1, 2023, increasing his target annual cash bonus under the STIP to 175% of his annual base salary and the aggregate target grant date value of his annual equity compensation to $4.15 million.

Mr. Chopra’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The employment agreement also provides for severance payments and benefits in the event that Mr. Chopra’s employment is terminated by us without “cause” or by him with “good reason,” or, in certain circumstances, following non-extension of his employment agreement.

Christa A. D’Alimonte

On August 13, 2019, Viacom entered into an employment agreement with Ms. D’Alimonte, pursuant to which, upon the closing of the Merger, she became our Executive Vice President, General Counsel and Secretary. Ms. D’Alimonte’s agreement had a three-year term and provided for an annual base salary of $1.25 million per year, to be reviewed annually by the Compensation Committee and increased at the discretion of the Compensation Committee, and an annual target bonus opportunity of 125% of her annual base salary. Ms. D’Alimonte was eligible to receive annual grants of equity compensation with an aggregate target value of $2,187,500. On March 11, 2022, Ms. D’Alimonte and the Company entered into a new employment agreement extending the term of her employment through June 30, 2025, increasing her base salary to $1.35 million, effective March 15, 2022, and, beginning with fiscal year 2022, increasing the aggregate target grant date value of her annual equity compensation to $2.7 million.

Ms. D’Alimonte’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that her employment is terminated by us without “cause” or by her with “good reason,” or, in certain circumstances, following non-extension of her employment agreement.

Doretha F. Lea

On October 2, 2019, Viacom entered into an employment agreement with Ms. Lea, pursuant to which, upon the closing of the Merger, she became our Executive Vice President, Global Public Policy and Government Relations. Ms. Lea’s agreement had a three-year term and provided for an annual base salary of $911,550 per year, to be reviewed annually by the Compensation Committee and increased at the discretion of the Compensation Committee, and an annual target bonus opportunity of 100% of her annual base salary. Ms. Lea was eligible to receive annual grants of equity compensation with an aggregate target value of $750,000. On April 12, 2022, Ms. Lea and the Company entered into a new employment agreement extending the term of her employment through December 31, 2025, increasing her base salary to $1 million, effective October 1, 2022, and, beginning with fiscal year 2023, increasing the aggregate target grant date value of her annual equity compensation to $1 million.

2024 PROXY STATEMENT 59

EXECUTIVE COMPENSATION

Ms. Lea’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that her employment is terminated by us without “cause” or by her with “good reason,” or, in certain circumstances, following non-extension of her employment agreement.

Nancy Phillips

On December 2, 2019, Viacom entered into an employment agreement with Ms. Phillips, pursuant to which, upon the closing of the Merger, she became our Executive Vice President, Chief People Officer. Ms. Phillips’ agreement had a three-year term and provided for an annual base salary of $750,000, to be reviewed annually by the Compensation Committee and increased at the discretion of the Compensation Committee, and an annual target bonus opportunity of 100% of her annual salary. Ms. Phillips was eligible to receive annual grants of equity compensation with an aggregate target grant date value of $1 million, beginning with the annual grant made for fiscal year 2021. Pursuant to a letter agreement entered into in connection with Ms. Phillips’ employment agreement (the “Phillips Letter Agreement”), she received a one-time grant of TRSUs on December 16, 2019, with a value of $1.75 million, in connection with commencement of her employment. This one-time grant vests over four years in equal annual installments. Also on December 16, 2019, pursuant to the Phillips Letter Agreement, Ms. Phillips received her fiscal year 2020 LTIP grant in the form of TRSUs with a value of $1.25 million, which was 125% of the annual long-term equity incentive target provided for in Ms. Phillips’ employment agreement at that time. This grant also vests over four years in equal annual installments. Ms. Phillips’ base salary was increased to $787,500, effective January 1, 2021, and, beginning with fiscal year 2022, the aggregate target grant date value of annual equity compensation for which she is eligible increased to $1.2 million. On April 12, 2022, Ms. Phillips and the Company entered into a new employment agreement extending the term of her employment through June 30, 2025 and increasing her base salary to $925,000, effective April 11, 2022.

Ms. Phillips’ employment agreement contains certain restrictive covenants, including non-solicitation covenants, noncompetition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that her employment is terminated by us without “cause” or by her with “good reason,” or, in certain circumstances, following non-extension of her employment agreement.

60 PARAMOUNT GLOBAL

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS DURING 2023

The following table sets forth information concerning grants of awards under our incentive programs to the NEOs in fiscal year 2023. No option awards were granted to NEOs in fiscal year 2023.

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(4)

Robert M. Bakish	3/1/2023	2/9/2023	—	—	—	124,494	248,988	497,976	—	7,999,985
	3/1/2023	2/9/2023	—	—	—	—	—	—	346,921	7,535,124
			3,100,000	12,400,000	24,800,000	—	—	—	—	—

Naveen Chopra	3/1/2023	2/9/2023	—	—	—	22,603	45,206	90,412	—	1,452,469
	3/1/2023	2/9/2023	—	—	—	—	—	—	116,977	2,540,740
			598,356	2,393,425	4,786,850	—	—	—	—	—

Christa A. D’Alimonte	3/1/2023	2/9/2023	—	—	—	14,706	29,411	58,822	—	944,976
	3/1/2023	2/9/2023	—	—	—	—	—	—	76,106	1,653,022
			421,875	1,687,500	3,375,000	—	—	—	—	—

Doretha F. Lea	3/1/2023	2/9/2023	—	—	—	5,447	10,893	21,786	—	349,992
	3/1/2023	2/9/2023	—	—	—	—	—	—	28,187	612,222
			250,000	1,000,000	2,000,000	—	—	—	—	—

Nancy Phillips	3/1/2023	2/9/2023	—	—	—	6,536	13,071	26,142	—	419,971
	3/1/2023	2/9/2023	—	—	—	—	—	—	33,825	734,679
			231,250	925,000	1,850,000	—	—	—	—	—

(1)	The “Committee Action Date” refers to the date on which the Compensation Committee approved the grants reported in the table.

(2)

Amounts reflect the range of potential bonus payments for each NEO from threshold to maximum based on the NEO’s target opportunity under the STIP, with threshold, target and maximum payouts amounting to 25%, 100% and 200% of the applicable NEO’s target opportunity, respectively. Mr. Chopra’s amounts reflect pro-ration based on his increase in target bonus opportunity, effective March 1, 2023, under his new employment agreement.

(3)

Amounts reflect the range of PSUs potentially earned by each NEO from threshold to maximum with respect to the PSU component of the 2023 LTIP awards based on the NEO’s target number of PSUs, with threshold, target and maximum payouts amounting to 50%, 100% and 200% of the applicable NEO’s target PSUs, respectively. Amounts reflect the fair value on the date of grant, calculated in accordance with FASB ASC Topic 718.

(4)	Amounts reflect the TRSU component of the 2023 LTIP awards.

(5)	Amounts reflect the fair value on the date of grant, calculated in accordance with FASB ASC Topic 718.

Description of Plan-Based Awards

The Compensation Committee approved fiscal year 2023 LTIP awards on February 9, 2023, with grants to be made effective March 1, 2023, to eligible employees, including NEOs. The number of TRSUs awarded for fiscal year 2023 was determined by dividing the value of the award by the average closing price of a share of our Class B Common Stock over the 20-trading day period immediately preceding and including the grant date, and the target number of PSUs granted was determined by dividing the target value of the award by the grant date fair value determined using a Monte Carlo valuation model for the performance period.

For other terms of these awards relating to performance goals and grant dates, see “Compensation Discussion and Analysis — Long-Term Incentive Programs — Fiscal Year 2023 LTIP Awards” and “— Equity Award Grant Date Procedures.”

2024 PROXY STATEMENT 61

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2023

The following table sets forth the outstanding equity awards held by our NEOs on December 31, 2023, which were comprised of vested and unexercised stock options and unvested TRSUs and PSUs. Market values were calculated using the closing price of our Class B Common Stock on December 29, 2023, the last day of our fiscal year, which was $14.79.

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options — Exercisable (#)(1)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)

Robert M. Bakish	5/18/2016	62,037	—	65.18	5/18/2024	—	—	—	—
	11/10/2016	76,517	—	63.75	11/10/2024	—	—	—	—
	1/9/2017	201,234	—	64.31	1/9/2025	—	—	—	—
	11/20/2017	437,775	—	43.90	11/20/2025	—	—	—	—
	11/30/2018	407,832	—	51.76	11/30/2026	—	—	—	—
	11/30/2020	—	—	—	—	—	—	33,532	495,938
	11/30/2020	—	—	—	—	85,034	1,257,653	—	—
	3/1/2022	—	—	—	—	—	—	213,049	3,150,995
	3/1/2022	—	—	—	—	185,989	2,750,777	—	—
	3/1/2023	—	—	—	—	—	—	124,494	1,841,266
	3/1/2023	—	—	—	—	346,921	5,130,962	—	—

Naveen Chopra	8/24/2020	—	—	—	—	27,135	401,327	—	—
	8/24/2020	—	—	—	—	40,702	601,983	—	—
	3/1/2022	—	—	—	—	—	—	27,963	413,573
	3/1/2022	—	—	—	—	45,334	670,490	—	—
	3/1/2023	—	—	—	—	—	—	22,603	334,298
	3/1/2023	—	—	—	—	116,977	1,730,090	—	—

Christa A. D’Alimonte	5/18/2016	8,271	—	65.18	5/18/2024	—	—	—	—
	5/18/2017	27,976	—	57.01	5/18/2025	—	—	—	—
	1/31/2018	22,909	—	56.06	1/31/2026	—	—	—	—
	11/30/2018	26,917	—	51.76	11/30/2026	—	—	—	—
	11/30/2020	—	—	—	—	—	—	4,584	67,797
	11/30/2020	—	—	—	—	11,626	171,949	—	—
	3/1/2022	—	—	—	—	—	—	25,167	372,220
	3/1/2022	—	—	—	—	40,801	603,447	—	—
	3/1/2023	—	—	—	—	—	—	14,706	217,502
	3/1/2023	—	—	—	—	76,106	1,125,608	—	—

62 PARAMOUNT GLOBAL

EXECUTIVE COMPENSATION

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options — Exercisable (#)(1)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)

Doretha F. Lea	5/18/2016	19,300	—	65.18	5/18/2024	—	—	—	—
	5/18/2017	19,479	—	57.01	5/18/2025	—	—	—	—
	1/31/2018	3,178	—	56.06	1/31/2026	—	—	—	—
	11/30/2018	8,564	—	51.76	11/30/2026	—	—	—	—
	11/30/2020	—	—	—	—	—	—	1,572	23,250
	11/30/2020	—	—	—	—	3,986	58,953	—	—
	3/1/2022	—	—	—	—	—	—	6,991	103,397
	3/1/2022	—	—	—	—	11,334	167,630	—	—
	3/1/2023	—	—	—	—	—	—	5,447	80,561
	3/1/2023	—	—	—	—	28,187	416,886	—	—

Nancy Phillips	11/30/2020	—	—	—	—	—	—	2,096	31,000
	11/30/2020	—	—	—	—	5,315	78,609	—	—
	3/1/2022	—	—	—	—	—	—	11,185	165,426
	3/1/2022	—	—	—	—	18,134	268,202	—	—
	3/1/2023	—	—	—	—	—	—	6,536	96,667
	3/1/2023	—	—	—	—	33,825	500,272	—	—

(1)	Stock options in this column are fully vested.

(2)

Each TRSU award granted prior to 2023 vests 1/4 on each of the first four anniversaries of the date of grant. TRSU awards granted in 2023 vest 1/3 on each of the first three anniversaries of the date of grant.

(3)

Represents the threshold number of outstanding PSUs granted in 2020, 2022 and 2023, as applicable. PSUs are eligible to vest based on achievement of the applicable TSR goals, on certification following the end of the applicable performance period. PSUs granted in 2020 are subject to three performance periods beginning on December 1, 2020 and ending on each of the 2nd, 3rd and 4th anniversaries of the grant date, respectively. PSUs granted in 2022 and 2023 are subject to a single three-year performance period ending on February 28, 2025 and February 28, 2026, respectively.

OPTION EXERCISES AND STOCK VESTED DURING 2023

The following table sets forth information concerning the vesting of stock awards during 2023 for each of our NEOs. No NEO exercised options during 2023.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Robert M. Bakish	313,194	4,520,612
Naveen Chopra	82,948	1,327,457
Christa A. D’Alimonte	43,761	662,643
Doretha F. Lea	14,119	207,971
Nancy Phillips	30,226	514,626

(1)

Represents TRSUs that vested during 2023. The number of shares acquired and value realized on vesting include shares withheld to satisfy tax withholding obligations. The net shares delivered to each NEO with respect to TRSUs after withholding for applicable taxes were: Mr. Bakish, 160,213; Mr. Chopra, 42,869; Ms. D’Alimonte, 22,881; Ms. Lea, 9,387; and Ms. Phillips, 15,708.

2024 PROXY STATEMENT 63

EXECUTIVE COMPENSATION

(2)	Represents the number of shares underlying TRSUs that vested in 2023, multiplied by the closing price of our Class B Common Stock on the applicable vesting date.

PENSION BENEFITS IN 2023

The following table sets forth information concerning each tax-qualified and nonqualified defined benefit pension plan that provides payments in connection with retirement with respect to the NEOs who participate in any such plan. None of the below plans provided for accrual of benefits during 2023 for the NEOs; however, as shown below, the applicable NEOs had an accumulated benefit under such plans. None of the NEOs received payments under pension plans during 2023.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Robert M. Bakish	Tax-Qualified—The Viacom Pension Plan	14.9	438,046	—

	Nonqualified—The Viacom Excess Pension Plan	11.2	943,843	—

Doretha F. Lea	Tax-Qualified—The Viacom Pension Plan	13.2	369,073	—

	Nonqualified—The Viacom Excess Pension Plan	9.4	600,932	—

(1)

Years of credited service for Mr. Bakish and Ms. Lea differ from actual years of service based on the date they satisfied age and service requirements under the applicable plan and the date benefit accruals were frozen under such plan (i.e., December 31, 2012 for the Viacom Pension Plan and April 1, 2009 for the Viacom Excess Pension Plan). These differences did not result in any increased benefits to the executives.

(2)

The present value of each of Mr. Bakish and Ms. Lea’s accumulated benefit on December 31, 2023 in the Viacom Pension Plan and the Viacom Excess Pension Plan was calculated assuming commencement of benefits at age 65, using a discount rate of 5.56% for the Viacom Pension Plan and 5.55% for the Viacom Excess Pension Plan, and mortality rates in accordance with RPH-2015 mixed collar sex distinct table multiplied by 1.03 and with generational projection of MP-2020 with a 0.75% long-term improvement rate. The modified generational improvement scale adopts all the parameter changes implemented and published by the Society of Actuaries for MP-2019 except for the ultimate improvement rate which under the modified improvement scale is 0.75% instead of 1.00%. The present value of each of Mr. Bakish’s and Ms. Lea’s accumulated benefit on December 31, 2023 in the Viacom Pension Plan reflects established assumptions regarding the form of payment elected by participants, specifically that 70% of retirement eligible participants elect lump sums and 30% elect life annuities and that 90% of vested eligible participants elect lump sums and 10% elect life annuities. As it relates to the present value of each of Mr. Bakish’s and Ms. Lea’s accumulated benefit on December 31, 2023, the amount shown in the Viacom Excess Pension Plan assumes the grandfathered benefit under Section 409A of the Code (“Section 409A”) is payable in the same form of payment as the benefit under the Viacom Pension Plan. The benefit accumulated after the implementation of Section 409A assumes 100% of participants elect life annuities.

Description of Pension Benefits

We currently maintain several tax-qualified and nonqualified defined benefit plans as a result of various mergers, acquisitions and divestitures involving the Company and its various businesses, as well as changes implemented by the Company and its predecessors in retirement programs. All of the plans identified below have been frozen with respect to future benefit accruals and closed to new participants. The normal retirement age for all Company-sponsored pension plans is 65.

The Viacom Pension Plan (the “VPP”)

We maintain the Viacom Pension Plan, a tax-qualified defined benefit plan for eligible employees who satisfied age and service requirements (including Mr. Bakish and Ms. Lea) prior to the Viacom Pension Plan’s closure to new participants and cessation of benefit accruals as of December 31, 2012. Participants are fully vested in their accrued benefit upon the completion of five years of vesting service. We pay the cost of the benefits provided under the Viacom Pension Plan. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or a single life annuity, respectively. The Viacom Pension Plan also offers a lump-sum distribution option. All optional forms of payment under the Viacom Pension Plan are actuarially equivalent to the normal forms of payment. A reduction is applied to the single life annuity benefit if an optional form is elected. If a participant in the Viacom Pension Plan has reached age 55 and has 10 or more years of vesting service (as is the case for Mr. Bakish and Ms. Lea), he or she is eligible for an early retirement benefit. The early retirement reduction ranges between 4% to 6% per year for each year the benefit begins between 65 and 55.

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The benefit formula for calculating an age 65 accrued benefit under the Viacom Pension Plan is equal to the sum of (i) the employee’s accrued benefit as of December 31, 2009 and (ii) the employee’s accrued benefit from January 1, 2010 through December 31, 2012. The benefit formula for part (i) is a monthly benefit payable in the form of a single life annuity at a normal retirement age of 65, determined by taking 1.25% times final average compensation up to the covered compensation amount, times benefit service (up to a maximum of 30 years), plus 1.75% times final average compensation above the covered compensation amount, times benefit service (up to a maximum of 30 years). The benefit formula for part (ii) is a single-sum benefit payable at a normal retirement age of 65 determined by taking 10% of the employee’s post-2009 accumulated compensation, adjusted annually during employment by a wage inflation factor (based on the annual increase in the Social Security Wage Base), with an annual cap of 4%.

The Viacom Excess Pension Plan (the “VEP”)

We also maintain the VEP, an unfunded nonqualified defined benefit plan, to provide benefits to employees (including Mr. Bakish and Ms. Lea) who participate in the Viacom Pension Plan and whose annual base salary exceeds the applicable eligible compensation for purposes of the Company’s 401(k) plan ($330,000 for 2023) (the “Annual Limit”). Effective April 1, 2009, further accruals were discontinued under the VEP. The benefits under the VEP are calculated by determining the excess, if any, of (i) the benefits that would be payable under the Viacom Pension Plan if the VPP were not subject to the Annual Limit or the limit under Section 415 of the Code and the VPP benefit was determined by including all deferrals under any Company nonqualified deferred compensation plan and (ii) the benefits actually payable under the Viacom Pension Plan. The maximum amount of total compensation earned on or before March 31, 2009 taken into account under the Viacom Pension Plan and the VEP together generally is $750,000. The normal and optional forms of payment for the benefit are the same under the VEP as under the Viacom Pension Plan; however, a lump sum option is not available for the portion accrued post-2004. We generally do not grant employees extra years of benefit service under the Viacom Pension Plan or the VEP for purposes of calculating a pension benefit. If a participant in the VEP has reached age 55 and has 10 or more years of vesting service (as is the case for Mr. Bakish and Ms. Lea), he or she is considered eligible for an early retirement benefit. The early retirement reduction ranges between 4% to 6% per year for each year the benefit begins between 65 and 55. Unless an election was made prior to January 1, 2009, the benefit will begin at the later of age 55 and six months following the employee’s termination.

NONQUALIFIED DEFERRED COMPENSATION IN 2023

The following table sets forth information concerning nonqualified deferred compensation for 2023 for each of our NEOs.

Name	Plan Name	Executive Contributions in Last Fiscal Year (1)($)	Registrant Contributions in Last Fiscal Year (2)($)	Aggregate Earnings in Last Fiscal Year (3)($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)

Robert M. Bakish	Deferred Salary Plans	—	—	3,083,951	—	16,459,972

	Deferred Bonus Plans	—	—	1,283,329	—	6,829,991

Naveen Chopra	Deferred Salary Plans	—	—	—	—	—

	Deferred Bonus Plans	—	—	—	—	—

Christa A. D’Alimonte	Deferred Salary Plans	123,750	13,563	200,311	—	1,517,368

	Deferred Bonus Plans	—	—	—	—	—

Doretha F. Lea	Deferred Salary Plans	121,875	10,938	305,157	—	1,752,282

	Deferred Bonus Plans	149,213	—	100,237	—	639,251

Nancy Phillips	Deferred Salary Plans	36,214	6,250	25,793	—	229,933

	Deferred Bonus Plans	55,209	—	6,709	—	61,917

(1)

Executive contributions pursuant to deferred salary and bonus plans are included in the “Salary” and “Non-Equity Incentive Plan” columns, respectively, in the Summary Compensation Table for Fiscal Year 2023.

(2)	Amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2023.

(3)

Amounts reflect earnings on all amounts deferred in 2023 and prior years in nonqualified plans. No portion of these amounts is included in the Summary Compensation Table for Fiscal Year 2023, as none of these plans or arrangements provided for above-market or preferential earnings during 2023, as noted in footnote (4) to the Summary Compensation Table for Fiscal Year 2023.

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(4)

Includes amounts deferred in prior years (i) in the case of Deferred Salary Plans, under the Viacom Excess 401(k) Plan for Designated Senior Executives (the “Viacom Excess Plan”) and (ii) in the case of Deferred Bonus Plans, under the Viacom Bonus Deferral Plan for Designated Senior Executives (together with the Viacom Excess Plan, the “Legacy Plans”). The Legacy Plans were frozen to new participants and future deferrals as of December 31, 2021. Amounts deferred and any vested matching contributions, as applicable, under the Legacy Plans are distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments.

Description of Nonqualified Deferred Compensation

Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

Deferred Salary Plan

We maintain supplemental 401(k) plans, including the Paramount Global Excess 401(k) Plan for Designated Senior Executives (the “Excess 401(k) Plan”), an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the Paramount Global 401(k) plan (“Company 401(k) Plan”), and whose annual base salary exceeds the Annual Limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis.

Under the Excess 401(k) Plan, eligible compensation generally includes base pay or salary, including pre-tax contributions to the Company 401(k) Plan and our group health and welfare plans, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, commissions, hazard pay and shift differential pay. Nondiscretionary matching contributions made by the Company to the Excess 401(k) Plan on and after January 1, 2021, are equal to the sum of (a) 100% of the first 1% of eligible compensation deferred each pay period on a pretax basis and (b) 50% of the next 5% of eligible compensation deferred each pay period, which is equal to a maximum nondiscretionary matching contribution of 3.5% of eligible compensation. In addition, effective January 1, 2021, any nondiscretionary matching contributions made by the Company to the Company 401(k) Plan and the Excess 401(k) Plan, together, will not be made with respect to annual compensation in excess of $500,000 for any participant. Participants become fully vested in the matching contribution after two years of service. Deferred amounts are reflected in phantom notional accounts and are credited (or charged) with notional earnings and/or losses as if the deferred amounts were invested in accordance with the participant’s investment elections under the Excess 401(k) Plan with respect to investment options, which options are determined by the plan committee. Company matching contributions are also reflected in phantom notional accounts, which are credited (or charged) with notional earnings and/or losses as if the matching contributions were invested in accordance with the participant’s investment elections under the Excess 401(k) Plan. The vested portion of a participant’s Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments.

Deferred Bonus Plan

We maintain bonus deferral plans, including the Paramount Global Bonus Deferral Plan for Designated Senior Executives (the “BDP”), an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in our Company 401(k) Plan, and whose annual base salary exceeds the Annual Limit. Participants can defer between 1% and 15% of their short-term incentive plan bonus to the BDP on a pre-tax basis. Participant accounts under the BDP are credited (or charged) with notional earnings, gains or losses based on the investment performance of the funds selected by the participant from the list of notional investment options identified by the plan committee. Amounts deferred under the BDP are distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments. Matching contributions are not made under the BDP.

POTENTIAL PAYMENTS UPON TERMINATION AND CERTAIN OTHER EVENTS

Potential Payments Pursuant to Arrangements with NEOs

As of December 31, 2023, all of our NEOs had employment agreements providing for payments upon certain terminations of employment. The table below sets forth estimated potential payments that would have been made to each NEO if his or her employment had terminated as of December 31, 2023 under certain circumstances. We have assumed, where applicable, that any Change in Control (as defined in the CIC Plan) also constitutes a change in ownership or effective control within the

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meaning of Section 409A. In those cases where the employment agreement requires offset of severance amounts or benefits, we have assumed that the NEO has complied and continues to comply with all of the restrictive and other covenants included in his or her employment agreement and has not become employed by a new employer.

Each NEO’s employment agreement provides that if, at the time of the NEO’s termination without “Cause” or resignation with “Good Reason” (each, a “qualifying termination”), there is in effect a severance plan for which the applicable executive is eligible that provides for more favorable severance payments and benefits than those set forth in the executive’s employment agreement, then the executive’s severance amounts will be automatically adjusted to those amounts. As of December 31, 2023, our NEOs participated in the CIC Plan, which would apply to a qualifying termination that occurs (i) following the Company’s entry into a definitive agreement, the consummation of which would be a Change in Control and (ii) in the six months preceding or two years following such Change in Control (a “CIC Qualifying Termination”).

The following table reflects the incremental payments and benefits due to the executive in connection with (i) such executive’s qualifying termination that is not a CIC Qualifying Termination (a “Non-CIC Qualifying Termination”), (ii) such executive’s termination as a result of his or her death or disability or (iii) such executive’s CIC Qualifying Termination. These amounts represent payments and benefits beyond what the NEO earned and that were no longer subject to vesting conditions, as of December 31, 2023, and do not reflect benefits that are provided pursuant to plans or arrangements that are available generally to all salaried employees (such as amounts accrued under the 401(k) plans, disability benefits and accrued vacation pay) or that are set forth in the Nonqualified Deferred Compensation in 2023 table or Pension Benefits in 2023 table (such as amounts under Excess Plans and accumulated and vested benefits under our pension plans).

No NEO would receive incremental payments or other benefits if they resigned from the Company without “Good Reason” or were terminated by the Company for “Cause.” None of the employment agreements or other arrangements with our NEOs in effect as of December 31, 2023 provides for payments and benefits solely in the event of a change-in-control.

Termination Scenario	Continuation of Salary and Other Cash Compensation ($)(3)	Annual Bonus Continuation ($)(4)	Continuation of Medical, Dental & Life Insurance ($)(5)	Outplacement Assistance ($)(6)	Total Acceleration/ Continuation of Equity Awards ($)(7)	Total ($)

Robert M. Bakish

Non-CIC Qualifying Termination (1)	6,200,000	24,800,000	83,913	25,000	17,380,587	48,489,500

Death or Disability	—	—	—	—	17,380,587	17,380,587

CIC Qualifying Termination (2)	9,300,000	37,200,000	127,670	25,000	17,380,587	64,033,257

Naveen Chopra

Non-CIC Qualifying Termination (1)	3,096,154	4,603,846	92,142	25,000	4,589,441	12,406,583

Death or Disability	—	—	—	—	4,589,441	4,589,441

CIC Qualifying Termination (2)	2,800,000	4,900,000	92,478	25,000	4,589,441	12,406,919

Christa A. D’Alimonte

Non-CIC Qualifying Termination (1)	2,030,192	2,521,552	55,177	25,000	1,874,662	6,506,583

Death or Disability	—	—	—	—	2,886,002	2,886,002

CIC Qualifying Termination (2)	2,700,000	3,375,000	73,893	25,000	2,886,002	9,059,895

Doretha F. Lea

Non-CIC Qualifying Termination (1)	2,011,538	1,988,462	72,465	25,000	606,908	4,704,373

Death or Disability	—	—	—	—	962,859	962,859

CIC Qualifying Termination (2)	2,000,000	2,000,000	72,705	25,000	962,859	5,060,564

Nancy Phillips

Non-CIC Qualifying Termination (1)	1,391,058	1,382,184	17,448	25,000	836,434	3,652,124

Death or Disability	—	—	—	—	1,285,917	1,285,917

CIC Qualifying Termination (2)	1,850,000	1,850,000	23,486	25,000	1,285,917	5,034,403

(1)	Amounts reflect payments pursuant to the NEO’s employment agreement upon a Non-CIC Qualifying Termination.

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(2)	Amounts reflect payments pursuant to the CIC Plan upon a CIC Qualifying Termination.

(3)

Non-CIC Qualifying Termination amounts reflect: (i) for Mr. Bakish, continuation of his base salary amount for 24 months and (ii) for Mr. Chopra and Mses. D’Alimonte, Lea and Phillips, continuation of the applicable executive’s annual base salary through the end of the executive’s contract period, reduced by $376,923 for Mr. Chopra, as result of the applicable cap under his employment agreement.

CIC Qualifying Termination amounts reflect: (i) for Mr. Bakish, a lump sum payment of three times his base salary amount and (ii) for Mr. Chopra and Mses. D’Alimonte, Lea and Phillips, a lump sum payment of two times the executive’s respective base salary amount.

(4)

Non-CIC Qualifying Termination amounts reflect: (i) for Mr. Bakish, two times his target bonus amount and (ii) for Mr. Chopra, an aggregate STIP payment, representing his full target bonus with respect to 2024 and 2025, as well as a pro-rata target bonus with respect to 2026 based on the end of his contract period on June 20, 2026, reduced by an aggregate amount of $1,441,365 as result of the applicable cap under his employment agreement. For Mses. D’Alimonte and Phillips, the amounts reflect an aggregate STIP payment, representing the applicable executive’s full target bonus with respect to 2024, as well as a pro-rata target bonus with respect to 2025 based on the end of each of the applicable executive’s contract period on June 30, 2025. For Ms. Lea, the amount reflects an aggregate STIP payment, representing her full target bonus with respect to 2024 and 2025 based on the end of her contract period on December 31, 2025, reduced by an aggregate amount of $11,538 as a result of the applicable cap under her employment agreement. Since a December 31, 2023 termination date is assumed, pro-rated bonus amounts for 2023 are not included as “Annual Bonus Continuation” and the executive’s full annual bonus would have been paid in the amount disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2023, in accordance with the terms of the Company’s STIP.

CIC Qualifying Termination amounts reflect: (i) for Mr. Bakish, three times his target bonus amount and (ii) for Mr. Chopra and Mses. D’Alimonte, Lea and Phillips, two times the executive’s respective target bonus.

(5)

Non-CIC Qualifying Termination amounts reflect our cost of providing continued dental and medical insurance benefits and life insurance coverage as provided in the executives’ respective employment agreements.

CIC Qualifying Termination amounts reflect our cost of providing continued dental and medical insurance benefits and life insurance and accidental death and dismemberment insurance coverage (i) for Mr. Bakish and Mses. D’Alimonte, Lea and Phillips, for their benefit continuation period under the CIC Plan and (ii) for Mr. Chopra dental and medical insurance benefits for the continuation period under his employment agreement, in accordance with the terms of the CIC Plan, and accidental death and dismemberment insurance coverage for his benefit continuation period under the CIC Plan.

(6)

Amounts reflect our cost of providing outplacement services for a maximum period of 12 months following termination of employment, in accordance with (i) in the case of a Non-CIC Qualifying Termination, our recent practices in providing outplacement services to senior executives with employment agreements who are terminated without “Cause” or (ii) in the case of a CIC Qualifying Termination, in accordance with the CIC Plan.

(7)

The calculation of the value associated with the acceleration of the vesting of outstanding equity awards was based on the closing price of our Class B Common Stock on December 31, 2023 of $14.79. No NEO option awards were unvested as of December 31, 2023.

Non-CIC Qualifying Termination

Mr. Bakish

Mr. Bakish would have received the following termination payments and benefits upon a Non-CIC Qualifying Termination pursuant to his employment agreement in effect as of December 31, 2023, subject to execution of a release:

•

subject to an overall cap of two times the sum of his base salary and target bonus amount, salary payable until the second anniversary of termination, at the same time that it would have been paid had he remained employed, and an annual bonus at his target bonus amount as if he had remained employed through the second anniversary of termination, payable at the same time and in the same manner as the salary payments;

•	Company-paid medical and dental benefits for the longer of the remainder of the contract period and 24 months, or until the time that he becomes covered by another employer’s plan, if earlier;

•

Company-paid life insurance until the end of the contract term, or, if longer, the end of the period that the executive is receiving cash severance payments, or until the time that he becomes eligible under another employer’s plan, if earlier; and

•

full vesting of all outstanding equity awards, with performance for any PSUs for which the performance period is not yet complete deemed achieved at a target level and outstanding stock options remaining exercisable for two years following the termination of employment or, if later, as provided under the applicable long-term incentive plan, but in no event later than the original expiration date of the stock option.

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Mr. Bakish’s employment agreement also provides that, in connection with a qualifying termination, subject to the execution of a release, he would be entitled to a pro-rated annual bonus for the year of termination of employment, paid at the lesser of his target amount or the target amount modified by the Company performance factor. However, based on the assumption that Mr. Bakish remained employed through the end of the calendar year, he would have received his full annual bonus in the amount disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2023 in lieu of a pro-rated bonus, in accordance with the terms of our STIP as in effect on December 31, 2023.

Mr. Chopra, Mses. D’Alimonte, Lea and Phillips

Mr. Chopra and Mses. D’Alimonte, Lea and Phillips would have received the following termination payments and benefits upon a Non-CIC Qualifying Termination pursuant to the applicable executive’s employment agreement in effect as of December 31, 2023, subject to execution of a release:

•

subject to an overall cap of two times the sum of the applicable executive’s base salary and target bonus amount, salary payable until the later of the (x) first anniversary of termination or (y) end of the contract term, at the same time that it would have been paid had the executive remained employed, and an annual bonus and/or pro-rated bonus for each remaining year of the contract term at the lesser of the executive’s target amount or the target amount modified by the Company performance factor;

•

for Mr. Chopra and Mses. Phillips and Lea, acceleration of outstanding equity awards that would have vested during the contract term (i.e., through June 20, 2026, June 30, 2025 and December 31, 2025, respectively), and for Ms. D’Alimonte, acceleration of outstanding equity awards that would have vested during the longer of the contract term and the 18-month period following her termination — in each case with performance for any PSUs for which the performance period is not yet complete deemed achieved at a target level and with outstanding stock options remaining exercisable for 6 months following the termination date or, if later, as provided under the applicable long-term incentive plan, but in no event later than the original expiration date of the stock option;

•

Company-paid medical and dental benefits for the longer of the remainder of the contract period and 12 months, or until the time that the executive becomes covered by another employer’s plan, if earlier; and

•

Company-paid life insurance until the end of the contract term, or, if longer, the end of the period that the executive is receiving cash severance payments, or until the time that the executive becomes eligible under another employer’s plan, if earlier.

The severance payments are subject to offset, with respect to the period beginning 12 months after termination and ending when the Company is no longer required to make severance payments, to the extent that the executive is receiving other compensation for the executive’s services. Under the terms of the applicable employment agreement, the executives are subject to certain restrictive covenants, including non-competition and non-solicitation of Company employees, and protection of our confidential information.

Definition of “Cause”:

•

A termination for “Cause” for each of the NEOs generally would have been triggered by one of the following: engaging in embezzlement, fraud or other conduct that would constitute a felony; engaging in conduct that would constitute a financial crime, material act of dishonesty or material unethical business conduct, involving Paramount; engaging in the willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that was appropriate to his or her position from an executive or executives in his or her reporting line; committing a material breach of his or her employment agreement; failure (except in the event of disability) or refusal to substantially perform material obligations under his or her employment agreement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by Paramount to cooperate; willful destruction or failure to preserve documents or other material known to be relevant to such an investigation; or willful inducement of others to engage in certain of the conduct described above or to otherwise breach their obligations to Paramount. The full definition of “Cause,” and the provisions relating to the ability to cure such conduct, is set forth in the applicable executive’s employment agreement.

Definition of “Good Reason”:

•

For Mr. Bakish, a termination with “Good Reason” generally would have been triggered by one of the following: his removal as President and Chief Executive Officer of Paramount; his removal from or failure to be re-elected to the

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Board; his no longer serving as the highest ranking executive of Paramount; the assignment to him of duties or responsibilities substantially inconsistent with his position(s) or duties; any change in reporting such that he does not report solely and directly to the Board; the material reduction in his position, title, offices, authorities, duties or responsibilities; the reduction of his salary, target bonus or target long-term incentive compensation amount; the material breach by Paramount of any material obligation under his employment agreement or any material compensation agreement; the relocation of his position outside the greater New York City metropolitan area; Paramount no longer being a public company or failure to extend the term of his employment. The full definition of “Good Reason” is set forth in the employment agreement with Mr. Bakish.

•

For Mr. Chopra and Mses. D’Alimonte, Lea and Phillips, a termination with “Good Reason” generally would have been triggered by one of the following: assignment of duties inconsistent with his or her current position or duties; material diminution, or withdrawal of material portions, of his or her duties (including, for Mr. Chopra as the Chief Financial Officer of a publicly-traded company); material breach of material obligations under the executive’s employment agreement, and, in the cases of Mr. Chopra and Mses. D’Alimonte and Lea, a material reduction of compensation. The full definition of “Good Reason” is set forth in the applicable executive’s employment agreement.

CIC Qualifying Termination

Pursuant to the CIC Plan, our NEOs would have received the following termination payments and benefits upon a CIC Qualifying Termination as of December 31, 2023, subject to execution of a release:

•

an amount equal to the applicable NEO’s severance multiple (three for Mr. Bakish, two for all other NEOs) multiplied by the sum of such NEO’s (x) annual base salary plus (y) annual target bonus amount;

•

Company-paid medical and dental benefits and life insurance and accidental death and dismemberment insurance (x) for the longer of the period designated under the CIC Plan (36 months for Mr. Bakish and 24 months for all other NEOs) and the period provided in the NEO’s employment agreement or (y) until the time that the NEO becomes eligible for coverage with another employer, if earlier;

•	Company-paid executive level outplacement services for up to 12 months following the NEO’s termination;

•

vesting of participation rights under the Paramount Global Retiree Medical Plan, to the extent the NEO meets the eligibility criteria, which were met by Mr. Bakish and Mses. D’Alimonte and Lea as of December 31, 2023; and

•

full vesting of all outstanding equity awards, with performance for any PSUs for which the performance period is not yet complete deemed achieved at a target level and outstanding stock options remaining exercisable for three years following the termination of employment or, if later, as provided under the applicable award agreement, but in no event later than the original expiration date of the stock option.

Unless otherwise determined by the Compensation Committee at the time of the Change in Control, the Company will automatically waive any non-competition covenant in an NEO’s employment agreement upon a CIC Qualifying Termination. Amounts due under the CIC Plan are not subject to any offset provisions in an NEO’s employment agreement.

The CIC Plan also provides for payment of the applicable NEO’s target bonus amount, pro-rated based on the date of the NEO’s termination; however, if the applicable executive remained employed through the end of the calendar year, he or she would have received his or her full annual bonus in the amount disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2023 in lieu of a pro-rated bonus, in accordance with the terms their respective employment agreements and our STIP as in effect on December 31, 2023.

Termination Due to Disability of the NEOs

If any of the NEOs had been terminated on December 31, 2023 due to disability, the applicable executive would have received accrued benefits payable through the date of termination and, pursuant to the terms of the applicable equity award agreements, would have received accelerated vesting of their outstanding equity awards, in each case assuming target performance for any PSUs for which the performance period was not yet complete. The NEOs’ employment agreements also provide for the applicable executive to receive a pro-rated annual bonus for the year of termination of employment, paid at the lesser of the executive’s target amount or the target amount modified by the Company performance factor. However, based on the assumption that the applicable executive remained employed through the end of the calendar year, he or she would have received his or her full annual bonus in the amount disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2023 in lieu of a pro-rated bonus, in accordance with the terms of our STIP as in effect on December 31, 2023.

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Termination Due to Death of the NEOs

If any of the NEOs were to have died on December 31, 2023, the applicable executive’s beneficiary or estate would have received accrued benefits payable through the date of death and, pursuant to the terms of the applicable equity award documents, accelerated vesting of the applicable NEO’s outstanding equity awards, in each case assuming target performance for any PSUs for which the performance period was not yet complete. The NEOs’ employment agreements also provide for the applicable executive to receive a pro-rated annual bonus for the year of termination of employment, paid at the lesser of the executive’s target amount or the target amount modified by the Company performance factor. However, based on the assumption that the applicable executive remained employed through the end of the calendar year, he or she would have received his or her full annual bonus in the amount disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2023 in lieu of a pro-rated bonus, in accordance with the terms of our STIP as in effect on December 31, 2023.

PAY RATIO

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Bakish, our President and Chief Executive Officer (“CEO”). The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described below.

For 2023, our last completed fiscal year, the annual total compensation of the median employee was $114,249 and the annual total compensation of the CEO was $31,278,576. The annual total compensation for our median employee and for the CEO for these purposes includes our cost of health insurance premiums, which was not included in the Summary Compensation Table for Fiscal Year 2023. For 2023, the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 274 to 1.

To identify the median employee, as well as determine the annual total compensation of the median employee, we used the following methodology and consistently applied material assumptions, adjustments and estimates:

•

We determined that, as of December 31, 2023, our employee population consisted of approximately 22,300 individuals, consisting of full-time, part-time and temporary employees, working for us and our consolidated subsidiaries. As permitted under the applicable SEC de minimis rule, we excluded certain non-U.S. employees from our employee population, which collectively amounted to less than 5% of our total number of employees. The jurisdictions and numbers of employees excluded on this basis were Brazil (29), Canada (67), China (16), Denmark (8), France (135), Hong Kong (6), Hungary (287), Israel (86), Japan (36), Mexico (98), New Zealand (10), Nigeria (10), Portugal (7), Russia (14), Singapore (63), Spain (128), South Africa (68), Sweden (16), and the following countries with five or fewer employees: Belgium, Colombia, Czech Republic, Ireland, Italy and Taiwan.

•	To identify the “median employee” from our employee population, we used W-2 Box 1 amounts (and the foreign equivalent for our non-U.S. employees) as our consistently applied compensation measure.

•	Exchange rates were applied as of the determination date to convert all non-U.S. currencies into U.S. dollars.

•	Based on the estimated compensation of each employee, we identified a band of employees with the approximate median estimated compensation value (the “Median Band”).

•	We then identified the “median employee” from the employees within the Median Band and calculated that employee’s annual total compensation in accordance with applicable SEC rules.

2024 PROXY STATEMENT 71

EXECUTIVE COMPENSATION

PAY VERSUS PERFORMANCE
As required by applicable SEC rules, we are providing the following information about the relationship of “compensation actually paid” (“CAP”) to our principal executive officer (“PEO”) and other NEOs
(“Non-PEO
NEOS”) and our, and certain of our peers’, performance. For a more fulsome discussion of our pay-for-performance
compensation philosophy and performance measures, see “Compensation Discussion and Analysis.”
Pay Versus Performance Table

Pay Versus Performance

Fiscal Year	SCT Total for PEO ($)(1)	Compensation Actually Paid to PEO ($) (2)	Average SCT Total for Non-PEO NEOs ($) (2)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)(3)		Value of Initial Fixed $100 Investment Based On: ($)		Net Income ($ in millions) (6)	Company Selected Measure Class B Common Stock Price Performance (7)
						Total Shareholder Return (4)	Peer Group Total Shareholder Return (5)

2023	31,257,129	22,339,289	5,006,453	3,950,514	Class B	39.86	155.53	(608)	-12.38%
					Class A	48.85	—

2022	32,046,006	14,626,030	4,497,431	2,453,046	Class B	44.52	93.66	1,104	-44.07%
					Class A	47.85	—

2021	20,035,212	12,873,214	2,802,710	2,132,649	Class B	76.53	166.98	4,543	-19.00%
					Class A	78.61	—

2020	38,973,768	34,147,810	8,779,994	8,824,614	Class B	92.39	131.54	2,422	-11.22%
					Class A	87.29	—

(1)
PEO reflected in this table for each of the years shown is Mr. Bakish. “SCT Total” means the amount, or, for non-PEO
NEOs, the average amount, reported in the “Total” column of the Summary Compensation Table for the applicable year.

(2)	To calculate CAP for 2023 in accordance with applicable SEC rules, the following amounts were either added to or deducted from the applicable SCT Total as noted below:

2023 Adjustments	PEO	Average non-PEO NEOs

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(15,535,109)	(2,177,018)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	9,343,838	1,360,211

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—

Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(2,176,005)	(239,013)

Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(766,103)	(43,674)

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	(98,357)	(6,050)

Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	435,720	71,996

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	(121,824)	(22,391)

Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—

TOTAL ADJUSTMENTS	(8,917,840)	(1,055,939)

72 PARAMOUNT GLOBAL

EXECUTIVE COMPENSATION

(3)
Dollar amounts represent the average of the applicable amounts to the
Non-PEO
NEOs as a group.
Non-PEO
NEOs reflected in this table for each of the years shown are Mr. Chopra and Mses. D’Alimonte, Lea and Phillips.
Non-PEO
NEOs reflected in this table for 2020 also includes Christina Spade, our Executive Vice President, Chief Financial Officer for part of 2020.

(4)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(5)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. In order to provide a TSR comparison consistent with that in our Annual Report on Form
10-K,
we utilized the published index used therein for purposes of complying with Item 201(e) of Regulation
S-K,
namely, the S&P 500 Media and Entertainment Index, for purposes of this disclosure. For a comparison of our TSR with the TSR of the peer group utilized in this disclosure and with the peer group utilized in our disclosure in our Proxy Statement filed in 2023, see “CAP versus Company TSR and Peer Group TSR.”

(6)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(7)
Stock Price Performance is calculated as the difference between the closing price of a share of our Class B Common Stock at each year’s fiscal year-end
and the prior fiscal
year-end,
divided by the closing price of the share at the prior fiscal year-end.

Most Important Performance Measures Table
The three items listed below represent the most important financial performance measures we used to link “compensation actually paid” to our NEOs to our performance for fiscal year 2023.

Most Important Performance Measures

• Stock Price Performance

• Relative TSR

• Adjusted OIBDA
CAP Versus Company TSR and Peer Group TSR
The CAP figures shown below reflect the grant of long-term management incentive awards for fiscal year 2021 during fiscal year 2020 and for fiscal year 2020 during fiscal year 2019, resulting in no equity grants made in fiscal 2021. The
Non-PEO
NEO CAP figures for fiscal year 2020 reflect compensation paid to Christina Spade, including cash severance and equity acceleration values.

2024 PROXY STATEMENT 73

EXECUTIVE COMPENSATION

CAP Versus Net Income

CAP Versus Stock Price Performance
As described above, Stock Price Performance is calculated as the difference between the closing price of a share of our Class B Common Stock at each year’s fiscal year-end
and the prior fiscal
year-end,
divided by the closing price of the share at the prior fiscal year-end.

74 PARAMOUNT GLOBAL

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2023 concerning shares of our Class B Common Stock authorized for issuance under our equity compensation plans. In connection with the Merger, we assumed certain equity compensation plans that have not been approved by our security holders but that were approved by the security holders of Viacom before the Merger. No shares of our Class A Common Stock are authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	16,525,847	(2)	$56.43	(3)	23,815,866	(4)

Equity compensation plans not approved by security holders(5)	2,936,618	(6)	$53.77	(3)	—	(7)

Total:	19,462,465		$54.70	(3)	23,815,866

(1)

Our equity compensation plans approved by our security holders are the following: our 2009 Long-Term Incentive Plan, our 2000 Stock Option Plan for Outside Directors and our 2015 Equity Plan for Outside Directors.

(2)	Consists of outstanding options and restricted stock units, including 256,270 vested restricted stock units for which settlement has been deferred.

(3)

The weighted-average exercise price is calculated based solely on the exercise price of outstanding options and does not take into account outstanding restricted stock units, which have no exercise price.

(4)

Includes 23,365,440 shares of our Class B Common Stock available for future awards (other than options and stock appreciation rights) under our 2009 Long-Term Incentive Plan and 450,426 shares of Class B Common Stock available for future awards under our 2015 Equity Plan for Outside Directors. No shares remain available for future awards under our 2000 Stock Option Plan for Outside Directors.

(5)

In connection with the Merger, effective December 4, 2019, we assumed the following equity compensation plans that had been approved by Viacom’s security holders but have not been approved by our security holders: the Viacom Inc. 2016 Long-Term Management Incentive Plan (the “Viacom LTIP”) and the Viacom Inc. 2011 RSU Plan for Outside Directors, as amended and restated as of January 1, 2016 and as further amended and restated as of October 31, 2016 (the “Viacom Outside Director Plan”).

(6)	Consists of outstanding options and restricted stock units, including 156,528 vested restricted stock units for which settlement has been deferred.

(7)

In connection with assuming these plans, we assumed the pool of authorized but unissued shares available for future issuances under the Viacom LTIP and the Viacom Outside Director Plan, as adjusted pursuant to the “Exchange Ratio” (as defined in the Agreement and Plan of Merger dated as of August 13, 2019, as amended October 19, 2019, pursuant to which the Merger was effected). The Viacom LTIP and the Viacom Outside Director Plan expired on December 31, 2020 and January 1, 2021, respectively, and no shares remain available for future awards thereunder.

2024 PROXY STATEMENT 75

Item 3 — Amendment and Restatement of the Company’s 2009 Long-Term Incentive Plan, Primarily to Increase the Number of Shares of our Class B Common Stock Authorized for Issuance under the Plan

We are asking our stockholders to approve an amendment and restatement of the Company’s LTIP, which is currently named the “ViacomCBS Inc. 2009 Long-Term Incentive Plan” (such amendment and restatement being the “Amended Plan”). The Compensation Committee (“Committee” in this Item 3) recommended, and, on April 10, 2024, the Board adopted, the Amended Plan, subject to stockholder approval at this Annual Meeting. If this proposal is approved by stockholders, the Amended Plan will be effective at the time of stockholder approval. If the Amended Plan is not approved by stockholders at this Annual Meeting, awards will continue to be granted under the 2009 Long-Term Incentive Plan currently in effect (the “Current Plan”) until it expires at midnight on the day prior to our 2031 Annual Meeting of Stockholders.

The Amended Plan is substantially the same as the Current Plan, except that the Amended Plan reflects:

•

an increase in the number of shares of our Class B Common Stock (the “Shares” in this Item 3), par value $0.001 per share, authorized for issuance under the plan by 31,000,000, from 112,258,647 Shares to 143,258,647 Shares; and

•	the Company’s current name.

Stockholders approved the Current Plan at the 2009 Annual Meeting of Stockholders and approved amendment and restatements to the Current Plan at the 2013, 2018 and 2021 Annual Meetings of Stockholders.

The purpose of this proposal is to maintain a stockholder-approved plan with a sufficient share reserve to properly compensate and retain our employees and consultants. The Amended Plan is intended to encourage stock ownership by eligible employees, consultants and other advisors, thereby aligning their interests with those of our stockholders. The Current Plan is our only long-term incentive plan under which we may grant equity awards to our executives.

Approval of this proposal would allow us to continue awarding equity incentives, which the Committee believes are an integral part of the Company’s long-term compensation philosophy. Our NEOs have an interest in this proposal as they would be eligible to receive equity awards under the Amended Plan.

The text of the Amended Plan, in the form in which it would become effective upon approval of this proposal by stockholders, appears at the end of this proxy statement in Annex A. The following description of the Amended Plan should be read in conjunction with, and is qualified in its entirety by reference to, the full text and terms of the plan document.

KEY FEATURES AND CONSIDERATIONS

The Amended Plan retains the key features of the Current Plan, which reflect equity compensation and governance best practices, including:

No Discounted Awards

No stock option or standalone stock appreciation right may be granted with a per share exercise price of less than 100% of the fair market value of a Share on the date of grant.

No Repricing of Stock Options or Stock Appreciation Rights

The Committee may not “reprice” any stock option or stock appreciation right without stockholder approval.

Limits on Share Recycling

Any Shares withheld to satisfy tax withholding on an award or to pay the exercise price of any award will not be returned to the number of Shares available for delivery under the Amended Plan.

76 PARAMOUNT GLOBAL

ITEM 3 — AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN, PRIMARILY TO INCREASE THE NUMBER OF SHARES OF OUR CLASS B COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN

No Evergreen Feature

The Amended Plan does not include an evergreen funding feature under which the Shares authorized for issuance under the Amended Plan can be automatically replenished.

Clawback

Pursuant to employment agreements with our NEOs, awards to our NEOs under the Amended Plan are subject to adjustment, forfeiture or repayment if the financial statements of the Company or business unit on which the calculation of the long-term compensation was based are subsequently restated and such restatement would have resulted in a smaller award. We also maintain a clawback policy that provides for recoupment of incentive compensation (including certain performance-based awards under the Amended Plan) received by members of our senior leadership team in the event of a financial restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, without regard to misconduct.

ADDITIONAL INFORMATION

The following table illustrates the potential dilutive impact of future equity awards under the Amended Plan.

SHARE AUTHORIZATION

	Shares/Securities	Equity Dilution: Percent of Shares Outstanding (3)

Shares available for future awards under Current Plan (1)	4,273,195	0.65%

Requested Share increase pursuant to Amended Plan	31,000,000	4.75%

Shares authorized for future awards after approval of Amended Plan	35,273,195	5.41%

Number of securities to be issued upon exercise of outstanding options, warrants and rights under all Company equity plans (2)	34,611,531	5.31%

(1)

Reflects Shares available under the Current Plan as of March 1, 2024, which is the only equity plan available to make equity awards to our executives. Excludes securities reflected in row four and 442,074 Shares available for future awards to directors, as of March 1, 2024, under our 2015 Equity Plan for Outside Directors (the only plan under which future awards may be made to our directors).

(2)

Consists of outstanding options and restricted stock units under all of our equity plans as of March 1, 2024, consisting of 3,414,373 options with a weighted-average exercise price of $55.11 and a weighted-average remaining term of 1.69 years and 31,197,158 restricted stock units. See “Equity Compensation Plan Information” for more information on our equity plans.

(3)

As reported in our Annual Report on Form 10-K for the year ended December 31, 2023, there were 652,485,058 shares of our Common Stock outstanding (40,702,775 shares of Class A Common Stock and 611,782,283 shares of Class B Common Stock) as of February 26, 2024.

The	following table provides information regarding our annual “burn rate” for the past three years.

	Stock options granted (a)	RSUs granted (b)	PSUs granted (1) (c)	PSUs vested or earned (2) (d)	Total awards granted (3) (e)	Weighted Average Shares Outstanding (f)	Burn Rate (g)

2021	—	416,548	69,767	217,147	633,695	641,000,000	0.10%

2022	—	6,067,398	1,427,373	42,874	6,110,272	649,000,000	0.94%

2023	—	9,073,164	1,362,453	201,056	9,274,220	652,000,000	1.42%

Three-Year Average	—	5,185,703	953,198	153,692	5,339,396	647,333,333	0.82%

(1)	Reflects PSUs granted in the applicable year based on achievement of “target” performance levels.

(2)	Reflects the number of PSUs earned as of the completion of the applicable performance period, as well as PSUs vested in connection with employee terminations.

(3)	Consists of the aggregate amount of stock options, RSUs and PSUs disclosed in columns (a), (b) and (d).

2024 PROXY STATEMENT 77

ITEM 3 — AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN, PRIMARILY TO INCREASE THE NUMBER OF SHARES OF OUR CLASS B COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN

PLAN DESCRIPTION (AS AMENDED)

Purpose

The Amended Plan will advance our interests and those of our stockholders by providing equity-based incentives that are necessary to attract, reward and retain employees, consultants and other advisors upon whose judgment and contributions we depend for our success.

Eligibility

The Amended Plan provides that awards may be granted to any employee of, or to the extent designated by the Committee, any consultant or advisor to, the Company, any subsidiary in which the Company owns a 50% or greater ownership interest or any other subsidiary designated by the Committee. Under the Amended Plan, approximately 22,300 of our employees and of our subsidiaries, including officers, are eligible for awards, subject to any necessary approvals by the Committee. While the Current Plan allows participation by all our employees, historically we have limited participation to select employees in any given year. Historically, we have not made grants to consultants or advisors.

Types of Awards

The Amended Plan provides for awards of stock options to purchase Shares, stock appreciation rights, restricted and unrestricted Shares, RSUs, dividend equivalents, performance awards (including PSUs) and other equity-related awards and cash payments, which are described in more detail below.

Share and Other Limits

Subject to adjustment as described under “Adjustments” below, following stockholder approval of the Amended Plan, approximately 143 million Shares will be authorized for issuance under the Amended Plan. Shares delivered under the Amended Plan will be from authorized but unissued Shares, treasury Shares or, subject to conditions that the Committee may determine, from Shares beneficially owned by one or more stockholders of the Company.

Shares subject to awards under the Amended Plan will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of Shares subject to the award being delivered to the participants. Shares, whether subject to awards under the Current Plan or Amended Plan, that will be added back to the Amended Plan limit and will again be available for awards are those Shares (i) subject to an award that expires or is cancelled, forfeited or terminated without having been exercised or settled, as applicable, or (ii) subject to an award that is settled in cash. Upon exercise of a stock option or stock-settled stock appreciation right, the number of Shares subject to the award (or portion thereof) being exercised shall be counted against the overall Amended Plan limit, regardless of the actual number of Shares used to settle the stock option or stock-settled stock appreciation right upon exercise. Any Shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or settlement of an award will not be returned to the number of Shares available for delivery under the Amended Plan. Shares underlying awards granted in substitution for awards previously granted by an entity that we acquire will not be counted against the Amended Plan limit.

Fair Market Value Determination

The fair market value of a Share on a given date will mean, unless the Committee determines otherwise, the 4:00 p.m. (New York time) closing price on such date on Nasdaq or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or any other authoritative source that we select.

Term of the Amended Plan

Unless earlier terminated by action of the Board, the Amended Plan (or the Current Plan, if the Amended Plan is not approved) will terminate at midnight on the day prior to the date of the 2031 Annual Meeting of Stockholders, and no grants may be made on or after the date of such meeting.

78 PARAMOUNT GLOBAL

ITEM 3 — AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN, PRIMARILY TO INCREASE THE NUMBER OF SHARES OF OUR CLASS B COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN

Administration

The Committee will administer the Amended Plan. The Committee will select the participants who receive awards under the Amended Plan, and determine the type of award to be granted, the number of Shares subject to awards or the cash amount payable in connection with an award and the terms and conditions of awards in accordance with the terms of the Amended Plan. The Committee will have full authority to interpret the Amended Plan and to establish rules for its administration. Subject to certain limitations, the Committee may delegate its authority under the Amended Plan to one or more members of the Committee and/or one or more officers of the Company.

Awards Generally

Stock Options. Stock options can be either non-qualified stock options or “incentive stock options” within the meaning of Section 422 of the Code, as determined by the Committee. Historically, we have not granted incentive stock options.

Subject to certain limits described below, the Committee shall determine the number and kind of stock options granted, the exercise price of the stock options, the vesting schedule applicable to such stock options, the period during which they can be exercised and any applicable performance goal requirements. The Committee may, in its discretion, accelerate the vesting date of any stock option.

The Committee may not “reprice” (as defined in the Amended Plan) any stock option without stockholder approval. No stock option may be granted with a per share exercise price of less than 100% of the fair market value of a Share on the date of grant. No stock option can be exercised after the tenth anniversary of the date of grant. The exercise price of a stock option will be paid in full on or before the settlement date for the Shares issued upon the exercise of the stock options in cash or, in the discretion of the Committee, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities) or with any other form of valid consideration that is acceptable to the Committee. The Committee may also allow a participant to pay all or a portion of the exercise price using a net share settlement procedure or through a cashless exercise procedure.

The Amended Plan sets forth general rules concerning the effects of a participant’s termination of service on the stock options, including the period, if any, following the participant’s termination of service during which vested stock options may be exercised. The Committee generally has the discretion to increase the post-termination exercise periods described above but in no event may a stock option be exercised following the earlier to occur of the expiration date of the option and the tenth anniversary of the date of grant.

Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) under the Amended Plan alone or in tandem with stock options. No SAR that is granted alone may be granted with a per share exercise price of less than 100% of the fair market value of a Share on the date of grant. SARs will be subject to the terms and conditions established by the Committee as set forth in the applicable award agreement.

SARs granted in tandem with a stock option may be granted either at the time the stock option is granted or by amendment at any time prior to the exercise, expiration or termination of such stock option. This type of SAR entitles the holder to surrender the related stock option in lieu of exercise and to receive an amount equal to the excess of the fair market value of a Share, determined as of the day preceding the date the holder surrenders the stock option, over the aggregate exercise price of such stock option. This amount will be paid in cash or, in the discretion of the Committee, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities). No SAR granted in tandem with a stock option can be exercised unless the related stock option is then exercisable. The Committee may not “reprice” (as defined in the Amended Plan) any SAR without stockholder approval.

Restricted Shares, Unrestricted Shares and RSUs. The Committee may grant restricted or unrestricted Shares and RSUs under the Amended Plan. A restricted Share is a Share granted to the participant, which is subject to restrictions as determined by the Committee. An RSU is a contractual right to receive, in the discretion of the Committee, a Share (or other Company securities designated by the Committee), a cash payment equal to the fair market value of a Share or a combination of cash and Shares (or such other securities), subject to terms and conditions as determined by the Committee. Restricted Shares and RSUs will be subject to a vesting schedule, subject to any restrictions that the Committee shall determine. For restricted share awards, the participant will have all rights as a holder of Shares, except that, unless otherwise determined by the Committee, the participant will not be entitled to be registered on the books and records of the Company until the Shares represented thereby have vested, and the restricted Shares cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such Shares have vested. Shares issued in settlement of RSUs may be evidenced by, among other things, book-entry registration or the issuance of stock certificates for the appropriate number of Shares, free of restrictions.

2024 PROXY STATEMENT 79

ITEM 3 — AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN, PRIMARILY TO INCREASE THE NUMBER OF SHARES OF OUR CLASS B COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN

If a participant’s service is terminated for any reason (including as a result of the participant’s death, retirement or permanent disability), the unvested restricted Shares and RSUs will be forfeited as of the date of such event, unless the Committee determines otherwise. The Committee may, in its discretion, accelerate the dates on which restricted Shares and RSUs vest.

Performance Awards. The Committee may grant performance awards, which are defined as awards the granting, vesting, exercisability, payment and/or settlement of which is conditioned in whole or in part on the achievement of one or more performance goals during a performance period selected by the Committee. The terms and conditions of performance awards will be determined by the Committee, and will be payable in cash, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities), as determined by the Committee.

The Committee may establish performance goals based on performance metrics it deems appropriate. The performance goals may be based on objectives related to individual performance, Company performance, or the performance of a subsidiary, division, department, region, function or business unit.

Dividend Equivalents and Other Awards. The Committee may, in its sole discretion, allow any recipient of an award under the Amended Plan to receive, currently or on a deferred basis, interest, dividends or dividend equivalent payments, with respect to the number of Shares covered by an award other than stock options and SARs. The Committee may also provide for the amount of such interest, dividend or dividend equivalent to be reinvested. Any dividend equivalents will be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award.

The Committee has the authority to grant other equity-related awards or cash payments, which payments may be based on one or more criteria determined by the Committee, under the Amended Plan that are consistent with the purpose of the Amended Plan and our interests.

Deferral of Awards

At the discretion of the Committee, a participant may elect to defer the payment or settlement of awards upon such terms and conditions as the Committee may determine.

Adjustments

In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, spin-off, split-off, split-up or recapitalization that changes the character, value or amount of the Shares or any other changes in our corporate structure, equity securities or capital structure, the Committee will make such adjustments, if any, as it deems appropriate to the number and kind of securities subject to any outstanding award, the exercise price or purchase price, if any, of any outstanding award or the initial value of any outstanding phantom shares, and the maximum number or kind of securities that may be granted under the Amended Plan or under the applicable sub-limits or the aggregate number or kind of securities that may be granted to any participant. These adjustments will not be considered a repricing under the Amended Plan.

Transfer Restrictions

The rights of a participant with respect to any award granted under the Amended Plan will be exercisable during the participant’s lifetime only by the participant and will not be transferable by the participant other than by will or the laws of descent and distribution. The Committee may, however, permit other transferability, subject to any conditions and limitations that it imposes. No award will be construed as giving any employee a right to receive future awards or to continued service with us.

Amendment and Termination of the Amended Plan

The Board may at any time alter, amend, suspend or terminate the Amended Plan, in whole or in part, except that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the principal stock exchange on which the Shares are listed, and no termination, suspension, alteration or amendment may materially adversely affect the terms of any then-outstanding awards without the consent of the affected participant.

Notwithstanding the above paragraph, the Committee will have broad authority to amend the Amended Plan or outstanding awards under the Amended Plan without the approval of participants if the Committee deems the amendment necessary or appropriate to comply with applicable law or to avoid adverse tax consequences to any person under Section 409A, even if such amendment would otherwise be detrimental to such person.

80 PARAMOUNT GLOBAL

ITEM 3 — AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN, PRIMARILY TO INCREASE THE NUMBER OF SHARES OF OUR CLASS B COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN

Breach of Agreements

The Committee may include a provision in any agreement or certificate governing an award under the Amended Plan that would require a participant to return awards or amounts realized on such award under the Amended Plan upon such terms and conditions as the Committee may prescribe.

Terms and Conditions

The Committee may provide that Shares issuable under an award will be subject to such further restrictions or conditions as the Committee may determine, including conditions on vesting or transferability, forfeiture provisions and tax withholding conditions.

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is intended as a general summary of the U.S. federal income tax consequences associated with the grant and exercise of stock options and other awards under the amended plan. This summary does not purport to be complete and does not address any applicable non-U.S., state or local tax laws.

Non-Qualified Stock Options. In general, no taxable income is realized by the participant upon the grant of a non-qualified stock option, and no deduction generally is then available to us. Upon exercise of a non-qualified stock option, the excess of the fair market value of the Shares on the date of exercise over the exercise price will be taxable to the participant as ordinary income. The amount included in the gross income of the participant will also be deductible by us. The tax basis of Shares acquired by the participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of Shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the fair market value of the Shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the Shares. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the Shares. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in Shares or other securities previously owned by the participant.

Incentive Stock Options. In general, no taxable income is realized by a participant and no tax deduction is available to us upon either the grant or exercise of an incentive stock option. If a participant holds the Shares acquired upon the exercise of an incentive stock option for more than one year after the transfer of the Shares upon exercise of the incentive stock option and more than two years from the date of the grant of the incentive stock option (the “ISO Holding Period”), the difference between the exercise price and the amount realized upon the sale of the Shares will be treated as a long-term capital gain or loss and no deduction will be available to us. If the Shares acquired upon exercise of the incentive stock option are disposed of before the expiration of the ISO Holding Period, the participant will realize ordinary income and we will be entitled to a deduction on the portion of the gain, if any, equal to the difference between the incentive stock option exercise price and the fair market value of the Shares on the date of exercise or, if less, the difference between the amount realized on the disposition and the adjusted tax basis of the stock. Any further gain or loss from an arm’s-length sale or exchange will be taxable as a long-term or short-term capital gain or loss, depending upon the holding period of the Shares before disposition. Certain additional rules may apply if the exercise price of an incentive stock option is paid in Shares or other securities previously owned by the participant.

The excess of the fair market value at the time of exercise of the Shares acquired upon the exercise of an incentive stock option over the exercise price of such stock option may constitute an adjustment to taxable income for purposes of the alternative minimum tax (“AMT”). Special rules for computing AMT income also may apply in certain cases where there are subsequent sales of Shares in disqualifying dispositions and to determine the basis of the stock for purposes of computing AMT income on the subsequent sale of the Shares.

Other Awards. In general, the current tax consequences of other awards authorized under the Amended Plan are as follows: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant (i.e., made an election under Section 83(b) of the Code); (ii) RSUs are generally subject to ordinary income tax at the time of settlement; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

2024 PROXY STATEMENT 81

ITEM 3 — AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN, PRIMARILY TO INCREASE THE NUMBER OF SHARES OF OUR CLASS B COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a tandem SAR or a standalone SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received on the exercise.

SECTION 409A

Section 409A provides additional rules governing the taxation of nonqualified deferred compensation. If an award is subject to Section 409A, payment or settlement of awards under the Amended Plan that constitute deferred compensation may be delayed for six months following a participant’s termination of service if the participant is determined to be one of our “specified employees” as defined under Section 409A on the date of his or her termination. Neither we nor any of our subsidiaries is liable for any tax, interest or penalties that may be imposed on a participant pursuant to Section 409A.

SECTION 162(M)

Prior to its amendment by the TCJA, there was an exception to the $1 million deduction limitation under Section 162(m) for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met. The TCJA generally amended Section 162(m) to eliminate this exception for performance-based compensation, effective for taxable years following December 31, 2017, except with respect to plans that are eligible for “grand-fathering” under Section 162(m). Therefore, compensation paid under the Amended Plan to individuals who are “covered employees” under Section 162(m) that exceeds $1 million in a given tax year is not expected to be deductible by us.

NEW PLAN BENEFITS

Because awards granted under the Amended Plan are at the discretion of the Committee, the number of Shares that will be awarded to our employees (including executive officers) or consultants under the Amended Plan is not currently determinable and no grants or awards have been made by the Committee to date under the Amended Plan subject to stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ITEM 3.

82 PARAMOUNT GLOBAL

Item 4 — Amendment and Restatement of the Company’s Certificate of Incorporation, Primarily to Provide for Officer Exculpation Under Delaware Law

The Board of Directors approved, subject to stockholder approval at the Annual Meeting, and has recommended that our stockholders approve, an amendment and restatement of our Charter (the “Amended Charter”) to (i) provide for the exculpation of certain of our officers, as permitted by Delaware law, and (ii) remove provisions that have expired. The Amended Charter is attached to this Proxy Statement as Annex B.

Officer Exculpation

The Company is incorporated in the State of Delaware. Our Charter currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to the Delaware General Corporation Law (the “DGCL”). In 2022, the State of Delaware amended the DGCL to permit Delaware corporations to exculpate certain of their officers (the Covered Officers, as defined below) from personal monetary liability associated with breaches of the duty of care, subject to certain limitations. If the Amended Charter is approved, the protections for our Covered Officers will better align with the protections currently afforded to our directors, to the extent permitted by Delaware law.

Delaware law now permits corporations to exculpate, for direct claims made against them under certain circumstances, (1) a corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer and chief accounting officer, (2) a corporation’s NEOs and (3) any individual who has consented to be identified as an officer of the corporation for purposes of service of process (collectively, the “Covered Officers”).

These officer exculpation protections do not apply to a Covered Officer’s breach of the duty of loyalty; an act or omission that is not in good faith or that involves intentional misconduct or a knowing violation of law; a transaction in which such officer derives an improper personal benefit; or a claim made by or on behalf of the Company, such as derivative claims. The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers. These protections also do not apply to a Covered Officer’s acts or omissions that occurred prior to the date on which the protections become effective.

Officers, like directors, are exposed to a substantial risk of lawsuits or proceedings seeking to impose personal monetary liability. Officer exculpation is intended to enable our officers to exercise their business judgment in furtherance of the interests of our stockholders while minimizing the potential for distraction posed by frivolous lawsuits and costs. The Board believes that there is a need for directors and officers to remain free of the risk of financial ruin as a result of an unintentional misstep. Further, the Board noted that the Amended Charter does not negatively impact stockholders’ rights. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Board believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers, the Board has determined that it is in the best interests of the Company and our stockholders to amend the current Charter as described herein as it strikes a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain experienced officers.

Expired Provisions

The current Charter contains various provisions that, by their terms, were effective until the second anniversary of the 2019 merger of Viacom Inc. with and into the Company. These provisions expired in 2021, and the Amended Charter, if adopted, would remove these expired provisions from the Charter.

Filing with the State of Delaware

If our stockholders approve this proposal, we will file the Amended Charter with the Secretary of State of the State of Delaware, after which the Amended Charter will become effective.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ITEM 4.

2024 PROXY STATEMENT 83

Item 5 — Stockholder Proposal Requesting that Our Board of Directors Take Steps to Adopt a Policy Requiring Stockholder Approval of Certain “Golden Parachute” Compensation Packages

In accordance with Exchange Act Rule 14a-8, set forth below is a proposal that was submitted to us by a stockholder proponent. Upon receiving an oral or written request, we will promptly provide the name and address of the proponent. A representative of the proponent has represented to us that the proponent has continuously held at least $2,000 in market value of our Class A Common Stock for at least three years and will continue to hold these securities through the date of the Annual Meeting. For the proposal to be voted on at the Annual Meeting, the proponent or a qualified representative of the proponent must attend the meeting and present the proposal. The Company and the Board of Directors disclaim any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the proponent.

STOCKHOLDER PROPOSAL

Proposal 5 – Shareholder Opportunity to Vote on Excessive Golden Parachutes

Shareholders request that the Board adopt a policy to seek shareholder approval of senior managers’ new or renewed pay package that provides for golden parachute payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus. This proposal only applies to Named Executive Officers.

Golden parachute payments include cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.

“Estimated total value” includes lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval at an annual meeting after material terms are agreed upon.

Generous performance-based pay can sometimes be justified but shareholder ratification of golden parachutes better aligns management pay with shareholder interests.

This proposal is relevant even if there are current golden parachute limits. A limit on golden parachutes is like a speed limit. A speed limit by itself does not guarantee that the speed limit will never be exceeded. Like this proposal the rules associated with a speed limit provide consequences if the limit is exceeded. With this proposal the consequences are a non-binding shareholder vote is required for unreasonably high golden parachutes.

This proposal places no limit on long-term equity pay or any other type pay. This proposal thus has no impact on the ability to attract executive talent or discourage the use of long-term equity pay because it places no limit on golden parachutes. It simply requires that extra large golden parachutes be subject to a non-binding shareholder vote at a shareholder meeting already scheduled for other matters.

This proposal is relevant because the annual say on executive pay vote does not have a separate section for approving or rejecting golden parachutes.

84 PARAMOUNT GLOBAL

ITEM 5 — STOCKHOLDER PROPOSAL REQUESTING THAT OUR BOARD OF DIRECTORS TAKE STEPS TO ADOPT A POLICY REQUIRING STOCKHOLDER APPROVAL OF CERTAIN “GOLDEN PARACHUTE” COMPENSATION PACKAGES

The topic of this proposal received between 51% and 65% support at:

FedEx

Spirit AeroSystems

Alaska Air

Fiserv

This proposal is of added significance to Paramount Global because executive pay was rejected 4-times higher compared to the number of against votes that each of 8 Paramount Global directors received.

Please vote yes:

Shareholder Opportunity to Vote on Excessive Golden Parachutes – Proposal 5

COMPANY RESPONSE TO STOCKHOLDER PROPOSAL

As more fully discussed in “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate and reward business success and increases in stockholder value. The core objectives of our compensation program are to provide compensation arrangements that are performance-based, focused on stockholder value, market-competitive and flexible.

The Board has thoroughly reviewed and considered this proposal and, for the reasons discussed below, recommends that you vote against this proposal.

Our independent Compensation Committee is best positioned to structure a market-competitive and effective executive compensation program that attracts and retains top talent, and a requirement to seek a stockholder vote before entering into an employment agreement would impede our ability to attract and retain experienced executives.

Our Board believes that the Compensation Committee is best positioned to structure an executive compensation program that effectively addresses the Company’s unique needs in a holistic manner. The committee is comprised solely of independent directors and engages an independent compensation consultant to advise on executive compensation. Together with its independent compensation consultant, the committee has the expertise to design and implement compensation programs and incentives directly related to the Company’s hiring and retention necessities, as well as the creation of stockholder value.

The Compensation Committee also has – and must maintain – the flexibility needed to structure our compensation programs in a manner that is market-competitive, so we can continue to attract and retain world-class executive talent at a time when industry competition for exceptional talent is high. Subjecting a single element of compensation packages for NEOs to a discrete stockholder vote could encumber our executive recruiting efforts. In addition, otherwise interested candidates may view severance arrangements as too uncertain to be relied upon, due to the possibility that the Company’s stockholders may not approve the severance arrangements or may seek changes after material terms have been agreed.

Our compensation philosophy, objectives and practices already limit excessive termination payments.

The Compensation Committee’s oversight, administration and design of our compensation programs safeguard against excessive termination payments. As more fully discussed in “Compensation Discussion and Analysis – Compensation Philosophy and Objectives,” our executive compensation program is designed to motivate and reward business success and increases in stockholder value, based on the following core objectives: (1) pay for performance – ensure plans provide reward levels that reflect variances between actual and desired performance results, (2) focused on stockholder value – align executives’ interests with stockholder interests, with particular emphasis on creating incentives that reward executives for consistently increasing the value of Paramount, (3) market-competitive – consider compensation programs of our peers to attract and retain the executive talent needed to drive sustainable competitive advantages and deliver value to stockholders and (4) flexible – enable the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution. Guided by this philosophy and these core objectives, the Compensation Committee conducts an annual comprehensive review of our compensation programs to assess their appropriateness, effectiveness and market competitiveness.

2024 PROXY STATEMENT 85

ITEM 5 — STOCKHOLDER PROPOSAL REQUESTING THAT OUR BOARD OF DIRECTORS TAKE STEPS TO ADOPT A POLICY REQUIRING STOCKHOLDER APPROVAL OF CERTAIN “GOLDEN PARACHUTE” COMPENSATION PACKAGES

Further, as more fully discussed in “Potential Payments upon Termination and Certain Other Events,” the Compensation Committee designs our severance programs to align with these core objectives, including market terms. We have implemented a change-in-control plan that reflects market practice, which allows us to retain key executive talent by providing severance benefits to our NEOs while keeping them neutral to job loss from potential transactions that enhance stockholder value. In addition, under our senior executives’ employment agreements, cash severance payments following a qualifying termination when the CIC Plan does not apply are subject to (1) a cap of two times the sum of the executive’s base salary and target bonus and (2) other than in the case of our CEO, offset, beginning 12 months post-termination, to the extent that the executive is receiving other compensation as a consultant or employee.

Our stockholders have an opportunity to express their views on executive compensation and post-termination compensation policies through our periodic say-on-pay vote.

We hold a periodic “say-on-pay” vote in compliance with SEC rules, which seeks advisory approval of our executive compensation program, including compensation payable to our NEOs in connection with change-in-control transactions. Our say-on-pay vote provides our stockholders the opportunity to examine the Company’s executive compensation program and communicate whether they approve of the program by voting “for” or “against” the compensation of our NEOs. In 2023, holders of 96% of the Company’s voting shares, and 75% of the voting shares not held by our controlling stockholder, indicated their support for the Company’s compensation program. The proposal’s request for a stockholder vote on a specific element of the Company’s executive compensation program is duplicative and unnecessary.

For these reasons, our Board believes that the stockholder approval requested by this proposal is not necessary and is not in the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS ITEM 5.

86 PARAMOUNT GLOBAL

Item 6 — Stockholder Proposal Requesting that the Company Prepare and Publicly Disclose a “Transparency Report” Regarding its Use of Artificial Intelligence

In accordance with Exchange Act Rule 14a-8, set forth below is a proposal that was submitted to us by a stockholder proponent. Upon receiving an oral or written request, we will promptly provide the name and address of the proponent. A representative of the proponent has represented to us that the proponent has continuously held at least $25,000 in market value of our Class A Common Stock for at least one year and will continue to hold these securities through the date of the Annual Meeting. For the proposal to be voted on at the Annual Meeting, the proponent or a qualified representative of the proponent must attend the meeting and present the proposal. The Company and the Board of Directors disclaim any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the proponent.

STOCKHOLDER PROPOSAL

RESOLVED: Shareholders request that Paramount Global Inc. (the “Company”) prepare and publicly disclose on the Company’s website a transparency report that explains the Company’s use of Artificial Intelligence (“AI”) in its business operations and the Board’s role in overseeing AI usage, and sets forth any ethical guidelines that the Company has adopted regarding its use of AI. This report shall be prepared at a reasonable cost and omit information that is proprietary, privileged, or violative of contractual obligations.

Supporting Statement

The use of AI by large corporations raises significant social policy concerns. These concerns include, but are not limited to: potential discrimination or bias in employment decisions; mass layoffs due to job automation; facility closures; the disclosure and misuse of private data; and the creation of “deep fake” media content that may disseminate false information. These concerns pose risks to the general public, and to long-term investors of the Company, who are impacted by the Company’s reputation as well as its financial position.

Transparency regarding the Company’s use of AI, and any ethical guidelines governing that use, will strengthen the Company. Transparency would address the public’s growing concerns and distrust about the indiscriminate use of AI, strengthening the Company’s position and reputation as a responsible, trustworthy, and sustainable leader in its industry. With a transparency report, the Company could establish that it uses AI in a safe, responsible, and ethical manner that complements the work of its employees and values the public.

The White House Office of Science and Technology Policy has developed ethical guidelines to help guide the design, use, and deployment of AI. These five principles for an AI Bill of Rights are: 1) safe and effective systems, 2) algorithmic discrimination protections, 3) data privacy, 4) notice and explanation, and 5) human alternatives, consideration, and fallback. (White House Office of Science and Technology Policy, “Blueprint for an AI Bill of Rights: Making Automated Systems Work for the American People,” October 2022, available at https://www.whitehouse.gov/ostp/ai-bill-of-rights).

If the Company does not already have ethical guidelines for the use of AI, the adoption of such guidelines may improve the Company’s performance by avoiding costly labor disruptions and lawsuits related to the improper use of AI. The entertainment industry writer and performer strikes, sparked in part by AI concerns, have already proved costly for the Company. Lawsuits related to the use of copyrighted works by AI engines have also been featured prominently in the media in 2023. Failure to appropriately manage AI risks today may prove financially damaging for the Company in the long term.

We believe that issuing an AI transparency report is particularly important for Paramount Global, a leader in the entertainment industry, as it creates artistic works that constitute the foundation for sustaining long-term company value and for our shared culture.

For these reasons, the New York City Retirement Systems urge you to vote FOR this proposal.

2024 PROXY STATEMENT 87

ITEM 6 — STOCKHOLDER PROPOSAL REQUESTING THAT THE COMPANY PREPARE AND PUBLICLY DISCLOSE A “TRANSPARENCY REPORT” REGARDING ITS USE OF ARTIFICIAL INTELLIGENCE

COMPANY RESPONSE TO STOCKHOLDER PROPOSAL

We have a robust risk management program that oversees information technology matters, including the management of risks related to artificial intelligence (“AI”), and appropriate risk management and accountability mechanisms are embedded in the Company’s AI strategy. Senior management from divisions across the Company, including legal and information technology, work together to identify, assess and mitigate ethical, legal and reputational risks associated with our use of AI.

The Board has thoroughly reviewed and considered this proposal and, for the reasons discussed below, recommends that you vote against this proposal.

The report requested by the proposal is unreasonably broad, implementation of the proposal would be overly burdensome for the Company and use significant resources and the report would include extensive detail about complex and confidential matters, all without any material incremental benefit to stockholders.

The proposal broadly and generally requests a transparency report on the use of AI across the Company’s entire business operations, without limitation. The proposal does not define AI, but rather cites a White House Office of Science and Technology report that refers to AI as “automated systems”, nor does it limit the scope of the requested report based on materiality, risk profile or particular parts of the Company’s business, or point to any specific use of AI at the Company that raises concerns. AI is used in a number of different areas across our business operations, including for common uses and routine operations, such as media supply chain processing and analytics, contract management, end user productivity applications, financial management and planning, information security, and end user technology management. If the Company attempted to generate the report contemplated by the proposal, the report would capture information significantly beyond the scope of the concerns cited in the proposal and would ultimately be too detailed to be useful to our stockholders. The report would, in turn, significantly increase our administrative burden and distract us from the important work of managing our information technology and protecting the Company and our consumers from cybersecurity incidents.

In addition, in order for our stockholders to make a meaningful assessment of the appropriateness of the use of AI in our business operations and the choice of technologies used in our business, the report would need to include a significant amount of detail about the Company’s complex and confidential business needs and considerations, including applicable legal and regulatory considerations, competitive conditions, budget matters, quality parameters, and resource availability, among others. Without such information, the report could not provide our stockholders and other stakeholders with a comprehensive and accurate understanding of the information solicited by the proposal. As described below, the Company upholds its commitment to overseeing information technology risk at several levels and already discloses appropriate information regarding our processes. Therefore, compiling this report would expend significant resources and unnecessary expenses and provide no material incremental benefit to stockholders.

We have ethical guidelines under which all of our operations are conducted, as well as fulsome existing disclosures regarding our information technology risk oversight controls and the Board’s role in overseeing our use of AI, rendering the report requested by the proposal unnecessary.

Our commitment to the responsible and ethical use of information technology exists at all levels of the Company, including our Board of Directors. As with all other business operations, we are committed to acting responsibly and in accordance with the ethical and legal standards outlined in our BCS, and all of our employees are required to adhere to those standards. See “Corporate Governance – Global Business Conduct Statement.” The BCS is available on our website at ir.paramount.com/corporate-governance. This commitment applies to our use of AI, including when we leverage AI’s capabilities to support routine operations.

We already have fulsome public disclosures regarding our information technology risk oversight and our Board’s role in that oversight. As discussed in “Our Board of Directors – Board Risk Oversight,” our Audit Committee is responsible for, among other things, overseeing our processes and policies with respect to information security. The committee and other members of the Board receive reports from our Chief Technology Officer and our Chief Information Security Officer on the Company’s management of information technology risk. Additional information about our information security program and the management of technology risk is available in our Annual Report on Form 10-K for the year ended December 31, 2023, under the heading “Item 1C. Cybersecurity,” and in our ESG Report on our website at www.paramount.com/sustainability.

88 PARAMOUNT GLOBAL

ITEM 6 — STOCKHOLDER PROPOSAL REQUESTING THAT THE COMPANY PREPARE AND PUBLICLY DISCLOSE A “TRANSPARENCY REPORT” REGARDING ITS USE OF ARTIFICIAL INTELLIGENCE

These disclosures provide plentiful information intended to help our stockholders understand the nature of our information technology risk management and related activity, and our Board does not believe that the report requested by the proposal will meaningfully enhance those disclosures, rendering the report unnecessary.

The proposal solicits information that may conflict with anticipated regulations, rendering the report requested by the proposal premature.

Regulators are actively engaged in rulemaking to address the rapidly evolving AI landscape, and the report called for by this proposal may conflict with anticipated regulations surrounding the Company’s use of AI, rendering this proposal premature. Publishing a report that conflicts with AI regulation could create unnecessary administrative burden to resolve and may subject the Company to unanticipated regulatory or legal action.

For these reasons, our Board believes the transparency report requested by the proposal is not necessary and is not in the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS ITEM 6.

2024 PROXY STATEMENT 89

Other Matters

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower our printing and postage costs, stockholders who receive printed copies of our proxy materials can elect to receive future copies of these documents electronically instead of by mail. We highly recommend that you consider electronic delivery of these documents, and you can enroll at http://enroll.icsdelivery.com/para. You can always change your mind and resume receiving copies of these documents by mail by revisiting this website and selecting “change/cancel existing enrollment form.”

We also use a procedure approved by the SEC called “householding,” under which we are permitted to deliver a single copy of a Notice of Internet Availability (or a single set of proxy materials, if you requested a printed copy) to stockholders sharing the same address, under certain conditions, unless we receive contrary instructions from any stockholder at that address. If you wish to receive an additional copy of our proxy materials this year, you may submit a written request to 1515 Broadway, New York, NY 10036, Attention: Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, or call Investor Relations at 1-877-227-0787. You may also request copies of our proxy materials for this year and future years by submitting a request on the “Investors—Shareholder Services, Alerts, & FAQs” page of our website at ir.paramount.com. If you received more than one copy of the Notice of Internet Availability (or the proxy materials, if you requested a printed copy), you may request delivery of a single copy of these materials in the future through the same methods of contact noted above.

2025 Annual Meeting of Stockholders

Under applicable SEC rules, stockholders may submit proposals for inclusion in our proxy statement relating to the 2025 Annual Meeting of Stockholders, as long as they are received no later than December 23, 2024 at our principal executive offices at 1515 Broadway, New York, NY 10036, Attention: Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary.

Under our Amended and Restated Bylaws, stockholders seeking to present proposals, not for inclusion in next year’s proxy statement but directly at the 2025 Annual Meeting of Stockholders, including nominations of persons for election to our Board of Directors, must provide advance written notice in the form required in our Amended and Restated Bylaws. This notice must be received at our principal executive offices at 1515 Broadway, New York, NY 10036, Attention: Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, no earlier than the close of business on February 4, 2025, and no later than the close of business on March 6, 2025.

By order of the Board of Directors,

Christa A. D’Alimonte

Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We have sent or are sending the Notice of Internet Availability of Proxy Materials, which indicates that this Notice of 2024 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Annual Report on Form 10-K for the year ended December 31, 2023, with financial statements and schedules thereto, are available at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice of Internet Availability of Proxy Materials. We will also provide a printed copy of these materials without charge (a reasonable fee will be charged for exhibits) upon receipt of a written request sent to Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, Paramount Global, 1515 Broadway, New York, NY 10036.

90 PARAMOUNT GLOBAL

Annex A

PARAMOUNT GLOBAL

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

ARTICLE I

GENERAL

Section 1.1 Purpose.

The purpose of the Paramount Global Amended and Restated Long-Term Incentive Plan, effective June 4, 2024 (the “Plan”), is to benefit and advance the interests of Paramount Global, a Delaware corporation (the “Company”), and its Subsidiaries (as defined below) by attracting, retaining and motivating Participants (as defined below) and to compensate Participants for their contributions to the financial success of the Company and its Subsidiaries.

Section 1.2 Definitions.

As used in the Plan, the following terms shall have the following meanings:

(a)  “Administrator” shall mean the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 1.3 hereof.

(b)  “Agreement” shall mean the written agreement and/or certificate or other documentation governing an Award under the Plan.

(c)  “Awards” shall mean any Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Dividend Equivalents, Performance Awards or Other Awards or a combination of any of the above awarded under the Plan.

(d)  “Board” shall mean the Board of Directors of the Company.

(e)  “Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(f)  “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

(g)  “Committee” shall mean the Compensation Committee of the Board (or such other committee(s) as may be appointed or designated by the Board) to administer the Plan in accordance with Section 1.3(a) hereof.

(h)  “Consultant” shall mean an individual other than an Employee who provides services to the Company or any of its Subsidiaries as a consultant or advisor.

(i)   “Date of Grant” shall mean the effective date of the grant of an Award.

(j)   “Dividend Equivalent” means a right to receive a payment based upon the value of the regular cash dividend paid on a specified number of shares of Class B Common Stock as set forth in Section 7.1 hereof. Payments in respect of Dividend Equivalents may be in cash, or, in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.

(k)  “Earnings Per Share” shall have the meaning provided by GAAP.

(l)   “Eligible Person” shall have the meaning set forth in Section 1.4 hereof.

(m) “Employee” shall mean an individual who is employed by the Company or any of its Subsidiaries.

(n)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

(o)  “Expiration Date” shall have the meaning set forth in Section 13.2 hereof.

2024 PROXY STATEMENT A-1

ANNEX A

(p)   “Fair Market Value” of a share of Class B Common Stock on a given date shall be, unless the Committee determines otherwise, the 4:00 p.m. (New York time) closing price on such date on Nasdaq or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or any other authoritative source selected by the Company.

(q)   “Free Cash Flow” shall mean OIBDA, less cash interest, taxes paid, working capital requirements and capital expenditures.

(r)    “GAAP” shall mean generally accepted accounting principles in the United States.

(s)   “Net Earnings” shall have the meaning provided by GAAP.

(t)    “Net Earnings from Continuing Operations” shall have the meaning provided by GAAP.

(u)   “Net Revenue” shall have the meaning provided by GAAP.

(v)   “OIBDA” shall mean the Company’s Operating Income before depreciation and amortization.

(w)  “OIBDA Without Inter-Company Eliminations” shall mean the Company’s Operating Income before depreciation, amortization and inter-company eliminations.

(x)   “Operating Income” shall have the meaning provided by GAAP.

(y)   “Operating Revenue” shall have the meaning provided by GAAP.

(z)   “Option Expiration Date” shall mean the date on which the term of a Stock Option ends.

(aa)  “Other Awards” shall mean any form of award authorized under Section 7.2 hereof, other than a Stock Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, unrestricted share of Class B Common Stock, or Dividend Equivalent.

(bb) “Outstanding Stock Option” shall mean a Stock Option granted to a Participant which has not yet been exercised and which has not yet expired or been terminated in accordance with its terms.

(cc)  “Participant” shall mean any Eligible Person to whom an Award has been made under the Plan.

(dd) “Performance Award” shall mean an Award (which may consist of Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Dividend Equivalents or Other Awards, or any combination thereof), the grant, vesting, exercisability, payment and/or settlement of which is conditioned in whole or in part on the attainment of one or more Performance Targets. In addition to other terms of the Plan applicable to such Award, including, without limitation, Article II, III, IV, V or VII, as applicable, a Performance Award shall be subject to the terms and conditions set forth in Article VI.

(ee) “Performance Metrics” shall mean the criterion or criteria that the Committee selects for purposes of establishing the Performance Target(s) for a Performance Period, which may include subjective metrics, as it deems appropriate, or relate to specified amounts, targets or objectives related to one or more of the following metrics: OIBDA; OIBDA Without Inter-Company Eliminations; Operating Income; Free Cash Flow; Net Earnings; Net Earnings from Continuing Operations; Earnings Per Share; Revenue; Net Revenue; Operating Revenue; total shareholder return; share price; return on equity; return in excess of cost of capital; profit in excess of cost of capital; return on assets; return on invested capital; net operating profit after tax; operating margin; and profit margin.

(ff)   “Performance Period” shall mean a period of time over which performance is measured as determined by the Committee in its discretion.

(gg) “Performance Target” shall mean an amount, target or objective that is related to a Performance Metric and the attainment of which is designated as a condition to the award, vesting, exercisability, payment or settlement of a Performance Award.

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ANNEX A

(hh)   “Permanent Disability” shall, unless otherwise determined by the Committee, have the same meaning as such term or a similar term has under the long-term disability plan or policy maintained by the Company or a Subsidiary under which the Participant has coverage and which is in effect on the date of the onset of the Participant’s disability; provided, that if the Participant is not covered by a long-term disability plan or policy, “Permanent Disability” shall have the meaning set forth in Section 22(e) of the Code. Notwithstanding the foregoing, in the case of “incentive stock options” within the meaning of Section 422 of the Code, “Permanent Disability” shall always have the meaning set forth in Section 22(e) of the Code.

(ii)   “Reprice” shall have the meaning set forth in Section 2.5 with respect to Stock Options and in Section 3.3(f) with respect to Stand-Alone SARs.

(jj)   “Restricted Share” shall mean a share of Class B Common Stock granted to a Participant pursuant to Article IV and which is subject to the terms, conditions and restrictions as are set forth in the Plan and the applicable Agreement.

(kk)   “Restricted Share Unit” shall mean a contractual right granted to a Participant pursuant to Article V to receive, in the discretion of the Committee, shares of Class B Common Stock, a cash payment equal to the Fair Market Value of Class B Common Stock, or other securities of the Company designated by the Committee or a combination of cash, shares of Class B Common Stock or such other securities, subject to the terms and conditions set forth in the Plan and the applicable Agreement.

(ll)   “Retirement” shall, unless the Committee determines otherwise, mean the termination of a Participant’s Service (other than by reason of death or for a Termination for Cause) when the Participant is at least 55 years of age and has completed at least ten years of service (as determined pursuant to the Company’s applicable practices) with the Company and/or its Subsidiaries.

(mm) “Revenue” shall have the meaning provided by GAAP.

(nn)  “Section 409A” shall mean Section 409A of the Code.

(oo)  “Service” shall mean (i) an Employee’s employment with the Company or any of its Subsidiaries or (ii) a Consultant’s provision of services to the Company or any of its Subsidiaries.

(pp)  “Stand-Alone SAR” shall have the meaning set forth in Section 3.3 hereof.

(qq)  “Stock Appreciation Right” shall mean a contractual right granted to a Participant pursuant to Article III to receive an amount determined in accordance with Section 3.2 or 3.3 hereof, as applicable, subject to such other terms and conditions as are set forth in the Plan and the applicable Agreement.

(rr)   “Stock Option” shall mean a contractual right granted to a Participant pursuant to Article II to purchase shares of Class B Common Stock at such time and price, and subject to such other terms and conditions, as are set forth in the Plan and the applicable Agreement. Stock Options may be “incentive stock options” within the meaning of Section 422 of the Code or nonqualified stock options, which are not intended to be treated as incentive stock options.

(ss)   “Subsidiary” shall mean a corporation or other entity with respect to which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power), provided that the Committee may also designate any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest corresponding to less than 50% of such voting power as a Subsidiary for purposes of the Plan.

(tt)   “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity, all or a portion of the assets or equity of which is acquired by the Company or with which the Company merges or otherwise combines.

(uu)  “Tax-Related Items” means any federal, national, provincial, state, and/or local tax liability (including, but not limited to, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes, and any other taxes) that may be due or required by law to be withheld, and/or any employer tax liability shifted to a Participant.

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ANNEX A

(vv)  “Termination for Cause” shall mean a termination of a Participant’s Service by reason of:

(i) “cause” as such term or a similar term is defined in any employment or consulting agreement that is in effect and applicable to the Participant at the time of the Participant’s termination of Service, or

(ii) if there is no such employment or consulting agreement, or if such employment or consulting agreement contains no such term, unless the Committee determines otherwise, the Participant’s: (A) commission of any dishonest or fraudulent act that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company or any of its Subsidiaries; (B) conduct constituting a felony, a financial crime, embezzlement or fraud, whether or not related to the Participant’s Service; (C) willful unauthorized disclosure of confidential information; (D) failure, neglect of or refusal to substantially perform the duties of the Participant’s Service; (E) commission or omission of any other act which is a material breach of the Company’s policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any Subsidiary; (F) failure to comply with the written policies of the Company, including the Company’s Business Conduct Statement or successor conduct statement as they apply from time to time; (G) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to Service, after being instructed by the Company or the Participant’s employer to participate; (H) willful destruction or failure to preserve documents or other material known to be relevant to an investigation referred to in the preceding clause (G); or (I) willful inducement of others to engage in any of the conduct described in the preceding clauses (A) through (H).

(ww) “Trading Day” means a day on which the Class B Common Stock is traded on the Nasdaq or other principal stock exchange on which the Class B Common Stock is then listed.

Section 1.3 Administration of the Plan.

(a) Board or Committee to Administer. The Plan shall be administered by the Board or by a Committee appointed by the Board, consisting of at least two members of the Board.

(b) Powers of the Committee.

(i) The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding as to all matters relating to the Plan.

(ii) The Committee shall have authority to select Participants from among the Eligible Persons specified in Section 1.4 below, to determine the type of Award to be granted, to determine the number of shares of Class B Common Stock subject to an Award or the cash amount payable in connection with an Award, to determine the terms and conditions of each Award in accordance with the terms of the Plan and to adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. Except as provided herein, the Committee shall also have the authority to amend the terms of any outstanding Award or waive any conditions or restrictions applicable to any Award; provided, however, that, subject to Sections 10.3 and 10.11 and Article XI hereof, no amendment shall materially impair the rights of the holder thereof without the holder’s consent. With respect to any restrictions in the Plan or in any Agreement that are based on the requirements of Section 422 of the Code, the rules of any exchange upon which the Company’s securities are listed, or any other applicable law, rule or restriction to the extent that any such restrictions are no longer required, the Committee shall have the discretion and authority to grant Awards that are not subject to such restrictions and/or to waive any such restrictions with respect to outstanding Awards.

(c) Delegation by the Committee. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee and/or one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Eligible Persons (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act or (B) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) to interpret the Plan or any Award, or (iii) under Article XI hereof. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the

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ANNEX A

authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 1.3(c) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(d) Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Agreements, as to the persons receiving Awards under the Plan and the terms and provisions of Awards under the Plan.

(e) No Liability. Subject to applicable law: (i) no member of the Committee nor any Administrator shall be liable to any Participant or any other person for anything whatsoever in connection with the administration of the Plan except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee or any Administrator be liable for any act or omission of any member of the Committee or any Administrator other than himself; and (iii) in the performance of its functions with respect to the Plan, the Committee and any Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s or the Committee’s counsel and any other party the Committee or such Administrator deems necessary, and no member of the Committee or such Administrator shall be liable for any action taken or not taken in good faith reliance upon any such advice.

Section 1.4 Eligible Persons.

Individuals eligible to receive Awards under the Plan (each, an “Eligible Person”) include (a) any Employee (including any prospective employee) of the Company or any of its Subsidiaries; provided, however, that “incentive stock options” within the meaning of Code Section 422 may not be granted to Employees of any corporation or other entity in which the Company owns or controls, directly or indirectly, 50% or less of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power); and (b) to the extent designated by the Committee, any Consultant to the Company or any of its Subsidiaries. Any Award made to a prospective employee shall be conditioned upon, and effective not earlier than, such person’s becoming an Employee. Members of the Board who are not Employees will not be eligible to receive Awards under the Plan. An individual’s status as an Administrator will not affect his or her eligibility to receive Awards under the Plan, subject to the restrictions set forth in Section 1.3(c) hereof.

Section 1.5 Class B Common Stock Subject to the Plan.

(a) Plan Limit. Subject to adjustment under Article VIII hereof, the total number of shares of Class B Common Stock available for delivery pursuant to Awards, including pursuant to the exercise of incentive stock options, under the Plan (the “Section 1.5 Limit”) is 143,258,647 shares. The shares of Class B Common Stock subject to Awards under the Plan shall be made available from authorized but unissued Class B Common Stock, from Class B Common Stock issued and held in the treasury of the Company or, subject to such conditions as the Committee may determine, from shares beneficially owned by one or more stockholders of the Company.

(b) Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of shares of Class B Common Stock that remain available for delivery pursuant to Awards at any time, the following rules apply:

(i) The Section 1.5 Limit shall be reduced by the number of shares of Class B Common Stock subject to an Award and, in the case of an Award that is not denominated in shares of Class B Common Stock, the number of shares actually delivered upon payment or settlement of the Award.

(ii) The following shall be added back to the Section 1.5 Limit and shall again be available for Awards:

(A) shares underlying Awards or portions thereof that are settled in cash and not in shares of Class B Common Stock; and

(B) any shares of Class B Common Stock that are subject to an Award, or any portion of an Award, which for any reason expires or is cancelled, forfeited, or terminated without having been exercised or paid.

2024 PROXY STATEMENT A-5

ANNEX A

(iii) Anything to the contrary in this Section 1.5(b) notwithstanding,

(A) (1) shares of Class B Common Stock delivered to the Company by a Participant to purchase shares of Class B Common Stock upon the exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the withholding obligation), and (2) shares of Class B Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award, in either instance shall not be added back to the Section 1.5 Limit; and

(B) upon the exercise of a Stock Option or Stock Appreciation Right settled in shares of Class B Common Stock, the number of shares subject to the Stock Option or Stock Appreciation Right (or portion thereof) that is then being exercised shall be counted against the Section 1.5 Limit, regardless of the number of shares of Class B Common Stock actually delivered in settlement of the Stock Option or Stock Appreciation Right (or portion thereof) upon exercise.

(iv) Any shares of Class B Common Stock underlying Substitute Awards shall not be counted against the Section 1.5 Limit.

Section 1.6 Agreements.

The Committee shall determine and set forth in an Agreement the terms and conditions of each Award (other than an Award of unrestricted Class B Common Stock). The Agreement shall include any vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, the effects of termination of Service, cancellation of the Award under specified circumstances, restrictions on transfer), and shall be delivered or otherwise made available to the Participant.

ARTICLE II

PROVISIONS APPLICABLE TO STOCK OPTIONS

Section 2.1 Grants of Stock Options.

The Committee may from time to time grant Stock Options to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. All Options when granted under the Plan are intended to be nonqualified stock options, unless the applicable Agreement expressly states that the Option is intended to be an incentive stock option.

Section 2.2 Exercise Price.

The Committee shall establish the per share exercise price of each Stock Option; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stock Option that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant, provided that such substitution complies with applicable laws and regulations, including the listing requirements of Nasdaq and Section 409A or Section 424 of the Code, as applicable. The exercise price of any Stock Option will be subject to adjustment in accordance with the provisions of Article VIII hereof.

Section 2.3 Exercise of Stock Options.

(a) Exercisability. Unless the Committee has determined or determines otherwise, Stock Options shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stock Options, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stock Options and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his or her Stock Options.

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ANNEX A

(b) Option Period. For each Stock Option granted, the Committee shall specify the period during which the Stock Option may be exercised; provided, however, that no Stock Option shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stock Option’s exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stock Option may be exercised up to and including the last Trading Day before such date.

(c) Registration Restrictions. A Stock Option shall not be exercisable, no transfer of shares of Class B Common Stock shall be made to any Participant, and any attempt to exercise a Stock Option or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Class B Common Stock subject to such Stock Option, and the shares of Class B Common Stock subject to such Stock Option have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee that such registration or qualification is not required. Without limiting the foregoing, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Class B Common Stock subject to such Stock Option is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of a Stock Option, such Stock Option shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(d) Exercise in the Event of Termination of Service.

(i) Termination Other than for Cause; Termination due to Retirement, Death or Permanent Disability. Except as otherwise provided in this Section 2.3(d) or as the Committee has determined or determines otherwise, the following shall apply:

(A) subject to clauses (B), (C), and (D) below, if a Participant’s Service ceases by reason of voluntary termination by the Participant or termination by the Company or any of its Subsidiaries other than for Cause, the Participant’s Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of six months after the date of such termination or the Option Expiration Date;

(B) if a Participant’s Service ceases by reason of the Participant’s Retirement, the Participant may exercise his or her outstanding Stock Options to the extent exercisable on the date of Retirement until the Option Expiration Date;

(C) if a Participant’s Service ceases by reason of the Participant’s Permanent Disability, the Participant’s Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of three years after such date or the Option Expiration Date; or

(D) if a Participant dies, the Participant’s Outstanding Stock Options may be exercised to the extent exercisable at the date of death by (i) the Participant’s beneficiary, if the Company has adopted procedures whereby Participants may designate a beneficiary and the Participant has done so, or (ii) if the Company has not adopted such procedures or the Participant has not designated a beneficiary, by the person or persons who acquired the right to exercise such Stock Options by will or the laws of descent and distribution, in either such case until the earlier of two years after the date of death or the Option Expiration Date.

Except as otherwise provided in this Section 2.3(d) or as the Committee has determined or determines otherwise, upon the occurrence of an event described in clause (A), (B), (C) or (D) of this Section 2.3 (d), all rights with respect to Stock Options that are not vested as of such event will be relinquished.

(ii) Termination for Cause. If a Participant’s Service ends due to a Termination for Cause, then, unless the Committee in its discretion determines otherwise, all Outstanding Stock Options, whether or not then vested, shall terminate effective as of the date of such termination.

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ANNEX A

Section 2.4 Payment of Purchase Price Upon Exercise.

Shares purchased through the exercise of a Stock Option shall be paid for in full on or before the settlement date for the shares of Class B Common Stock delivered pursuant to the exercise of the Stock Option. Payment shall be made in cash or, to the extent permitted in the discretion of the Committee, through delivery or attestation of shares of Class B Common Stock or other securities of the Company designated by the Committee, in a combination of cash, shares or such other securities or in any other form of valid consideration that is acceptable to the Committee in its discretion. If the Agreement so provides, such exercise price may also be paid in whole or in part using a net share settlement procedure (i.e., through the withholding of shares subject to the Stock Option with a value equal to the exercise price). In accordance with the rules and procedures established by the Committee for this purpose, a Stock Option may also be exercised through a “cashless exercise” procedure, involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the exercise price of the Option.

Section 2.5 No Repricing of Stock Options.

The Committee may not Reprice any Stock Option without stockholder approval. “Reprice” means any of the following or any other action that has the same effect at a time when its exercise price exceeds the Fair Market Value of a share of Class B Common Stock: (i) amending a Stock Option to reduce its exercise price, (ii) canceling a Stock Option in exchange for a Stock Option, Restricted Share or other equity award, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 2.5 shall prevent the Committee from making adjustments pursuant to Article VIII hereof.

ARTICLE III

PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS

Section 3.1 Stock Appreciation Rights.

The Committee may from time to time grant Stock Appreciation Rights to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. The Committee may grant Stock Appreciation Rights alone or in tandem with Stock Options.

Section 3.2 Stock Appreciation Rights Granted in Tandem with Stock Options.

A Stock Appreciation Right granted in tandem with a Stock Option may be granted either at the time of the grant of the Stock Option or by amendment at any time prior to the exercise, expiration or termination of such Stock Option. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Stock Option and shall be exercisable only at such times and to such extent as the related Stock Option. A tandem Stock Appreciation Right shall entitle the holder to surrender to the Company all or a portion of the related Stock Option unexercised and receive from the Company in exchange therefor an amount equal to the excess of the Fair Market Value of the shares of Class B Common Stock subject to such Stock Option, determined as of the day preceding the surrender of such Stock Option, over the aggregate exercise price of the Stock Option (or of the portion of the Stock Option so surrendered). Such amount shall be paid in cash, or in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.

Section 3.3 Stand-Alone Stock Appreciation Rights.

Stock Appreciation Rights granted alone (that is, not in tandem with Stock Options) (“Stand-Alone SARs”) shall be subject to the provisions of this Section 3.3 and such other terms and conditions as the Committee shall establish at or after the time of grant and set forth in the applicable Agreement.

(a) Exercise Price. The Committee shall establish the per share exercise price of each Stand-Alone SAR; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stand-Alone SAR that is a Substitute

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ANNEX A

Award may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant provided that such substitution complies with applicable laws and regulations, including the listing requirements of Nasdaq and Section 409A, as applicable. The exercise price of any Stand-Alone SAR will be subject to adjustment in accordance with the provisions of Article VIII hereof.

(b) Exercisability of Stand-Alone SARs. Unless the Committee has determined or determines otherwise, Stand-Alone SARs shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stand-Alone SARs, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stand-Alone SARs and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his or her Stand-Alone SARs.

(c) Period of Exercise. For each Stand-Alone SAR granted, the Committee shall specify the period during which the Stand-Alone SAR may be exercised; provided, however, that no Stand-Alone SAR shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stand-Alone SAR’s exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stand-Alone SAR may be exercised up to and including the last Trading Day before such date.

(d) Registration Restrictions. A Stand-Alone SAR shall not be exercisable for shares of Class B Common Stock, no transfer of shares of Class B Common Stock shall be made to any Participant, and any attempt to exercise a Stand-Alone SAR for shares of Class B Common Stock or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Class B Common Stock subject to such Stand-Alone SAR, and the shares of Class B Common Stock subject to such Stand-Alone SAR have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee, that such registration or qualification is not required as a result of the availability of an exemption from registration or qualification under such laws. Without limiting the foregoing, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Class B Common Stock subject to such Stand-Alone SAR is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of a Stand-Alone SAR, such Stand-Alone SAR shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(e) Exercise in the Event of Termination of Service. Unless the Committee has determined or determines otherwise, in the event that (i) the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the voluntary termination by the Participant or the termination by the Company or any of its Subsidiaries other than for Cause, (ii) the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the Participant’s Retirement, (iii) the Permanent Disability of the Participant occurs, (iv) a Participant dies during a period during which his or her Stand-Alone SARs could have been exercised by him or her, or (v) the Participant’s Service with the Company or any of its Subsidiaries ends due to a Termination for Cause, then, in each of the foregoing cases (i) through (v), the Participant’s Stand-Alone SARs may be exercised to the extent that, and for the period during which, Stock Options awarded to the Participant would be exercisable pursuant to Section 2.3(d).

(f) No Repricing of Stand-Alone SARs. The Committee may not Reprice any Stand-Alone SAR without stockholder approval. “Reprice” means any of the following or any other action that has the same effect at a time when its exercise price exceeds the Fair Market Value of a share of Class B Common Stock: (i) amending a Stand-Alone SAR to reduce its exercise price, (ii) canceling a Stand-Alone SAR in exchange for a Stand-Alone SAR, Restricted Share or other equity award, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 3.3(f) shall prevent the Committee from making adjustments pursuant to Article VIII hereof.

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ANNEX A

ARTICLE IV

PROVISIONS APPLICABLE TO RESTRICTED SHARES

Section 4.1 Grants of Restricted Shares.

The Committee may from time to time grant Restricted Shares to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 4.2 Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Shares granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Restricted Shares and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.

Section 4.3 Rights and Restrictions Governing Restricted Shares.

The Participant shall have all rights of a holder as to Restricted Shares granted hereunder, including, to the extent applicable, the right to receive dividends and to vote; provided, however, that unless the Committee has determined or determines otherwise: (a) the Participant shall not be registered on the books and records of the Company as a stockholder until such shares have vested; and (b) none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested. Notwithstanding anything herein to the contrary, any dividends payable in connection with Restricted Shares shall be credited or accumulated as determined by the Committee while the Restricted Shares are unvested, but payment shall not be made unless and until the Restricted Shares vest, and any such dividends shall therefore be subject to the same risk of forfeiture as the underlying Restricted Shares. Subject to the foregoing, the Committee may make any dividend payments subject to further vesting, deferral, restrictions on transfer or other conditions; any such terms and conditions applicable to dividend payments will be set forth in the applicable Agreement.

Section 4.4 Acceleration of Vesting and Removal of Restrictions.

Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Shares vest. Also, the Committee may, in its discretion, remove any other restrictions on Restricted Shares whenever it may determine that, by reason of changes in applicable law, the rules of any stock exchange on which the Class B Common Stock is listed or other changes in circumstances arising after the Date of Grant, such action is appropriate.

Section 4.5 Delivery of Restricted Shares.

On the date on which Restricted Shares vest, all restrictions contained in the Agreement covering such Restricted Shares and in the Plan shall lapse. Restricted Shares awarded hereunder may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 4.6 Termination of Service.

Unless the Committee has determined or determines otherwise, if the Participant’s Service terminates for any reason (including, without limitation, by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than for Cause, Termination for Cause, the Participant’s Retirement, or the Participant’s death or Permanent Disability) prior to the date or dates on which Restricted Shares vest, the Participant shall forfeit all unvested Restricted Shares as of the date of such event.

A-10 PARAMOUNT GLOBAL

ANNEX A

Section 4.7 Grants of Unrestricted Shares.

The Committee may from time to time, in its discretion, make Awards of unrestricted shares of Class B Common Stock to Eligible Persons.

ARTICLE V

PROVISIONS APPLICABLE TO RESTRICTED SHARE UNITS

Section 5.1 Grants of Restricted Share Units.

The Committee may from time to time grant Restricted Share Units to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. Each Restricted Share Unit shall correspond to one share of Class B Common Stock.

Section 5.2 Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Share Units granted hereunder, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Restricted Share Units and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.

Section 5.3 Acceleration of Vesting.

Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Share Units vest.

Section 5.4 Settlement of Restricted Share Units.

Upon vesting or such later date as the Committee may determine (in accordance with the requirements of, or an exemption from, Section 409A), Restricted Share Units will be settled, in the discretion of the Committee, in shares of Class B Common Stock, in cash equal to the Fair Market Value of the shares subject to such Restricted Share Units, in other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities. Shares of Class B Common Stock delivered in settlement of Restricted Share Units may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 5.5 Termination of Service.

Unless the Committee has determined or determines otherwise, if the Participant’s Service terminates for any reason (including without limitation by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than for Cause, Termination for Cause, the Participant’s Retirement, or the Participant’s death or Permanent Disability) prior to the date or dates on which Restricted Share Units vest, the Participant shall forfeit all unvested Restricted Share Units as of the date of such event.

ARTICLE VI

PERFORMANCE AWARDS

Section 6.1 Grants of Performance Awards.

The Committee may from time to time grant Awards which constitute Performance Awards to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

2024 PROXY STATEMENT A-11

ANNEX A

Section 6.2 Performance Metrics.

Unless the Committee has determined or determines otherwise, the grant, vesting, payment, settlement and/or exercisability of Performance Awards shall be conditioned, in whole or in part, on the attainment of one or more Performance Targets over a Performance Period. The Committee may establish Performance Targets related to one or more Performance Metrics. The Performance Targets may be established in terms of objectives that are related to the individual Participant or that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected reference companies or a market index.

Section 6.3 Termination of Service.

Except as otherwise provided in Section 2.3(d), 4.6 or 5.5, as applicable, the treatment of Performance Awards in the event of a Participant’s termination of Service shall be set forth in the Agreement setting forth the terms and conditions of the relevant Performance Awards.

Section 6.4 Adjustment of Calculation of Performance Targets.

The Committee retains the right to reduce (including to zero) any Award such that the amount of the Award is less than the maximum amount that could be paid based on the degree to which the Performance Targets related to such Award were attained. Further, the Committee, in its discretion, may make any adjustments or modifications as it determines to be appropriate or necessary to prevent reduction or enlargement of the Participant’s rights with respect to the Participant’s Performance Awards, including, without limitation, to reflect other extraordinary events or circumstances that occur and that have the effect, as determined by the Committee, of distorting the applicable Performance Targets. All determinations that the Committee makes pursuant to this Section 6.4 shall be conclusive and binding on all persons for all purposes.

ARTICLE VII

DIVIDEND EQUIVALENTS AND OTHER AWARDS

Section 7.1 Dividend Equivalents.

The recipient of an Award other than a Stock Option or Stock Appreciation Right (including, without limitation, any Award deferred pursuant to Article IX) may, subject to the provisions of this Plan and any Agreement or if so determined by the Committee in its discretion, be entitled to receive, currently or on a deferred basis, interest or dividends or Dividend Equivalents, with respect to the number of shares of Class B Common Stock covered by such Award, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Class B Common Stock or otherwise reinvested. Notwithstanding anything herein to the contrary, any Dividend Equivalents shall be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related Award.

Section 7.2 Other Awards.

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. Other Awards may also include cash payments under the Plan which may be based on one or more criteria determined by the Committee that are unrelated to the value of Class B Common Stock and that may be granted in tandem with, or independent of, Awards granted under the Plan.

Section 7.3 Substitute Awards.

Notwithstanding any terms or conditions of the Plan to the contrary, Substitute Awards may have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of Service, as the awards that they replace.

A-12 PARAMOUNT GLOBAL

ANNEX A

ARTICLE VIII

EFFECT OF CERTAIN CORPORATE CHANGES

In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off, split-off or recapitalization that changes the character, value or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to (i) the number and kind of securities subject to any outstanding Award, (ii) the exercise price or purchase price, if any, of any outstanding Award and (iii) the maximum number and kind of securities referred to in Sections 1.5(a) and (b) of the Plan, in each case, as it deems appropriate. Upon the occurrence of any such event, the Committee may, in its discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. All determinations that the Committee makes pursuant to this Article VIII shall be conclusive and binding on all persons for all purposes. A Participant’s participation in the Plan or receipt of an Award does not create any entitlement to have his or her Awards or any other related benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Class B Common Stock.

ARTICLE IX

DEFERRAL PROVISIONS

The Committee may establish procedures pursuant to which the payment of any Award may be deferred. To the extent an Award or any deferral of the payment of any Award constitutes a deferral of compensation subject to Section 409A, the Committee shall set forth in writing (which may be in electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made. The Company’s obligation to pay deferred Awards pursuant to this Article IX shall be reflected on its books as a general, unsecured and unfunded obligation, and the rights of a Participant or his or her designated beneficiary to receive payments from the Company as a result of a deferral made pursuant to this Article IX are solely those of a general, unsecured creditor. The Company shall not be required to create a trust or otherwise set aside assets in respect of its obligations hereunder, and a Participant or designated beneficiary shall have no interest whatsoever, vested or contingent, in any particular assets of the Company.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Rights to Awards or Continued Service.

Nothing in the Plan or in any Agreement, nor the grant of any Award under the Plan, shall confer upon any individual any right to be employed or engaged by or to continue in the Service of the Company or any Subsidiary, or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement, including the right to receive any future Awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate such individual’s Service at any time for any reason.

Section 10.2 Restriction on Transfer.

The rights of a Participant with respect to any Award shall be exercisable during the Participant’s lifetime only by the Participant and shall not be transferable by the Participant to whom such Award is granted, except by will or the laws of descent and distribution, provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its discretion, impose.

Section 10.3 Foreign Awards and Rights.

Notwithstanding any provision of the Plan to the contrary, to comply with securities, exchange control, labor, tax or other applicable laws, rules or regulations in countries outside of the United States in which the Company and its Subsidiaries operate or have Employees, Consultants or directors, and/or for the purpose of taking advantage of tax favorable

2024 PROXY STATEMENT A-13

ANNEX A

treatment for Awards granted to Participants in such countries, the Committee, in its sole discretion, shall have the power and authority to (i) amend or modify the terms and conditions of any Award granted to a Participant; (ii) establish, adopt, interpret, or revise any rules and procedures to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitation contained in Section 1.5 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, tax withholding procedures, restrictions on the sale of shares of Class B Common Stock of the Company, and on the handling of any stock certificates or other indicia of ownership. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may modify Article VIII of the Plan to the extent necessary to comply with the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the U.S. Securities Act of 1933, as amended, the Exchange Act, the Code, any securities law or governing statute.

Section 10.4 Taxes.

The Company or any Subsidiary shall have the authority and right to deduct or withhold or require a Participant to remit to the Company or any Subsidiary, an amount it determines sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of shares of Class B Common Stock of the Company underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; (iii) withholding taxes through a net share settlement procedure or through a “cashless exercise” procedure as described in Section 2.4; or (iv) in the Committee’s sole discretion and in satisfaction of the foregoing requirement, withholding shares of Class B Common Stock of the Company otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value sufficient to cover the amount required to be withheld, as determined by the Company using rates of up to the maximum applicable rate in a participant’s jurisdiction. No shares of Class B Common Stock of the Company shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholding obligations with respect to any taxable event concerning the Participant or such other person arising as a result of the Plan. To the extent permitted by the Committee, any Participant who makes an election under Section 83(b) of the Code to have his or her Award taxed in accordance with such election must give notice to the Company of such election immediately upon making a valid election in accordance with the rules and regulations of the Code. Any such election must be made in accordance with the rules and regulations of the Code.

Section 10.5 Stockholder Rights.

Except as described in Section 4.3, no Award under the Plan shall entitle a Participant or a Participant’s beneficiary, estate or permitted transferee to any rights of a holder of the shares of Class B Common Stock of the Company subject to any Award until the Participant, the Participant’s beneficiary or estate or the permitted transferee is registered on the books and records of the Company as a stockholder with respect to such shares (or, where shares are permitted to be held in “street” name by a broker designated by a Participant or a Participant’s beneficiary, estate or permitted transferee, until such broker has been so registered).

Section 10.6 No Restriction on Right of Company to Effect Corporate Changes.

The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any delivery of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stock whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

A-14 PARAMOUNT GLOBAL

ANNEX A

Section 10.7 Source of Payments.

The general funds of the Company shall be the sole source of cash settlements of Awards under the Plan and the Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. To the extent a person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 10.8 Exercise Periods Following Termination of Service.

For the purposes of determining the dates on which Awards may be exercised following a termination of Service or following death or Permanent Disability of a Participant, the day following the date of such event shall be the first day of the exercise period and the Award may be exercised up to and including the last Trading Day falling within the exercise period. Thus, if the last day of the exercise period is not a Trading Day, the last date an Award may be exercised is the last Trading Day before the end of the exercise period.

Section 10.9 Breach of Agreements.

The Committee may include in any Agreement a provision authorizing the Company to recover from a Participant Awards and/or amounts realized upon exercise, payment or settlement, as the case may be, of Awards made under the Plan in such circumstances as the Committee may prescribe in its discretion.

Section 10.10 Service with Subsidiary.

Unless the Committee has determined or determines otherwise, the Service of a Participant who works for a Subsidiary shall terminate, for Plan purposes, on the date on which the Participant’s employing company ceases to be a Subsidiary.

Section 10.11 Section 409A.

The intent of the parties is that payments and the settlement of Awards under the Plan comply with Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance therewith. Notwithstanding anything herein to the contrary, if a Participant is deemed on the date of his or her “separation from service” (as determined by the Company pursuant to Section 409A) to be one of the Company’s “specified employees” (as determined by the Company pursuant to Section 409A), and any portion of the Participant’s Awards that constitutes deferred compensation within the meaning of Section 409A is scheduled to be paid or settled, as the case may be, upon the Participant’s separation from service or during the six-month period thereafter, then such payment or settlement, as the case may be, shall not occur prior to the earlier of (i) the six-month anniversary of the date of the Participant’s separation from service or (ii) the date of the Participant’s death (the “Delay Period”). All payments and settlements delayed pursuant to this Section 10.11 shall be paid or settled, as the case may be, within 30 days following the end of the Delay Period, less any applicable withholdings, and any remaining payments and settlements regularly scheduled to occur after the end of the Delay Period shall be paid or distributed in accordance with the payment or settlement schedule specified for them. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.

Section 10.12 Non-Exempt Employees.

Unless otherwise determined by the Committee, no Option or Stock Appreciation Right shall be granted to any Employee who is a “non-exempt employee” for purposes of the Fair Labor Standards Act of 1938, as amended, which is first exercisable for any shares of Stock within six (6) months following the date of grant of the Option or Stock Appreciation Right (although the Award may vest prior to such date). The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or Stock Appreciation Right will be exempt from his or her regular rate of pay, and the provisions of this Section 10.12 will apply to all such applicable Awards and are hereby incorporated by reference into such Agreements.

Section 10.13 Electronic Delivery.

Any reference herein to a written agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) and/or posted on a website specified by the Company that the Participant is permitted to access.

2024 PROXY STATEMENT A-15

ANNEX A

Section 10.14 Exchange Rates.

Neither the Company nor any Subsidiary shall be liable to a Participant for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Participant’s Award or of any amounts due to the Participant pursuant to the settlement of the Award or, if applicable, the subsequent sale of any shares of Class B Common Stock acquired upon settlement.

Section 10.15 Third-Party Administration.

In connection with a Participant’s participation in the Plan, the Company may use the services of a third-party administrator, including a brokerage firm administrator, and the Company may provide this third-party administrator with personal information about a Participant, including his or her name, social security or other tax identification number and address, as well as the details of each Award, and this third-party administrator may provide information to the Company and its Subsidiaries concerning the exercise of a Participant’s rights and account data as it relates to the administration of Awards granted under the Plan.

ARTICLE XI

AMENDMENT AND TERMINATION

The Board may alter, amend, suspend or terminate the Plan at any time, in whole or in part; provided, however, that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of Nasdaq or other principal stock exchange on which the Class B Common Stock is listed. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been made, materially adversely affect the rights of such Participant in such Award.

Notwithstanding the foregoing or any provision herein to the contrary, the Committee shall have broad authority to amend the Plan or any outstanding Award under the Plan without the approval of the Participant to the extent the Committee deems necessary or appropriate (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations; or (ii) to avoid adverse tax consequences to any person under Section 409A with respect to any Award, even if such amendment would otherwise be detrimental to such person.

ARTICLE XII

INTERPRETATION

Section 12.1 Governmental Regulations.

The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 12.2 Headings.

The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 12.3 Governing Law.

The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

A-16 PARAMOUNT GLOBAL

ANNEX A

ARTICLE XIII

EFFECTIVE DATE AND EXPIRATION DATE

Section 13.1 Effective Date.

The Plan was originally effective as of February 21, 2008 and was amended and restated as of May 23, 2013, December 11, 2018 and May 25, 2021. This fourth amendment and restatement of the Plan shall be effective subject to, and as of the date of, approval by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders of the Company.

Section 13.2 Final Date for Awards.

Unless previously terminated pursuant to Article XI, the Plan shall expire at midnight on the day prior to the date of the 2031 Annual Meeting of Stockholders of the Company (the “Expiration Date”), and no further Awards may be granted under the Plan on or after the date of such meeting. The Expiration Date will not affect the operation of the terms of the Plan or the Company’s and Participants’ rights and obligations with respect to Awards granted on or prior to the Expiration Date.

2024 PROXY STATEMENT A-17

Annex B

~~Effective February 16, 2022~~

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

PARAMOUNT GLOBAL

ARTICLE I

NAME

The name of this Corporation is Paramount Global.

ARTICLE II

REGISTERED OFFICE AND AGENT FOR SERVICE

The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, City of Wilmington 19808, County of New Castle. The name and address of the Corporation’s registered agent for service of process in Delaware is:

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

ARTICLE III

CORPORATE PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

(1) Shares, Classes and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 5,080,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

(a) 55,000,000 shares of Class A Common Stock, $0.001 par value (“Class A Common Stock”).

(b) 5,000,000,000 shares of Class B Common Stock, $0.001 par value (“Class B Common Stock”).

(c) 25,000,000 shares of Preferred Stock, $0.001 par value (“Preferred Stock”).

(2) Powers and Rights of the Class A Common Stock and the Class B Common Stock. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, all issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and powers.

(a) Voting Rights and Powers. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in ~~his~~the holder’s name. The holders of shares of Class A Common Stock shall have the relevant class voting rights and powers set forth in Section (3) of this Article IV and in Article IX. Except as otherwise required by law, the holders of outstanding shares of Class B Common Stock shall not be entitled to any votes upon any questions presented to stockholders of the Corporation, including, but not limited to, whether to increase or decrease the number of authorized shares of Class B Common Stock.

2024 PROXY STATEMENT B-1

ANNEX B

(b) Dividends. Subject to the rights and preferences of any Preferred Stock set forth in any resolution or resolutions providing for the issuance of such stock as set forth in Section (3) of this Article IV, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends, other than Share Distributions (as hereinafter defined), as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Board of Directors may, at its discretion, declare a dividend of any securities of the Corporation or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity (a “Share Distribution”) to the holders of shares of Class A Common Stock and Class B Common Stock (i) on the basis of a ratable distribution of identical securities to holders of shares of Class A Common Stock and Class B Common Stock or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable) do not differ in any respect other than (x) differences in their rights (other than voting rights and powers) consistent in all material respects with differences between Class A Common Stock and Class B Common Stock and (y) differences in their relative voting rights and powers, with holders of shares of Class A Common Stock receiving the class or series of such securities having the higher relative voting rights or powers (without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of Class A Common Stock and Class B Common Stock provided in Section (2)(a) of this Article IV).

(c) Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under this Article IV or the resolutions, as the case may be, authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Class A Common Stock and Class B Common Stock.

(d) Split, Subdivision or Combination. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

(e) Conversion. So long as there are at least 5,000 shares of Class A Common Stock outstanding, each record holder of shares of Class A Common Stock may convert any or all of such shares into an equal number of shares of Class B Common Stock by delivering written notice to the Corporation’s transfer agent stating that such record holder desires to convert such shares into the same number of shares of Class B Common Stock and requesting that the Corporation issue all of such Class B Common Stock to the persons named therein, setting forth the number of shares of Class B Common Stock to be issued to each such person (and, in the case of a request for registration in a name other than that of such record holder, providing proper evidence of succession, assignation or authority to transfer), accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any.

(3) Powers and Rights of the Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any, provided that the Corporation shall not issue any Preferred Stock, or Preferred Stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of Preferred Stock, have the ability to elect a number of Directors constituting a majority of the Board of Directors unless the issuance of such Preferred Stock shall have been approved by the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a class; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon shares of such series and the times at which such dividends shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or non-cumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any,

B-2 PARAMOUNT GLOBAL

ANNEX B

which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Class A Common Stock or Class B Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law. ~~Notwithstanding anything herein to the contrary, in no event shall the terms of any Preferred Stock issued conflict with Article XI of the Bylaws during the Designated Period (as defined below), including with respect to any rights of such Preferred Stock to elect Directors.~~

(4) Issuance of Class A Common Stock, Class B Common Stock and Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock, Class B Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Amended and Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law.

ARTICLE V

DIRECTORS

(1) Power of the Board of Directors. The property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

(a) To adopt, amend, alter, change or repeal the Bylaws of the Corporation; provided that no Bylaws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such Bylaws had not been adopted; ~~provided further that, (i) from and after the Closing Date until the second (2nd) anniversary of the Closing Date (the “Designated Period”), the Board of Directors shall not have the power to amend, alter, change or repeal the provisions of Article XI (other than Section 4(d) thereof) or Section 4 of Article IX of the Bylaws (and any provision of the Bylaws making reference to any such provision), the Board of Directors shall not have the power to adopt any new or modified provision of Article XI (other than Section 4(d) thereof) or Section 4 of Article IX of the Bylaws or other resolution inconsistent with such Articles or Sections, and the Board of Directors shall not recommend for (or resolve to recommend for) adoption by the stockholders of the Corporation any such amendment, alteration, change or repeal of, or any provision inconsistent with, Article XI (other than Section 4(d) thereof) or Section 4 of Article IX of the Bylaws or other resolution inconsistent with such Articles or Sections and (ii) from and after the Closing Date until the fifteen month anniversary of the Closing Date, the Board of Directors shall not have the power to amend, alter, change, or repeal the provisions of Section 4(d) of Article XI or Section 14 of Article V of the Bylaws (and any provision of the Bylaws making reference to any such provision), the Board of Directors shall not have the power to adopt any new or modified provision of Section 4(d) of Article XI or Section 14 of Article V of the Bylaws or other resolution inconsistent with such Articles or Sections, and the Board of Directors shall not recommend for (or resolve to recommend for) adoption by the stockholders of the Corporation any such amendment, alteration, change or repeal of, or any provision inconsistent with, Section 4(d) of Article XI or Section 14 of Article V of the Bylaws or other resolution inconsistent with such Articles or Sections, in each case, without the Requisite Approval;~~

(b) ~~Subject to Article XI of the Bylaws, to~~To determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including, without limitation, the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as the manner of taking Board action; and

(c) To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Amended and Restated Certificate of Incorporation, and the Bylaws of the Corporation.

2024 PROXY STATEMENT B-3

ANNEX B

(2) Number of Directors. The number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall not be less than three nor more than twenty~~; provided that during the Designated Period, unless the Board of Directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the number of directors constituting the entire Board of Directors shall be fixed at thirteen (13) directors~~. Directors shall be elected to hold office until the next annual meeting of stockholders of the Corporation or until their successors are duly elected and shall qualify, unless sooner displaced. As used in this Amended and Restated Certificate of Incorporation, the term “entire Board of Directors” means the total number of Directors fixed in the manner provided in this Article V, Section (2) and in the Bylaws.

~~(3) Definitions.~~

~~“Closing Date” shall have the meaning set forth in the Merger Agreement.~~

~~“Governance Agreement” means that certain Governance Agreement, dated as of August 13, 2019, among CBS Corporation, Viacom Inc., National Amusements, Inc., NAI Entertainment Holdings LLC and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time.~~

~~“Initial CBS Director” means each of the initial members of the Board of Directors designated pursuant to Section 1.06(a)(i) of the Merger Agreement and, in the event any such director ceases to serve as a member of the Board of Directors, the replacement, if any, thereof who is recommended and approved in accordance with Section 2(c) of Article XI of the Bylaws and, in connection with such appointment, a majority of the Initial CBS Directors then in office vote in favor of such person becoming an Initial CBS Director (or if there are no such Initial CBS Directors then in office other than as a result of removal in breach of this Amended and Restated Certificate of Incorporation, the Bylaws or the Governance Agreement, then by 75% of the Unaffiliated Independent Directors).~~

~~“Initial Viacom Director” means each of the initial members of the Board of Directors designated pursuant to Section 1.06(a)(ii) of the Merger Agreement and, in the event any such director ceases to serve as a member of the Board of Directors, the replacement, if any, thereof who is recommended and approved in accordance with Section 2(c) of Article XI of the Bylaws and, in connection with such appointment, a majority of the Initial Viacom Directors then in office vote in favor of such person becoming an Initial Viacom Director (or if there are no such Initial Viacom Directors then in office other than as a result of removal in breach of this Amended and Restated Certificate of Incorporation, the Bylaws or the Governance Agreement, then by 75% of the Unaffiliated Independent Directors).~~

~~“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 13, 2019, between CBS Corporation and Viacom Inc., as amended, restated, supplemented or otherwise modified from time to time.~~

~~“NAI Entities” means, collectively, National Amusements, Inc. (and any successor-in-interest thereto) and NAI Entertainment Holdings LLC (and any successor-in-interest thereto).~~

~~“NAI Group” means, collectively, (a) Sumner M. Redstone, (b) Shari E. Redstone, (c) the NAI Entities, (d) the Sumner M. Redstone National Amusements Trust u/d/t dated June 28, 2002, as amended (the “Trust”), (e) Tyler Korff, (f) David R. Andelman, (g) Jill Krutick, (h) Thaddeus Jankowski, (i) Phyllis Redstone, (j) Norman Jacobs, (k) Leonard Lewin and (f) any other trustee of the Trust.~~

~~“Requisite Approval” means approval by the Board of Directors, which approval includes approval by at least (A) a majority of the Unaffiliated Independent Directors then in office, (B) two of the Initial CBS Directors then in office and (C) two of the Initial Viacom Directors then in office.~~

~~“Unaffiliated Independent Director” means any member of the Board of Directors (A) who is not affiliated or associated (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) with any member of the NAI Group and (B) who is “independent” under applicable stock exchange and U.S. Securities and Exchange Commission rules; provided, however, that for the avoidance of doubt, (x) Robert N. Klieger shall not constitute an Unaffiliated Independent Director for purposes of this Amended and Restated Certificate of Incorporation and (y) any director who filled a vacancy pursuant to the proviso of Section 2(c) of Article XI of the Bylaws shall not constitute an Unaffiliated Independent Director for purposes of this Amended and Restated Certificate of Incorporation.~~

B-4 PARAMOUNT GLOBAL

ANNEX B

ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(1) Right to Indemnification. The Corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that ~~he~~such person is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), actually and reasonably incurred by ~~him~~such person in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in Section (7) of this Article VI with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

(2) Successful Defense. To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (1) of this Article VI, or in defense of any claim, issue or matter therein, ~~he~~such indemnitee shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by ~~him~~the indemnitee in connection therewith.

(3) Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by a present or former Director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that, to the extent required by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a present Director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an “undertaking”) by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such Director or officer is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article VI; provided, further, that a former Director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking to the extent an undertaking would be required of a present Director or officer of the Corporation pursuant to this Section (3).

(4) Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in ~~his~~such person’s official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any Director or officer of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

(5) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against ~~him~~such person and incurred by ~~him~~such person in any such capacity, or arising out of ~~his~~such person’s status as such, whether or not the Corporation would have the power to indemnify ~~him~~such person against such liability under the provisions of this Article VI.

2024 PROXY STATEMENT B-5

ANNEX B

(6) Certain Definitions. For the purposes of this Article VI, (a) any Director, officer or employee of the Corporation who shall serve or has served as a director or officer of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former director or officer of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director or officer at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve or has served as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director or officer at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VI, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as ~~he~~such person would if ~~he~~such person had served the resulting or surviving corporation in the same capacity. For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a Director or officer of the Corporation which imposes duties on, or involves services by, such Director or officer with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner ~~he~~such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

(7) Proceedings to Enforce Rights to Indemnification. (a) If a claim under Section (1) of this Article VI is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section (3) of this Article VI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section (1) of this Article VI shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections (1), (2) and (3) of this Article VI shall include reasonable documentation of the expenses incurred by the indemnitee.

(b) If successful in whole or in part in any suit brought pursuant to Section (7)(a) of this Article VI, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c) In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

B-6 PARAMOUNT GLOBAL

ANNEX B

(8) Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article VI by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director or officer of the Corporation, or any person serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

ARTICLE VII

DIRECTOR AND OFFICER LIABILITY TO THE CORPORATION

(1) Limitation on Director and Officer Liability. A Director’s or an officer’s personal liability to the Corporation and its stockholders for breach of fiduciary duty ~~to the Corporation or its stockholders~~as a Director or officer, as applicable, shall be limited to the fullest extent permitted by Delaware law. In particular, no Director or officer of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Director or officer derived an improper personal benefit, (d) in the case of a Director, under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (~~d~~e) ~~for any transaction from which the Director derived an improper personal benefit~~in the case of an officer, in any action by or in the right of the Corporation. For purposes of this Article VII, “officer” shall have the meaning ascribed to it in Section 102(b)(7) of the General Corporation Law of the State of Delaware.

(2) Repeal or Modification. Any repeal or modification of the foregoing Section (1) by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director or an officer of the Corporation existing at the time of such repeal or modification.

(3) Amendment. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then a Director or officer of the Corporation shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

(1) Reservation of Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Amended and Restated Certificate of Incorporation and all rights and powers conferred in this Amended and Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

(2) Construction. Each reference in this Amended and Restated Certificate of Incorporation to “the Amended and Restated Certificate of Incorporation,” “hereunder,” “hereof,” or words of like import and each reference to the Amended and Restated Certificate of Incorporation set forth in any amendment to the Amended and Restated Certificate of Incorporation shall mean and be a reference to the Amended and Restated Certificate of Incorporation, as supplemented and amended through such amendment to the Amended and Restated Certificate of Incorporation.

2024 PROXY STATEMENT B-7

ANNEX B

ARTICLE IX

VOTING RIGHTS

In addition to any other approval required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of a majority of the then outstanding shares of Class A Common Stock, voted separately as a class, shall be necessary to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation pursuant to which shares of Common Stock are converted into or exchanged for any securities or any other consideration.

The Corporation shall not, and shall not have the legal power to, do any of the following without the prior written consent of the holders of a majority of the Class A Common Stock (“Common A Holders”), which consent may be granted or withheld by Common A Holders in their sole discretion:

(1) to enter into any agreement regarding, or consummate, any Paramount Transaction (as defined below),

(2) vote or provide the consent of any shares of capital stock, other equity interests, or other securities of any Paramount Entity (as defined below) owned or held, directly or indirectly, by the Corporation or any direct or indirect subsidiary thereof, with respect to, or in connection with, a Paramount Transaction, or

(3) whether by merger, consolidation, reorganization or otherwise, amend this Amended and Restated Certificate of Incorporation in a manner that will or may eliminate or change in any way any of the approval rights of the Class A Common Stock with respect to any of the matters described in this Article IX, subsection (1) through (3).

“Paramount Transaction” means any of the following actions or events: to authorize, enter into, commit to or otherwise legally bind the Corporation and its subsidiaries taken as a whole (the “Company”) to any transaction not in the ordinary course of business consistent with past practice (by joint venture, consortium, affiliation, agreement, guarantee, understanding or otherwise), for:

(i) Any sale, issuance, transfer, redemption, lien, encumbrance, or other disposition (including, without limitation, by way of recapitalization, reclassification, dividend, distribution, merger, consolidation or otherwise) of (A) any shares ~~or~~of capital stock or ownership interest of Paramount Pictures Corporation (“Paramount”) or of any direct or indirect subsidiary of the Corporation involved with or supporting, in either case, in a material respect, the Corporation’s filmed entertainment business or any other business of Paramount (Paramount and each such subsidiary, a “Paramount Entity”), or (B) any options, warrants, convertible securities or other rights to purchase or acquire or encumber any shares of such capital stock or ownership interest of any Paramount Entity, in any case to a party that is not the Company; or

(ii) Any sale, transfer, license, lien, encumbrance or other disposition of any material asset of (A) any Paramount Entity or (B) the Paramount Entities taken as a whole, in each case, to a party that is not the Company.

ARTICLE X

STOCK OWNERSHIP

AND THE FEDERAL COMMUNICATIONS LAWS

(1) Restrictions on Stock Ownership or Transfer. As contemplated by this Article X, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws or (c) subjects or could subject the Corporation to any regulation under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”). For purposes of this Article X, the term “Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, daily newspaper, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

B-8 PARAMOUNT GLOBAL

ANNEX B

(2) Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person may result in an FCC Regulatory Limitation, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

(3) Denial of Rights, Refusal to Transfer. If (a) any person from whom information is requested pursuant to Section (2) of this Article X should not provide all the information requested by the Corporation, or (b) the Corporation shall conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) refuse to permit the transfer of shares of capital stock of the Corporation to such proposed stockholder, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) require the conversion of any or all shares of Class A Common Stock held by such stockholder into an equal number of shares of Class B Common Stock, (iv) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section (3), and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation. Any such refusal of transfer or suspension of rights pursuant to clauses (i) and (ii), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (iv) of this Section (3) shall be as follows:

(i) the redemption price of any shares to be redeemed pursuant to this Section (3) shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(ii) the redemption price of such shares may be paid in cash, Redemption Securities (as hereinafter defined) or any combination thereof;

(iii) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(iv) at least 15 days’ written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(vi) such other terms and conditions as the Board of Directors shall determine.

For purposes of this Section (3):

(A) “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the Nasdaq Global Select Market or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to this Section (3); provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased ~~his~~ stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid ~~by him~~.

(B) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section (3).

2024 PROXY STATEMENT B-9

ANNEX B

(C) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to this Section (3), at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section (3) (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(4) Legends. The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article X and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

(5) Certain Definitions. For purposes of this Article, the word “person” shall include not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures and other legal entities, and the word “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

ARTICLE XI

COMPROMISE AND REORGANIZATION

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

B-10 PARAMOUNT GLOBAL

1515 BROADWAY NEW YORK, NY 10036 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on June 3, 2024 (May 30, 2024 for 401(k) Plan participants). Have this proxy card in hand when you access the website and follow the instructions. During The Meeting - Go to www.virtualshareholdermeeting.com/PARA2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on June 3, 2024 (May 30, 2024 for 401(k) Plan participants). Have this proxy card in hand when you call and then follow the recorded instructions. Your Internet or telephone vote authorizes the proxy holders to vote the shares represented by this proxy in the same manner as if you returned the proxy card. If you have submitted your proxy by the Internet or telephone, there is no need for you to return this proxy card. VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Paramount Global, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on June 4, 2024. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V45132-P08305 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PARAMOUNT GLOBAL THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED DIRECTOR NOMINEES. 1. The election of seven directors: Nominees: For Against Abstain 1a. Robert M. Bakish ! ! ! 1b. Barbara M. Byrne ! ! ! 1c. Linda M. Griego ! ! ! 1d. Judith A. McHale ! ! ! 1e. Charles E. Phillips, Jr. ! ! ! 1f. Shari E. Redstone ! ! ! 1g. Susan Schuman ! ! ! THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain MATTER 2. 2. Ratification of the appointment ofPricewaterhouseCoopers LLP ! ! ! to serve as the Company’s independent registered public accounting firm for fiscal year 2024. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain MATTER 3. 3. The amendment and restatement of the Company’s ! ! ! 2009 Long-Term Incentive Plan, primarily to increase the number of shares of our Class B Common Stock authorized for issuance under the plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” For Against Abstain MATTER 4. 4. The amendment and restatement of the Company’s ! ! ! Certificate of Incorporation, primarily to provide for officer exculpation under Delaware law. THE BOARD OF DIRECTORS RECOMMENDS A VOTE For Against Abstain “AGAINST” MATTER 5. 5. A stockholder proposal, if properly presented at the ! ! ! meeting, requesting that our Board of Directors take steps to adopt a policy to require stockholder approval of certain “golden parachute” compensation packages. THE BOARD OF DIRECTORS RECOMMENDS A VOTE For Against Abstain “AGAINST” MATTER 6. 6. A stockholder proposal, if properly presented at the ! ! ! meeting, requesting that the Company prepare and disclose a “transparency report” regarding its use of artificial intelligence. Please sign exactly as your name or names appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice of Annual Meeting and Proxy Statement, Form 10-K and Letter to Stockholders are available at www.proxyvote.com. V45133-P08305 1515 Broadway New York, NY 10036 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2024 The undersigned stockholder(s) hereby appoint(s) each of ROBERT M. BAKISH and CHRISTA A. D’ALIMONTE, as proxy holders, each with the power to appoint his or her substitute, and authorize(s) each of them individually to represent and to vote all of the shares of Class A Common Stock of Paramount Global that the stockholder(s) is/are entitled to vote at the 2024 Annual Meeting of Stockholders to be held at 9:00 A.M., Eastern Daylight Time, on Tuesday, June 4, 2024, by live webcast at www.virtualshareholdermeeting.com/PARA2024, and at any adjournments or postponements thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PARAMOUNT GLOBAL. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). The close of business on April 12, 2024 has been fixed as the record date for determining the holders of shares of Paramount Global Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours by calling Investor Relations at 1-877-227-0787. with the You Board are encouraged of Directors’ to specify recommendations your choices . The by marking Board of the Directors appropriate recommends boxes, but a vote you need FOR matters not mark (1), any (2), boxes (3) and if you (4) wish and to AGAINST vote in matters accordance (5) (5) and and (6). (6) Therefore, . The proxy unless holders otherwise shall vote specified, as directed the votes herein represented and in their by discretion this proxy on will all be other cast matters FOR matters as may (1), properly (2), (3) and come (4) before and AGAINST the meeting, matters or any adjournment or postponement thereof. Attention participants in the 401(k) Plan: If shares of Paramount Global Class A Common Stock are held through the 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Daylight Time, on Thursday, May 30, 2024, so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of Paramount Global Class A Common Stock held in the 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.